Exhibit 10.1
CENDANT RENTAL CAR FUNDING (AESOP) LLC,

as Issuer

CENDANT CAR RENTAL GROUP, INC.,

as Administrator

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

CERTAIN CP CONDUIT PURCHASERS,

CERTAIN FUNDING AGENTS,

CERTAIN APA BANKS

and

THE BANK OF NEW YORK,

as Trustee and Series 2005-3 Agent

_____________________

SERIES 2005-3 SUPPLEMENT

dated as of April 29, 2005

to

SECOND AMENDED AND RESTATED BASE INDENTURE

dated as of June 3, 2004

_____________________

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

SERIES 2005-3 SUPPLEMENT, dated as of April 29, 2005 (this “Supplement”), among CENDANT RENTAL CAR FUNDING (AESOP) LLC, a special purpose limited liability company estab-lished under the laws of Delaware (“CRCF”), CENDANT CAR RENTAL GROUP, INC., a Delaware corporation (“CCRG”), as administrator (the “Administrator”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), in its capacity as administrative agent for the CP Conduit Purchasers, the APA Banks and the Funding Agents (in such capacity, the “Administrative Agent”), the several commercial paper conduits listed on Schedule I and their respective permitted successors and assigns (the “CP Conduit Purchasers” and each, individually, a “CP Conduit Purchaser”), the several banks set forth opposite the name of each CP Conduit Purchaser on Schedule I and the other banks party hereto pursu-ant to Section 11.1 (each an “APA Bank” with respect to such CP Conduit Purchaser), the agent bank set forth opposite the name of each CP Conduit Purchaser on Schedule I and its per-mitted successors and assigns (the “Funding Agent” with respect to such CP Conduit Purchaser), THE BANK OF NEW YORK, a New York banking corporation, as trustee (together with its succes-sors in trust thereunder as pro-vided in the Base Indenture referred to below, the “Trustee”), and THE BANK OF NEW YORK, a New York banking corporation, as agent for the benefit of the Series 2005-3 Noteholders (the “Series 2005-3 Agent”), to the Second Amended and Restated Base Indenture, dated as of June 3, 2004, between CRCF and the Trustee (as amended, modi-fied or supplemented from time to time, exclusive of Supplements creating a new Series of Notes, the “Base Indenture”).

PRELIMINARY STATEMENT

WHEREAS, Sections 2.2 and 12.1 of the Base Indenture provide, among other things, that CRCF and the Trustee may at any time and from time to time enter into a supple-ment to the Base Indenture for the purpose of authorizing the issuance of one or more Series of Notes;

NOW, THEREFORE, the parties hereto agree as follows:

DESIGNATION

There is hereby created a Series of Notes to be issued pursuant to the Base Inden-ture and this Supplement and such Series of Notes shall be designated generally as Variable Funding Rental Car Asset Backed Notes, Series 2005-3.

The proceeds from the sale of the Series 2005-3 Notes shall be deposited in the Collection Account and shall be paid to CRCF and used to make Loans under the Loan Agreements to the extent that the Borrowers have requested Loans thereunder and Eligible Vehicles are available for acquisition or refinancing thereunder on the date hereof. Any such portion of proceeds not so used to make Loans shall be deemed to be Principal Collections.

The Series 2005-3 Notes are a non-Segregated Series of Notes (as more fully described in the Base Indenture). Accordingly, all references in this Supplement to “all” Series of Notes (and all references in this Supplement to terms defined in the Base Indenture that contain references to “all” Series of Notes) shall refer to all Series of Notes other than Segregated Series of Notes.

ARTICLE I
DEFINITIONS

(a)  All capitalized terms not otherwise de-fined herein are defined in the Definitions List attached to the Base Indenture as Schedule I thereto. All Article, Section, Subsec-tion, Exhibit or Schedule references herein shall refer to Articles, Sections, Subsections, Exhibits or Schedules of this Supplement, except as otherwise provided herein. Unless other-wise stated herein, as the context other-wise requires or if such term is otherwise defined in the Base Indenture, each capitalized term used or defined herein shall relate only to the Series 2005-3 Notes and not to any other Series of Notes issued by CRCF.

(b)  The following words and phrases shall have the following meanings with respect to the Series 2005-3 Notes and the definitions of such terms are applicable to the singular as well as the plural form of such terms and to the masculine as well as the feminine and neuter genders of such terms:

“Acquiring APA Bank” is defined in Section 11.1(c).

“Acquiring Purchaser Group” is defined in Section 11.1(e).

“Additional CP Conduit Purchaser” is defined in Section 2.6(e).

“Additional Funding Agent” is defined in Section 2.6(e).

“Adjusted LIBO Rate” means, with respect to each day during each Eurodollar Period, pertaining to a portion of the Purchaser Group Invested Amount with respect to any Purchaser Group allocated to a Eurodollar Tranche, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the LIBO Rate for such Eurodollar Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” is defined in the recitals hereto.

“Administrator” is defined in the recitals hereto.

“Affected Party” means any CP Conduit Purchaser and any Program Support Provider with respect to such CP Conduit Purchaser.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“APA Bank” is defined in the recitals hereto.

“APA Bank Funded Amount” means, with respect to any Purchaser Group for any day, the excess, if any, of the Purchaser Group Invested Amount with respect to such Purchaser Group over the CP Conduit Funded Amount for such day.

“APA Bank Percentage” means, with respect to any APA Bank, the percentage set forth opposite the name of such APA Bank on Schedule I.

“Applicable Margin” is defined in the Fee Letter.

“Article VII Costs” means any amounts due pursuant to Article VII.

“Asset Purchase Agreement” means, with respect to any CP Conduit Purchaser, the asset purchase agreement, liquidity agreement or other agreement among such CP Conduit Purchaser, the Funding Agent with respect to such CP Conduit Purchaser and the APA Bank with respect to such CP Conduit Purchaser, as amended, modified or supplemented from time to time.

“Available APA Bank Funding Amount” means, with respect to any Purchaser Group for any Business Day, the sum of (i) the portion of such Purchaser Group’s Commitment Percentage of the Series 2005-3 Initial Invested Amount not to be funded by such Purchaser Group by issuing Commercial Paper if such Business Day is the Series 2005-3 Closing Date, (ii) the portion of the APA Bank Funded Amount with respect to such Purchaser Group not allocated to a Eurodollar Tranche on such Business Day, (iii) the portion of the APA Bank Funded Amount with respect to such Purchaser Group allocated to any Eurodollar Tranche, the Eurodollar Period in respect of which expires on such Business Day and (iv) the por-tion of such Purchaser Group’s Purchaser Group Increase Amount for such Business Day not to be funded by such Purchaser Group by issuing Commercial Paper.

“Available CP Funding Amount” means, with respect to any Purchaser Group for any Business Day, the sum of (i) the portion of such Purchaser Group’s Commitment Percentage of the Series 2005-3 Initial Invested Amount to be funded by such Purchaser Group by issuing Commercial Paper if such Business Day is the Series 2005-3 Closing Date, (ii) the portion of the CP Conduit Funded Amount with respect to such Purchaser Group allocated to any CP Tranche, the CP Rate Period in respect of which expires on such Business Day and (iii) the portion of such Purchaser Group’s Purchaser Group Increase Amount for such Business Day to be funded by such Purchaser Group by issuing Commercial Paper.

“Bank Accounts” is defined in Section 11.16(f).

“Benefitted Purchaser Group” is defined in Section 11.3(a).

“Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in New York, New York, Chicago, Illinois or the city in which the corporate trust office of the Trustee is located are authorized or obligated by law or executive order to close.

“CCRG” is defined in the recitals hereto.

“Cendant” means Cendant Corporation, a Delaware corporation.

“Certificate of Lease Deficit Demand” means a certificate in the form of Annex A to any Series 2005-3 Letter of Credit.

“Certificate of Termination Date Demand” means a certificate in the form of Annex D to any Series 2005-3 Letter of Credit.

“Certificate of Termination Demand” means a certificate in the form of Annex C to any Series 2005-3 Letter of Credit.

“Certificate of Unpaid Demand Note Demand” means a certificate in the form of Annex B to any Series 2005-3 Letter of Credit.

“Change in Control” means (a) Cendant shall at any time cease to own or control, directly or indirectly, greater than 50% of the Voting Stock of CCRG, ARAC or BRAC or (b) either CRCF or AESOP Leasing is no longer indirectly wholly-owned by CCRG.

“Change in Law” means (a) any law, rule or regulation or any change therein or in the interpretation or application thereof (whether or not having the force of law), in each case, adopted, issued or occurring after the Series 2005-3 Closing Date or (b) any request, guideline or directive (whether or not having the force of law) from any government or political subdivision or agency, authority, bureau, central bank, commission, department or instrumentality thereof, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case, whether foreign or domestic (each an “Official Body”) charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Official Body (whether or not having the force of law) made, issued or occurring after the Series 2005-3 Closing Date.

“Claim” is defined in Section 2.8.

“Commercial Paper” means, with respect to any CP Conduit Purchaser, the promis-sory notes issued by, or for the benefit of, such CP Conduit Purchaser in the commercial paper market.

“Commitment” means, with respect to the APA Banks included in any Purchaser Group, the obligation of such APA Banks to purchase a Series 2005-3 Note on the Series 2005-3 Closing Date and, thereafter, to maintain and, subject to certain conditions, increase the Purchaser Group Invested Amount with respect to such Purchaser Group, in each case, in an amount up to the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group.

“Commitment Amount” means, on any date of determination during a period set forth on Schedule I with respect to the APA Banks included in any Purchaser Group, an amount equal to 102% of the amount set forth opposite the name of the CP Conduit Purchaser included in such Purchaser Group on Schedule I for such period, as such amount may be increased or reduced from time to time as provided in Section 2.6.

“Commitment Fee” is defined in Section 2.7(e).

“Commitment Fee Rate” is defined in the Fee Letter.

“Commitment Percentage” means, on any date of determination, with respect to any Purchaser Group, the ratio, expressed as a percentage, which such Purchaser Group’s Maximum Purchaser Group Invested Amount bears to the Series 2005-3 Maximum Invested Amount on such date.

“Company indemnified person” is defined in Section 2.8.

“Conduit Assignee” means, with respect to any CP Conduit Purchaser, any commer-cial paper conduit administered by the Funding Agent with respect to such CP Conduit Purchaser and designated by such Funding Agent to accept an assignment from such CP Conduit Purchaser of the Purchaser Group Invested Amount or a portion thereof with respect to such CP Conduit Purchaser pursuant to Section 11.1(b).

“Consent” is defined in Article V.

“Consent Period Expiration Date” is defined in Article V.

“CP Conduit Funded Amount” means, with respect to any Purchaser Group for any day, the portion of the Purchaser Group Invested Amount with respect to such Purchaser Group funded by such Purchaser Group through the issuance of Commercial Paper outstanding on such day.

“CP Conduit Purchaser” is defined in the recitals hereto.

“CP Rate Period” means, with respect to any CP Tranche, a period of days not to exceed 270 days commencing on a Business Day selected in accordance with Section 2.7(b); provided that (x) if a CP Rate Period would end on a day that is not a Business Day, such CP Rate Period shall end on the next succeeding Business Day and (y) during the Series 2005-3 Controlled Amortization Period and the Series 2005-3 Rapid Amortization Period, each CP Rate Period shall end on or prior to the next succeeding Distribution Date.

“CP Tranche” means, with respect to a Match Funding CP Conduit Purchaser, a portion of the CP Conduit Funded Amount with respect to such Match Funding CP Conduit Purchaser for which the Monthly Funding Costs with respect to such Match Funding CP Conduit Purchaser is calculated by reference to a particular Discount and a particular CP Rate Period.

“CRCF” is defined in the recitals hereto.

“DBNY” is defined in the recitals hereto.

“Decrease” is defined in Section 2.5(a).

“Demand Note Issuer” means each issuer of a Series 2005-3 Demand Note.

“Demand Note Preference Payment Amount” means, as of any day, (i) the aggregate amount of all proceeds of demands made on the Series 2005-3 Demand Notes pursuant to Section 3.5(c)(iii) or 3.5(d)(ii) that were deposited into the Series 2005-3 Distribution Account and paid to the Series 2005-3 Noteholders during the one-year period ending on such day; provided, however, that if an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the definition thereof, without the lapse of a period of 60 consecutive days) with respect to a Demand Note Issuer shall have occurred during such one-year period, the Demand Note Preference Payment Amount as of such day shall equal the Demand Note Preference Payment Amount as if it were calculated as of the date of such occurrence minus (ii) the aggregate amount withdrawn from the Series 2005-3 Reserve Account or the Series 2005-3 Cash Collateral Account and paid to a Funding Agent pursuant to Section 3.7(e) on account of a Preference Amount.

“Designated Amounts” is defined in Article V.

“Disbursement” means any Lease Deficit Disbursement, any Unpaid Demand Note Disbursement, any Termination Date Disbursement or any Termination Disbursement under a Series 2005-3 Letter of Credit, or any combination thereof, as the context may require.

“Discount” means, (a) with respect to any Match Funding CP Conduit Purchaser, the interest or discount component of the Commercial Paper issued by such Match Funding CP Conduit Purchaser to fund or maintain the CP Conduit Funded Amount with respect to such Match Funding CP Conduit Purchaser, including an amount equal to the portion of the face amount of the outstanding Commercial Paper issued to fund or maintain the CP Conduit Funded Amount with respect to such CP Conduit Purchaser that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest or discount component of maturing Commercial Paper issued to fund or maintain such CP Conduit Funded Amount, to the extent that such CP Conduit Purchaser has not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper, and including the portion of such interest or discount component constituting dealer or placement agent commissions and (b) with respect to any Pooled Funding CP Conduit Purchaser, the amount of interest or discount to accrue on or in respect of the Commercial Paper issued by such Pooled Funding CP Conduit Purchaser allocated, in whole or in part, by the Funding Agent with respect to such Pooled Funding CP Conduit Purchaser, to fund the purchase or maintenance of the CP Conduit Funded Amount with respect to such Pooled Funding CP Conduit Purchaser (including, without limitation, any interest attributable to the commissions of placement agents and dealers in respect of such Commercial Paper and any costs associated with funding small or odd-lot amounts, to the extent that such commissions or costs are allocated, in whole or in part, to such Commercial Paper by such Funding Agent).

“Effective Date” is defined in Section 6.1.

“Eligible Assignee” means a financial institution having short-term debt ratings of at least “A-1” from Standard & Poor’s and “P-1” from Moody’s.

“Eurodollar Period” means, with respect to any Eurodollar Tranche and any Purchaser Group:

(a) initially, the period commencing on the Series 2005-3 Closing Date, the Increase Date or a conversion date, as the case may be, with respect to such Eurodollar Tranche and ending one month thereafter (or such other period which is acceptable to the Funding Agent with respect to such Purchaser Group and which in no event will be less than 7 days); and

(b) thereafter, each period commencing on the last day of the immediately preceding Eurodollar Period applicable to such Eurodollar Tranche and ending one month thereafter (or such other period which is acceptable to the Funding Agent with respect to such Purchaser Group and which in no event will be less than 7 days);

provided that all Eurodollar Periods must end on the next Distribution Date and all of the foregoing provisions relating to Eurodollar Periods are subject to the following:

(i) if any Eurodollar Period would otherwise end on a day that is not a Business Day, such Eurodollar Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Eurodollar Period into another calendar month, in which event such Eurodollar Period shall end on the immediately preceding Business Day; and

(ii) any Eurodollar Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Period) shall end on the last Business Day of the calendar month at the end of such Eurodollar Period.

“Eurodollar Tranche” means, with respect to any Purchaser Group, a portion of the APA Bank Funded Amount with respect to such Purchaser Group allocated to a particular Eurodollar Period and an Adjusted LIBO Rate determined by reference thereto.

“Excess Collections” is defined in Section 3.3(e)(i).

“Excluded Taxes” means, with respect to the Administrative Agent, any CP Conduit Purchaser, any APA Bank, any Funding Agent, any Program Support Provider or any other recipient of any payment to be made by or on account of any obligation of CRCF here-under, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or by any other Governmental Authority, in each case, as a result of a present or former connection between the United States of America or the jurisdiction of such Governmental Authority imposing such tax, as the case may be, and the Administrative Agent, such CP Conduit Purchaser, such APA Bank, such Funding Agent, such Program Support Provider or any other such recipient (except a connection arising solely from the Administra-tive Agent’s, such CP Conduit Purchaser’s, such APA Bank’s, such Program Support Provider’s or such recipient’s having executed, delivered or performed its obligations here-under, receiving a payment hereunder or enforcing the Series 2005-3 Notes) and (b) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which CRCF is located (except any such branch profits or similar tax imposed as a result of a connection with the United States of America or other jurisdiction as a result of a connection arising solely from the Administrative Agent’s, such CP Conduit Purchaser’s, such APA Bank’s, such Program Support Provider’s or such recipient’s having executed, delivered or performed its obligations hereunder, receiving a payment hereunder or enforcing the Series 2005-3 Notes).

“Expiry Date” means, with respect to any Purchaser Group, the earlier of (a) the Scheduled Expiry Date with respect to such Purchaser Group and (b) the date on which an Amortization Event with respect to the Series 2005-3 Notes shall have been declared or automatically occurred.

“Extending Purchaser Group” means a Purchaser Group other than a Non-Extending Purchaser Group.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter, dated the date hereof, from CRCF addressed to the Administrative Agent and each of the CP Conduit Purchasers, the Funding Agents and the APA Banks setting forth certain fees payable from time to time to each of the Purchaser Groups, as such letter may be amended or replaced from time to time.

“Floating Tranche” means, with respect to any Purchaser Group, the portion of the APA Bank Funded Amount with respect to such Purchaser Group not allocated to a Eurodollar Tranche.

“Funding Agent” is defined in the recitals hereto.

“Increase” is defined in Section 2.3(a).

“Increase Amount” is defined in Section 2.3(a).

“Increase Date” is defined in Section 2.3(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Rate Cap Counterparty” means CRCF’s counterparty under a Series 2005-3 Interest Rate Cap.

“Lease Deficit Disbursement” means an amount drawn under a Series 2005-3 Letter of Credit pursuant to a Certificate of Lease Deficit Demand.

“LIBO Rate” means, with respect to each day during each Eurodollar Period pertain-ing to a Eurodollar Tranche, the rate appearing on Telerate Page 3750 of the Dow Jones Telerate Service (or on any successor or substitute page of such service, providing rate quotations compar-able to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on the second London Banking Day prior to the commencement of such Eurodollar Period, as the rate for dollar deposits with a maturity comparable to the Eurodollar Period applicable to such Eurodollar Tranche.

“LOC Pro Rata Share” means, with respect to any Series 2005-3 Letter of Credit Provider as of any date, the fraction (expressed as a percentage) obtained by dividing (A) the available amount under such Series 2005-3 Letter of Credit Provider’s Series 2005-3 Letter of Credit as of such date by (B) an amount equal to the aggregate available amount under all Series 2005-3 Letters of Credit as of such date; provided that only for purposes of calculating the LOC Pro Rata Share with respect to any Series 2005-3 Letter of Credit Provider as of any date, if such Series 2005-3 Letter of Credit Provider has not complied with its obligation to pay the Trustee the amount of any draw under its Series 2005-3 Letter of Credit made prior to such date, the avail-able amount under such Series 2005-3 Letter of Credit Provider’s Series 2005-3 Letter of Credit as of such date shall be treated as reduced (for calculation purposes only) by the amount of such unpaid demand and shall not be reinstated for purposes of such calculation unless and until the date as of which such Series 2005-3 Letter of Credit Provider has paid such amount to the Trustee and been reimbursed by the Lessee or the applicable Demand Note Issuer, as the case may be, for such amount (provided that the foregoing calculation shall not in any manner reduce the undersigned’s actual liability in respect of any failure to pay any demand under its Series 2005-3 Letter of Credit).

“London Banking Day” means any business day on which dealings in deposits in United States dollars are transacted in the London interbank market.

“Match Funding CP Conduit Purchaser” means each CP Conduit Purchaser that, after the Series 2005-3 Closing Date, notifies CRCF and the Administrative Agent in accordance with Section 2.7(d) in writing that it is funding its CP Conduit Funded Amount with Commercial Paper issued by it, or for its benefit, in specified CP Tranches selected in accordance with Sections 2.7(b) and (c) and that, in each case, has not subsequently notified CRCF and the Administrative Agent in writing that CRCF will no longer be permit-ted to select CP Tranches in accordance with Sections 2.7(b) and (c) in respect of the CP Conduit Funded Amount with respect to such CP Conduit Purchaser.

“Maximum Purchaser Group Invested Amount” means, with respect to any Purchaser Group, (a) during the period commencing on the Series 2005-3 Closing Date to but excluding September 1, 2005, the amount for such period set forth on Schedule I opposite the name of the CP Conduit Purchaser included in such Purchaser Group, (b) during the period commencing on September 1, 2005 to but excluding October 1, 2005, the amount for such period set forth on Schedule I opposite the name of the CP Conduit Purchaser included in such Purchaser Group, and (c) during the period commencing on October 1, 2005 to but excluding December 20, 2005, the amount for such period set forth on Schedule I opposite to the name of the CP Conduit Purchaser included in such Purchaser Group, in each case, as such amount may be increased or reduced from time to time as provided in Section 2.6. The Maximum Purchaser Group Invested Amount with respect to each Non-Extending Purchaser Group shall be reduced to zero on the Scheduled Expiry Date with respect to such Purchaser Group.

“Monthly Funding Costs” means, with respect to each Series 2005-3 Interest Period and any Purchaser Group, the sum of:

(a) for each day during such Series 2005-3 Interest Period, (i) with respect to a Match Funding CP Conduit Purchaser, the aggregate amount of Discount accruing on all outstanding Commercial Paper issued by, or for the benefit of, such Match Funding CP Conduit Purchaser to fund the CP Conduit Funded Amount with respect to such Match Funding CP Conduit Purchaser on such day or (ii) with respect to a Pooled Funding CP Conduit Purchaser, the aggregate amount of Discount accruing on or other-wise in respect of the Commercial Paper issued by, or for the benefit of, such Pooled Funding CP Conduit Purchaser allocated, in whole or in part, by the Funding Agent with respect to such Pooled Funding CP Conduit Purchaser, to fund the purchase or maintenance of the CP Conduit Funded Amount with respect to such Pooled Funding CP Conduit Purchaser; and

(b) for each day during such Series 2005-3 Interest Period, the sum of:

(i) an amount equal to (A) the portion of the APA Bank Funded Amount with respect to such Purchaser Group allocated to the Floating Tranche with respect to such Purchaser Group on such day times (B) the Alternate Base Rate plus the Applicable Margin, divided by (C) 365 (or 366, as the case may be) and

(ii) an amount equal to (A) the portion of the APA Bank Funded Amount with respect to such Purchaser Group allocated to Eurodollar Tranches with respect to such Purchaser Group on such day times (B) the weighted average Adjusted LIBO Rate with respect to such Eurodollar Tranches plus the Applicable Margin on such day in effect with respect thereto divided by (C) 360; and

(c) for each day during such Series 2005-3 Interest Period, an amount equal to (A) the CP Conduit Funded Amount with respect to such Purchaser Group on such day times (B) the Program Fee Rate per annum divided by (C) 360.

“Monthly Total Principal Allocation” means for any Related Month the sum of all Series 2005-3 Principal Allocations with respect to such Related Month.

“Non-Extending Purchaser Group” means any Purchaser Group who shall not have agreed to an extension of its Scheduled Expiry Date pursuant to Section 2.6(b).

“Optional Termination Date” is defined in Section 2.5(b).

“Optional Termination Notice” is defined in Section 2.5(b).

“Other Taxes” means any and all current or future stamp or documentary taxes or other excise or property taxes, charges or similar levies arising from any payment made under this Supplement, the Base Indenture, or any Related Documents or from the execution, delivery or enforcement of, or otherwise with respect to, this Supplement, the Base Indenture or any Related Document.

“Outstanding” means, with respect to the Series 2005-3 Notes, the Series 2005-3 Invested Amount shall not have been reduced to zero and all accrued interest and other amounts owing on the Series 2005-3 Notes and to the Administrative Agent, the Funding Agents, the CP Conduit Purchasers and the APA Banks hereunder shall not have been paid in full.

“Participants” is defined in Section 11.1(d).

“Past Due Rent Payment” is defined in Section 3.2(g).

“Pooled Funding CP Conduit Purchaser” means each CP Conduit Purchaser that is not a Match Funding CP Conduit Purchaser.

“Preference Amount” means any amount previously distributed to a member or members of a Purchaser Group on or relating to a Series 2005-3 Note that is recoverable or that has been recovered as a voidable preference by the trustee in a bankruptcy proceeding of a Demand Note Issuer pursuant to the Bankruptcy Code, in accordance with a final nonappealable order of a court having competent jurisdiction.

“Pre-Preference Period Demand Note Payments” means, as of any date of deter-mination, the aggregate amount of all proceeds of demands made on the Series 2005-3 Demand Notes included in the Series 2005-3 Demand Note Payment Amount as of the Series 2005-3 Letter of Credit Termination Date that were paid by the Demand Note Issuers more than one year before such date of determination; provided, however, that if an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the definition thereof, without the lapse of a period of 60 consecutive days) with respect to a Demand Note Issuer occurs during such one-year period, (x) the Pre-Preference Period Demand Note Payments as of any date during the period from and including the date of the occurrence of such Event of Bankruptcy to and including the conclusion or dismissal of the proceedings giving rise to such Event of Bankruptcy without contin-uing jurisdiction by the court in such proceedings shall equal the Pre-Preference Period Demand Note Payments as of the date of such occurrence and (y) the Pre-Preference Period Demand Note Payments as of any date after the conclusion or dismissal of such proceedings shall equal the Series 2005-3 Demand Note Payment Amount as of the date of the conclusion or dismissal of such proceedings.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by DBNY as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Deficit Amount” means, on any date of determination, the excess, if any, of (i) the Series 2005-3 Invested Amount on such date (after giving effect to the distribution of the Monthly Total Principal Allocation for the Related Month if such date is a Distribution Date) over (ii) the Series 2005-3 AESOP I Operating Lease Loan Agreement Borrowing Base on such date.

“Pro Rata Share” means, with respect to any Purchaser Group, on any date, the ratio, expressed as a percentage, which the Purchaser Group Invested Amount with respect to such Purchaser Group bears to the Series 2005-3 Invested Amount on such date.

“Program Fee Rate” is defined in the Fee Letter.

“Program Support Provider” means, with respect to any CP Conduit Purchaser, the APA Bank with respect to such CP Conduit Purchaser and any other or additional Person now or hereafter extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, such CP Conduit Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such CP Conduit Purchaser’s securitization program.

“Purchase Effective Date” is defined in Section 2.6(d).

“Purchaser Group” means, collectively, a CP Conduit Purchaser and the APA Banks with respect to such CP Conduit Purchaser.

“Purchaser Group Addition Date” is defined in Section 2.6(e).

“Purchaser Group Increase Amount” means, with respect to any Purchaser Group, for any Business Day, such Purchaser Group’s Commitment Percentage of the Increase Amount, if any, on such Business Day.

“Purchaser Group Invested Amount” means, with respect to any Purchaser Group, (a) when used with respect to the Series 2005-3 Closing Date, such Purchaser Group’s Commitment Percentage of the Series 2005-3 Initial Invested Amount and (b) when used with respect to any other date, an amount equal to (i) the Purchaser Group Invested Amount with respect to such Purchaser Group on the immedi-ately preceding Business Day plus (ii) the Purchaser Group Increase Amount with respect to such Purchaser Group on such date minus (iii) the amount of principal payments made to such Purchaser Group pursuant to Section 3.5(f) on such date plus (iv) the amount of principal payments recovered from such Purchaser Group by a trustee as a preference payment in a bankruptcy proceeding of a Demand Note Issuer or otherwise.

“Purchaser Group Supplement” is defined in Section 11.1(e).

“Qualified Interest Rate Cap Counterparty” means a counterparty to a Series 2005-3 Interest Rate Cap that is a bank or other financial institution, which has, or which has all of its obligations under its Series 2005-3 Interest Rate Cap guaranteed by a Person that has, (i) a short-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of at least “A-1”, or if such bank or financial institution or Person does not have a short-term senior, unsecured debt rating, then a long-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of at least “A+”, in each case, from Standard & Poor’s and (ii) a short-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of “P-1”, or if such bank or financial institution or Person does not have a short-term senior, unsecured debt rating, then a long-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of at least “A1”, in each case, from Moody’s.

“Recipient” is defined in Section 11.20.

“Record Date” means, with respect to each Distribution Date, the immediately preceding Business Day.

“Related Additional APA Banks” is defined in Section 2.6(e).

“Related Purchaser Group” means, with respect to any Funding Agent, the CP Conduit Purchaser identified next to such Funding Agent on Schedule I and each APA Bank identified on Schedule I next to such CP Conduit Purchaser.

“Requisite Noteholders” means Purchaser Groups having Commitment Percentages aggregating more than 50%.

“Scheduled Expiry Date” means, with respect to any Purchaser Group, the later of (a) December 20, 2005 and (b) the last day of any extension thereof made in accordance with Section 2.6(b).

“Series 2005-3 Accrued Interest Account” is defined in Section 3.1(b).

“Series 2005-3 AESOP I Operating Lease Loan Agreement Borrowing Base” means, as of any date of determination, the product of (a) the Series 2005-3 AESOP I Operating Lease Vehicle Percentage as of such date and (b) the AESOP I Operating Lease Loan Agreement Borrowing Base as of such date.

“Series 2005-3 AESOP I Operating Lease Vehicle Percentage” means, as of any date of determination, a fraction, expressed as a percentage (which percentage shall never exceed 100%), the numerator of which is the Series 2005-3 Required AESOP I Operating Lease Vehicle Amount as of such date and the denomina-tor of which is the sum of the Required AESOP I Operating Lease Vehicle Amounts for all Series of Notes as of such date.

“Series 2005-3 Agent” is defined in the recitals hereto.

“Series 2005-3 Available Cash Collateral Account Amount” means, as of any date of determination, the amount on deposit in the Series 2005-3 Cash Collateral Account (after giving effect to any deposits thereto and withdrawals and releases therefrom on such date).

“Series-2005-3 Available Reserve Account Amount” means, as of any date of determination, the amount on deposit in the Series 2005-3 Reserve Account (after giving effect to any deposits thereto and with-drawals and releases therefrom on such date).

“Series 2005-3 Cash Collateral Account” is defined in Section 3.8(e).

“Series 2005-3 Cash Collateral Account Collateral” is defined in Section 3.8(a).

“Series 2005-3 Cash Collateral Account Surplus” means, with respect to any Distribution Date, the lesser of (a) the Series 2005-3 Available Cash Collateral Account Amount and (b) the lesser of (A) the excess, if any, of the Series 2005-3 Liquidity Amount (after giving effect to any with-drawal from the Series 2005-3 Reserve Account on such Distribution Date) over the Series 2005-3 Required Liquidity Amount on such Distribution Date and (B) the excess, if any, of the Series 2005-3 Enhancement Amount (after giving effect to any withdrawal from the Series 2005-3 Reserve Account on such Distribution Date) over the Series 2005-3 Required Enhancement Amount on such Distribution Date; provided, however, that, on any date after the Series 2005-3 Letter of Credit Termination Date, the Series 2005-3 Cash Collateral Account Surplus shall mean the excess, if any, of (x) the Series 2005-3 Available Cash Collateral Account Amount over (y) the Series 2005-3 Demand Note Payment Amount minus the Pre-Preference Period Demand Note Payments as of such date.

“Series 2005-3 Cash Collateral Percentage” means, as of any date of determina-tion, the percentage equivalent of a fraction, the numerator of which is the Series 2005-3 Available Cash Collateral Amount as of such date and the denominator of which is the Series 2005-3 Letter of Credit Liquidity Amount as of such date.

“Series 2005-3 Closing Date” is defined in Section 2.1(a).

“Series 2005-3 Collateral” means the Collater-al, each Series 2005-3 Letter of Credit, each Series 2005-3 Demand Note, the Series 2005-3 Interest Rate Cap Collateral, the Series 2005-3 Distribution Account Collateral, the Series 2005-3 Cash Collateral Account Collateral and the Series 2005-3 Reserve Account Collateral.

“Series 2005-3 Collection Account” is defined in Section 3.1(b).

“Series 2005-3 Controlled Amortization Amount” means with (x) with respect to the Related Month ending September 30, 2005, the excess, if any, of the Series 2005-3 Invested Amount as of August 30, 2005 over $375,000,000, (y) with respect to the Related Month ending October 31, 2005, the excess, if any, of the Series 2005-3 Invested Amount as of September 30, 2005 over $187,500,000 and (z) with respect to the Related Month ending November 30, 2005, $187,500,000.

“Series 2005-3 Controlled Amortization Period” means the period commencing at the opening of business on September 1, 2005 (or, if such day is not a Business Day, the Business Day immediately preceding such day) and continuing to the earliest of (i) the commencement of the Series 2005-3 Rapid Amortization Period, (ii) the date on which the Series 2005-3 Notes are fully paid and (iii) the termination of the Indenture.

“Series 2005-3 Demand Note” means each demand note made by a Demand Note Issuer, substantially in the form of Exhibit D, as amended, modified or restated from time to time.

“Series 2005-3 Demand Note Payment Amount” means, as of the Series 2005-3 Letter of Credit Termination Date, the aggregate amount of all proceeds of demands made on the

Series 2005-3 Demand Notes pursuant to Section 3.5(c)(iii) or 3.5(d)(ii) that were deposited into the Series 2005-3 Distribution Account and paid to the Series 2005-3 Noteholders during the one-year period ending on the Series 2005-3 Letter of Credit Termination Date; provided, however, that if an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the definition thereof, without the lapse of a period of 60 consecutive days) with respect to a Demand Note Issuer shall have occurred during such one-year period, the Series 2005-3 Demand Note Payment Amount as of the Series 2005-3 Letter of Credit Termination Date shall equal the Series 2005-3 Demand Note Payment Amount as if it were calculated as of the date of such occurrence.

“Series 2005-3 Deposit Date” is defined in Section 3.2.

“Series 2005-3 Distribution Account” is defined in Section 3.9(a).

“Series 2005-3 Distribution Account Collateral” is defined in Section 3.9(d) of this Supplement.

“Series 2005-3 Eligible Letter of Credit Provider” means a person satisfactory to CCRG and the Demand Note Issuers and having, at the time of the issuance of the related Series 2005-3 Letter of Credit, a long-term senior unsecured debt rating of at least “A” from Standard & Poor’s and a short-term senior unsecured debt rating of at least “A-1” from Standard & Poor’s and a long-term senior unsecured debt rating of at least “A2” from Moody’s and a short-term senior unsecured debt rating of “P-1” from Moody’s that is a commercial bank having total assets in excess of $500,000,000; provided that if a person is not a Series 2005-3 Letter of Credit Provider (or a letter of credit provider under the Supplement for any other Series of Notes), then such person shall not be a Series 2005-3 Eligible Letter of Credit Provider until CRCF has provided 10 days’ prior notice to the Administrative Agent that such person has been proposed as a Series 2005-3 Letter of Credit Provider.

“Series 2005-3 Enhancement” means the Series 2005-3 Cash Collateral Account Collateral, the Series 2005-3 Letters of Credit, the Series 2005-3 Demand Notes, the Series 2005-3 Overcollateralization Amount and the Series 2005-3 Reserve Account Amount.

“Series 2005-3 Enhancement Amount” means, as of any date of determination, the sum of (i) the Series 2005-3 Overcollateralization Amount as of such date, (ii) the Series 2005-3 Letter of Credit Amount as of such date, (iii) the Series 2005-3 Avail-able Reserve Account Amount as of such date and (iv) the amount of cash and Permitted Investments on deposit in the Series 2005-3 Collection Account (not including amounts allocable to the Series 2005-3 Accrued Interest Account) and the Series 2005-3 Excess Collection Account as of such date.

“Series 2005-3 Enhancement Deficiency” means, on any date of determination, the amount by which the Series 2005-3 Enhancement Amount is less than the Series 2005-3 Required Enhancement Amount as of such date.

“Series 2005-3 Excess Collection Account” is defined in Section 3.1(b).

“Series 2005-3 Expected Final Distribution Date” means the January 2006 Distribution Date.

“Series 2005-3 Initial Invested Amount” is defined in Section 2.3(a).

“Series 2005-3 Interest Period” means a period commencing on and including a Distribution Date and ending on and including the day preceding the next succeeding Distribu-tion Date; provided, however, that the initial Series 2005-3 Interest Period shall com-mence on and include the Series 2005-3 Closing Date and end on and include May 19, 2005.

“Series 2005-3 Interest Rate Cap” is defined in Section 3.11(a).

“Series 2005-3 Interest Rate Cap Acquisition Date” is defined in Section 3.11(a).

“Series 2005-3 Interest Rate Cap Collateral” is defined in Section 3.11(c).

“Series 2005-3 Interest Rate Cap Proceeds” means the amounts received by the Trustee from an Interest Rate Cap Counterparty from time to time in respect of a Series 2005-3 Interest Rate Cap (including amounts received from a guarantor or from collateral).

“Series 2005-3 Invested Amount” means, on any date of determination, the sum of the Purchaser Group Invested Amounts with respect to each of the Purchaser Groups on such date.

“Series 2005-3 Invested Percentage” means, as of any date of determination:

(a) when used with respect to Principal Collections, the percentage equivalent (which percent-age shall never exceed 100%) of a fraction the nu-merator of which shall be equal to the sum of the Series 2005-3 Invested Amount and the Series 2005-3 Over-collateralization Amount, determined during the Series 2005-3 Revolving Period or the Series 2005-3 Controlled Amortization Period as of the end of the immediately preceding Business Day, or, during the Series 2005-3 Rapid Amortization Period, as of the end of the Series 2005-3 Revolving Period, and the denominator of which shall be the greater as of the end of the immediately preceding Business Day of (I) the Aggregate Asset Amount and (II) the sum of the numerators used to deter-mine (i) invested percentages for allocations with respect to Principal Collections (for all Series of Notes and all classes of such Series of Notes) and (ii) overcollateralization percentages for alloca-tions with respect to Principal Collections (for all Series of Notes that provide for credit enhancement in the form of overcollateralization); and

(b) when used with respect to Interest Collections, the percentage equivalent (which percent-age shall never exceed 100%) of a fraction the nu-merator of which shall be the Accrued Amounts with respect to the Series 2005-3 Notes on such date of determina-tion, and the denominator of which shall be the aggregate Accrued Amounts with respect to all Series of Notes on such date of determination.

“Series 2005-3 Lease Interest Payment Deficit” means on any Distribution Date an amount equal to the excess, if any, of (a) the aggregate amount of Interest Collections which pursuant to Section 3.2(a), (b), (c) or (d) would have been allocated to the Series 2005-3 Accrued Interest Account if all payments of Monthly Base Rent required to have been made under the Leases from and excluding the preceding Distribution Date to and including such Distribution Date were made in full over (b) the aggregate amount of Interest Collections which pursuant to Section 3.2(a), (b), (c) or (d) have been allocated to the Series 2005-3 Accrued Interest Account (excluding any amounts paid into the Series 2005-3 Accrued Interest Account pursuant to the proviso in Sections 3.2(c)(ii) and 3.2(d)(ii)) from and excluding the preceding Distribution Date to and including such Distribution Date.

“Series 2005-3 Lease Payment Deficit” means either a Series 2005-3 Lease Interest Payment Deficit or a Series 2005-3 Lease Principal Payment Deficit.

“Series 2005-3 Lease Principal Payment Carryover Deficit” means (a) for the initial Distribution Date, zero and (b) for any other Distribution Date, the excess of (x) the Series 2005-3 Lease Principal Payment Deficit, if any, on the preceding Distribution Date over (y) the amount deposited in the Distribution Account on such preceding Distribution Date pursuant to Section 3.5(c) on account of such Series 2005-3 Lease Principal Payment Deficit.

“Series 2005-3 Lease Principal Payment Deficit” means on any Distribution Date the sum of (a) the Series 2005-3 Monthly Lease Principal Payment Deficit for such Distribution Date and (b) the Series 2005-3 Lease Principal Payment Carryover Deficit for such Distribution Date.

“Series 2005-3 Letter of Credit” means an irrevocable letter of credit, if any, substan-tially in the form of Exhibit E, issued by a Series 2005-3 Eligible Letter of Credit Provider in favor of the Trustee for the benefit of the Series 2005-3 Noteholders.

“Series 2005-3 Letter of Credit Amount” means, as of any date of determination, the lesser of (a) the sum of (i) the aggregate amount available to be drawn on such date under each Series 2005-3 Letter of Credit, as specified therein, and (ii) if the Series 2005-3 Cash Collateral Account has been established and funded pursuant to Section 3.8, the Series 2005-3 Available Cash Collateral Account Amount on such date and (b) the aggregate outstanding principal amount of the Series 2005-3 Demand Notes on such date.

“Series 2005-3 Letter of Credit Expiration Date” means, with respect to any Series 2005-3 Letter of Credit, the expiration date set forth in such Series 2005-3 Letter of Credit, as such date may be extended in accordance with the terms of such Series 2005-3 Letter of Credit.

“Series 2005-3 Letter of Credit Liquidity Amount” means, as of any date of determination, the sum of (a) the aggregate amount available to be drawn on such date under each Series 2005-3 Letter of Credit, as specified therein, and (b) if the Series 2005-3 Cash Collateral Account has been established and funded pursuant to Section 3.8, the Series 2005-3 Available Cash Collateral Account Amount on such date.

“Series 2005-3 Letter of Credit Provider” means the issuer of a Series 2005-3 Letter of Credit.

“Series 2005-3 Letter of Credit Termination Date” means the first to occur of (a) the date on which the Series 2005-3 Notes are fully paid and (b) the Series 2005-3 Termination Date.

“Series 2005-3 Limited Liquidation Event of Default” means, so long as such event or condition contin-ues, any event or condition of the type specified in clauses (a) through (h) of Article IV; provided, however, that any event or condition of the type specified in clauses (a) through (h) of Article IV shall not constitute a Series 2005-3 Limited Liquidation Event of Default if the Trustee shall have received the written consent of each of the Series 2005-3 Noteholders waiv-ing the occurrence of such Series 2005-3 Limited Liquidation Event of Default.

“Series 2005-3 Liquidity Amount” means, as of any date of determination, the sum of (a) the Series 2005-3 Letter of Credit Liquidity Amount on such date and (b) the Series 2005-3 Available Reserve Account Amount on such date.

“Series 2005-3 Maximum Aggregate Kia/Isuzu/Subaru/Hyundai/Suzuki Amount” means, as of any day, with respect to Kia, Isuzu, Subaru, Hyundai and Suzuki, in the aggregate, an amount equal to 15% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Maximum Amount” means any of the Series 2005-3 Maximum Manufacturer Amounts, the Series 2005-3 Maximum Non-Eligible Manufacturer Amount, the Series 2005-3 Maximum Non-Program Vehicle Amount or the Series 2005-3 Maximum Specified States Amount.

“Series 2005-3 Maximum Individual Kia/Isuzu/Subaru/Hyundai/Suzuki Amount” means, as of any day, with respect to Kia, Isuzu, Subaru, Hyundai or Suzuki, individually, an amount equal to 5% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Maximum Invested Amount” means, on any date of determination, the sum of the Maximum Purchaser Group Invested Amounts with respect to each of the Purchaser Groups on such date. The Series 2005-3 Maximum Invested Amount shall be reduced by the Maximum Purchaser Group Invested Amount of each Non-Extending Purchaser Group on the Scheduled Expiry Date with respect to such Purchaser Group.

“Series 2005-3 Maximum Manufacturer Amount” means, as of any day, any of the Series 2005-3 Maximum Mitsubishi Amount, the Series 2005-3 Maximum Nissan Amount, the Series 2005-3 Maximum Individual Kia/Isuzu/Subaru/Hyundai/Suzuki Amount or the Series 2005-3 Maximum Aggregate Kia/Isuzu/Subaru/Hyundai/Suzuki Amount.

“Series 2005-3 Maximum Mitsubishi Amount” means, as of any day, an amount equal to 5% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Maximum Nissan Amount” means, as of any day, an amount equal to 5% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Maximum Non-Eligible Manufactur-er Amount” means, as of any day, an amount equal to 3% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Maximum Non-Program Vehicle Amount” means, as of any day, an amount equal to 25% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Maximum Specified States Amount” means, as of any day, an amount equal to 7.5% of the aggregate Net Book Value of all Vehicles leased under the Leases on such day.

“Series 2005-3 Monthly Interest” means, with respect to any Series 2005-3 Interest Period, an amount equal to the product of (a) the average daily Series 2005-3 Invested Amount during such Series 2005-3 Interest Period, (b) the Series 2005-3 Note Rate for such Series 2005-3 Interest Period and (c) the number of days in such Series 2005-3 Interest Rate Period divided by 360.

“Series 2005-3 Monthly Lease Principal Payment Deficit” means on any Distribution Date an amount equal to the excess, if any, of (a) the aggregate amount of Principal Collections which pursuant to Section 3.2(a), (b), (c) or (d) would have been allocated to the Series 2005-3 Collection Account if all payments required to have been made under the Leases from and excluding the preceding Distribution Date to and including such Distribution Date were made in full over (b) the aggregate amount of Principal Collections which pursuant to Section 3.2(a), (b), (c) or (d) have been allocated to the Series 2005-3 Collection Account (without giving effect to any amounts paid into the Series 2005-3 Accrued Interest Account pursuant to the proviso in Sections 3.2(c)(ii) and/or 3.2(d)(ii)) from and excluding the preceding Distribution Date to and including such Distribution Date.

“Series 2005-3 Non-Program Vehicle Percentage” means, as of any date of deter-min-ation, the higher of (a) a fraction, expressed as a percentage, the numerator of which is the aggregate Net Book Value of all Non-Program Vehicles leased under the AESOP I Operating Lease on such date and the denominator of which is the aggregate Net Book Value of all Vehicles leased under the AESOP I Operating Lease on such date and (b) a fraction, expressed as a percentage, the numerator of which is the aggregate Net Book Value of all Non-Program Vehicles leased under the Leases on such date and the denominator of which is the aggregate Net Book Value of all Vehicles leased under the Leases on such date.

“Series 2005-3 Note” means any one of the Series 2005-3 Variable Funding Rental Car Asset Backed Notes, executed by CRCF authenticated and delivered by or on behalf of the Trustee, substantially in the form of Exhibit A.

“Series 2005-3 Note Rate” means for any Series 2005-3 Interest Period, the interest rate equal to the product of (a) the percentage equivalent of a fraction, the numerator of which is equal to the sum of the Monthly Funding Costs with respect to each Purchaser Group for such Series 2005-3 Interest Period and the denominator of which is equal to the average daily Series 2005-3 Invested Amount during such Series 2005-3 Interest Period and (b) a fraction, the numerator of which is 360 and the denominator of which is the number of days in such Series 2005-3 Interest Period; provided, however, that the Series 2005-3 Note Rate will in no event be higher than the maximum rate permitted by applicable law.

“Series 2005-3 Noteholder” means a Person in whose name a Series 2005-3 Note is registered in the Note Register.

“Series 2005-3 Overcollateralization Amount” means (i) as of any date on which no AESOP I Operating Lease Vehicle Deficiency exists, the Series 2005-3 Required Over-collaterali-zation Amount as of such date and (ii) as of any date on which an AESOP I Operating Lease Vehicle Deficiency exists, the excess, if any, of (x) the Series 2005-3 AESOP I Operating Lease Loan Agreement Borrowing Base as of such date over (y) the Series 2005-3 Invested Amount as of such date.

“Series 2005-3 Past Due Rent Payment” is defined in Section 3.2(g).

“Series 2005-3 Percentage” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Series 2005-3 Invested Amount as of such date and the denominator of which is the sum of the Invested Amount of each Series of Notes outstanding as of such date.

“Series 2005-3 Principal Allocation” is defined in Section 3.2(a)(ii).

“Series 2005-3 Program Vehicle Percentage” means, as of any date of determin-ation, 100% minus the Series 2005-3 Non-Program Vehicle Percentage as of such date.

“Series 2005-3 Rapid Amortization Period” means the period beginning at the earlier to occur of (a) the close of business on the Business Day immediately preceding the day on which an Amortization Event is deemed to have occurred or been declared with respect to the Series 2005-3 Notes and (b) the close of business on the Optional Termination Date, and ending upon the earliest to occur of (i) the date on which the Series 2005-3 Notes are fully paid, (ii) the Series 2005-3 Termination Date and (iii) the termination of the Indenture.

“Series 2005-3 Reimbursement Agreement” means any and each agreement provid-ing for the reimbursement of a Series 2005-3 Letter of Credit Provider for draws under its Series 2005-3 Letter of Credit as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Series 2005-3 Required AESOP I Operating Lease Vehicle Amount” means, as of any date of determination, the sum of the Series 2005-3 Required Overcollateralization Amount and the Series 2005-3 Invested Amount as of such date.

“Series 2005-3 Required Enhancement Amount” means, as of any date of deter-mi-nation, the sum of:

(i) the product of the Series 2005-3 Required Enhancement Percentage as of such date and the Series 2005-3 Invested Amount as of such date;

(ii) the Series 2005-3 Percent-age of the greater of (x) the excess, if any, of the Non-Program Vehicle Amount as of the immediately preceding Business Day over the Series 2005-3 Maximum Non-Program Vehicle Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Non-Program Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 25% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day;

(iii) the Series 2005-3 Percent-age of the greater of (x) the excess, if any, of the aggregate Net Book Value of all Vehicles manufactured by Mitsubishi and leased under the Leases as of the immediately preceding Business Day over the Series 2005-3 Maximum Mitsubishi Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Vehicles manufactured by Mitsubishi and leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 5% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day;

(iv) the Series 2005-3 Percentage of the greater of (x) the excess, if any, of the aggre-gate Net Book Value of all Vehicles manufac-tured by Kia, Isuzu, Subaru, Hyundai or Suzuki, indi-vidu-ally, and leased under the Leases as of the immediately preceding Business Day over the Series 2005-3 Maximum Individual Kia/Isuzu/Subaru/Hyundai/Suzuki Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Vehicles manufac-tured by Kia, Isuzu, Subaru, Hyundai or Suzuki, indi-vidu-ally, and leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 5% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day;

(v) the Series 2005-3 Percentage of the greater of (x) the excess, if any, of the aggregate Net Book Value of all Vehicles manufactured by Kia, Isuzu, Subaru, Hyundai or Suzuki, in the aggregate, and leased under the Leases as of the immediately preceding Business Day over the Series 2005-3 Maximum Aggre-gate Kia/Isuzu/Subaru/Hyundai/Suzuki Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Vehicles manufactured by Kia, Isuzu, Subaru, Hyundai or Suzuki, in the aggregate, and leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 15% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day;

(vi) the Series 2005-3 Percentage of the greater of (x) the excess, if any, of the Specified States Amount as of the immediately preceding Business Day over the Series 2005-3 Maximum Specified States Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Vehicles titled in the States of Ohio, Oklahoma and Nebraska and leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 7.5% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day;

(vii) the Series 2005-3 Per-cent-age of the greater of (x) the excess, if any, of the Non-Eligible Manufacturer Amount as of the immediately preceding Business Day over the Series 2005-3 Maximum Non-Eligible Manufacturer Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Vehicles manufactured by Manufacturers other than Eligible Non-Program Manufacturers and leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 3% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day; and

(viii) at any time that the long-term senior unsecured debt rating of Nissan is “BBB-” or above from Standard & Poor’s and “Baa3” or above from Moody’s, 0 and in all other cases the Series 2005-3 Percent-age of the greater of (x) the excess, if any, of the aggregate Net Book Value of all Vehicles manufactured by Nissan and leased under the Leases as of the immediately preceding Business Day over the Series 2005-3 Maximum Nissan Amount as of the immediately preceding Business Day and (y) the excess, if any, of (A) the Net Book Value of all Vehicles manufactured by Nissan and leased under the AESOP I Operating Lease as of the immediately preceding Business Day over (B) 5% of the Net Book Value of all Vehicles leased under the AESOP I Operating Lease as of the immediately preceding Business Day.

“Series 2005-3 Required Enhancement Percentage” means, as of any date of deter-mination, the sum of (i) the product of (A) 22.0% and (B) the Series 2005-3 Program Vehicle Percentage as of the immediately preceding Business Day and (ii) the product of (A) the Series 2005-3 Required Non-Program Enhancement Percentage as of such date and (B) the Series 2005-3 Non-Program Vehicle Percentage as of the immediately preceding Business Day.

“Series 2005-3 Required Liquidity Amount” means, with respect to any Distribution Date, an amount equal to 3.5% of the Series 2005-3 Invested Amount on such Distribution Date (after giving effect to any payments of principal to be made on the Series 2005-3 Notes on such Distribution Date).

“Series 2005-3 Required Non-Program Enhancement Percentage” means, as of any date of determination, the greater of (a) 22.0% and (b) the sum of (i) 22.0% and (ii) the highest, for any calendar month within the preceding twelve calendar months, of the greater of (x) an amount (not less than zero) equal to 100% minus the Measurement Month Average for the immediately preceding Measurement Month and (y) an amount (not less than zero) equal to 100% minus the Market Value Average as of the Determination Date within such calendar month (excluding the Market Value Average for any Determination Date which has not yet occurred).

“Series 2005-3 Required Overcollateralization Amount” means, as of any date of determination, the excess, if any, of the Series 2005-3 Required Enhancement Amount over the sum of (i) the Series 2005-3 Letter of Credit Amount as of such date, (ii) the Series 2005-3 Available Reserve Account Amount on such date and (iii) the amount of cash and Permitted

Investments on deposit in the Series 2005-3 Collection Account (not including amounts allocable to the Series 2005-3 Accrued Interest Account) and the Series 2005-3 Excess Collection Account on such date.

“Series 2005-3 Required Reserve Account Amount” means, with respect to any Distribution Date, an amount equal to the sum of (a) the greater of (A) the excess, if any, of the Series 2005-3 Required Liquidity Amount on such Distribution Date over the Series 2005-3 Letter of Credit Liquidity Amount on such Distribution Date (after giving effect to any payments of principal to be made on the Series 2005-3 Notes on such Distribution Date) and (B) the excess, if any, of the Series 2005-3 Required Enhancement Amount over the Series 2005-3 Enhancement Amount (excluding therefrom the Series 2005-3 Available Reserve Account Amount and calculated after giving effect to any payments of principal to be made on the Series 2005-3 Notes) on such Distribution Date and (b) the Demand Note Preference Payment Amount.

“Series 2005-3 Reserve Account” is defined in Section 3.7(a).

“Series 2005-3 Reserve Account Collateral” is defined in Section 3.7(d).

“Series 2005-3 Reserve Account Surplus” means, with respect to any Distribution Date, the excess, if any, of the Series 2005-3 Available Reserve Account Amount over the Series 2005-3 Required Reserve Account Amount on such Distribution Date.

“Series 2005-3 Revolving Period” means the period from and including, the Series 2005-3 Closing Date to the earlier of (x) the commencement of the Series 2005-3 Rapid Amortization Period and (y) the commencement of the Series 2005-3 Controlled Amortization Period.

“Series 2005-3 Shortfall” is defined in Section 3.3(f).

“Series 2005-3 Termination Date” means the Distribution Date falling in the fifteenth calendar month after the calendar month in which the Series 2005-3 Revolving Period ends.

“Series 2005-3 Unpaid Demand Amount” means, with respect to any single draw pursuant to Section 3.5(d) or (e) on the Series 2005-3 Letters of Credit, the aggregate amount drawn by the Trustee on all Series 2005-3 Letters of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numer-ator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal (rounded up to the nearest 1/100th of 1%) estab-lished by the Board with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percent-ages shall include those imposed pursuant to Regulation D. Eurodollar Tranches shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements with-out benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the reserve percentage.

“Supplement” is defined in the recitals hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date Disbursement” means an amount drawn under a Series 2005-3 Letter of Credit pursuant to a Certificate of Termination Date Demand.

“Termination Disbursement” means an amount drawn under a Series 2005-3 Letter of Credit pursuant to a Certificate of Termination Demand.

“Transfer Supplement” is defined in Section 11.1(c).

“Transferee” is defined in Section 11.1(f).

“Trustee” is defined in the recitals hereto.

“Unpaid Demand Note Disbursement” means an amount drawn under a Series 2005-3 Letter of Credit pursuant to a Certificate of Unpaid Demand Note Demand.

“Voting Stock” means, with respect to any Person, the common stock or membership interests of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors or a majority of the managers (or other Persons serving similar functions) of such Person.

“Waiver Event” means the occurrence of the delivery of a Waiver Request and the subsequent waiver of any Series 2005-3 Maximum Amount.

“Waiver Request” is defined in Article V.

ARTICLE II
PURCHASE AND SALE OF SERIES 2005-3 NOTES;
INCREASES AND DECREASES OF SERIES 2005-3 INVESTED AMOUNT

Section 2.1.   Purchases of the Series 2005-3 Notes. (a)  Initial Purchases. Subject to the terms and conditions of this Supplement, including delivery of notice in accor-dance with Section 2.3, (i) each CP Conduit Purchaser may, in its sole discretion, purchase a Series 2005-3 Note in an amount equal to all or a portion of its Commitment Percentage of the Series 2005-3 Initial Invested Amount on any Business Day during the period from the Effective Date (the “Series 2005-3 Closing Date”) to and including the Expiry Date with respect to such CP Conduit Purchaser, and if such CP Conduit Purchaser shall have notified the Administrative Agent and the Funding Agent with respect to such CP Conduit Purchaser that it has elected not to fund a Series 2005-3 Note in an amount equal to its Commit-ment Percentage of the Series 2005-3 Initial Invested Amount on the Series 2005-3 Closing Date, each APA Bank with respect to such CP Conduit Purchaser shall fund on the Series 2005-3 Closing Date its APA Bank Percentage of that portion of such Series 2005-3 Note not to be funded by such CP Conduit Purchaser and (ii) thereafter, (A) if a CP Conduit Purchaser shall have purchased a Series 2005-3

Note on the Series 2005-3 Closing Date, such CP Conduit Purchaser may, in its sole discretion, maintain its Series 2005-3 Note, subject to increase or decrease during the period from the Series 2005-3 Closing Date to and including the Expiry Date with respect to such CP Conduit Purchaser, in accordance with the provisions of this Supplement and (B) the APA Banks with respect to such CP Conduit Purchaser shall maintain their respective APA Bank Percentages of the Series 2005-3 Note with respect to such Purchaser Group, subject to increase or decrease during the period from the Series 2005-3 Closing Date to and including the Expiry Date with respect to such CP Conduit Purchaser, in accordance with the provisions of this Supplement. Payments by each CP Conduit Purchaser and/or the APA Banks with respect to such CP Conduit Purchaser shall be made in immediately available funds on the Series 2005-3 Closing Date to the Funding Agent with respect to such CP Conduit Purchaser for remittance to the Trustee for deposit into the Series 2005-3 Collection Account.

(b)  Maximum Purchaser Group Invested Amounts. Notwithstanding anything to the contrary contained in this Supplement, at no time shall a Purchaser Group be required to make the initial purchase of a Series 2005-3 Note or increase its Purchaser Group Invested Amount if the Purchaser Group Invested Amount with respect to such Purchaser Group, after giving effect to such purchase or increase, would exceed the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group at such time.

(c)  Form of Series 2005-3 Notes. The Series 2005-3 Notes shall be issued in fully registered form without interest coupons, substantially in the form set forth in Exhibit A.

Section 2.2.   Delivery. (a)  Authentication and Delivery of Series 2005-3 Notes. On the Series 2005-3 Closing Date, CRCF shall sign and shall direct the Trustee in writing pursuant to Section 2.2 of the Base Indenture to duly authenticate, and the Trustee, upon receiving such direction, shall so authenticate a Series 2005-3 Note in the name of the Funding Agent with respect to each Purchaser Group in an amount equal to the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group and deliver such Series 2005-3 Note to such Funding Agent in accordance with such written directions.

(b)  Maintenance of Records. The Administrative Agent shall maintain a record of the actual Purchaser Group Invested Amount outstanding with respect to each Purchaser Group and the actual Series 2005-3 Invested Amount outstanding on any date of determination, which, absent manifest error, shall constitute prima facie evidence of the outstanding Purchaser Group Invested Amounts and outstanding Series 2005-3 Invested Amount from time to time. Upon a written request from the Trustee, the Administrative Agent shall provide in writing the identity of the Purchaser Groups, the related Funding Agents, the Purchaser Group Invested Amount for each Purchaser Group and the Commitment Percentage with respect to such Purchaser Group to the Trustee.

Section 2.3.   Procedure for Initial Issuance and for Increasing the Series 2005-3 Invested Amount. (a) Purchase and Increase. Subject to Section 2.3(c), (i) on the Series 2005-3 Closing Date, each CP Conduit Purchaser may agree, in its sole discretion, to purchase, and the APA Banks with respect to such CP Conduit Purchaser shall purchase, a Series 2005-3 Note in accordance with Section 2.1 and (ii) on any Business Day during the period from the Effective Date to and including the Expiry Date with respect to a CP Conduit Purchaser, such CP Conduit

Purchaser may agree, in its sole discretion, and each APA Bank with respect to such CP Conduit Purchaser hereby agrees that the Purchaser Group Invested Amount with respect to such Purchaser Group may be increased by an amount equal to its APA Bank Percentage of the Commitment Percentage with respect to such Purchaser Group of the Increase Amount (an “Increase”), upon the request of CRCF (each date on which an increase in the Series 2005-3 Invested Amount occurs hereunder being herein referred to as the “Increase Date” applicable to such Increase); provided, however, that CRCF shall have given the Administrative Agent (with a copy to the Trustee) irrevocable written notice (effective upon receipt), by telecopy (receipt confirmed), substantially in the form of Exhibit B, of such request no later than (x) 11:00 a.m. (New York City time) on the Series 2005-3 Closing Date or such Increase Date, as the case may be, if the initial invested amount or such Increase is in an amount up to $125,000,000 and (y) 11:00 a.m. (New York City time) on the Business Day prior to the Series 2005-3 Closing Date or such Increase Date, as the case may be, if the initial invested amount of such Increase is in an amount in excess of $125,000,000. Such notice shall state (x) the Series 2005-3 Closing Date or the Increase Date, as the case may be, and (y) the initial invested amount (the “Series 2005-3 Initial Invested Amount”) or the proposed amount of the increase in the Series 2005-3 Invested Amount (an “Increase Amount”), as the case may be.

(b)  APA Bank Fundings. If a CP Conduit Purchaser elects not to fund the full amount of its Commit-ment Percentage of the Series 2005-3 Initial Invested Amount or a requested Increase, such CP Conduit Purchaser shall notify the Administrative Agent and the Funding Agent with respect to such CP Conduit Purchaser, and each APA Bank with respect to such CP Conduit Purchaser shall fund its APA Bank Percentage of the portion of the Commitment Percentage with respect to such Purchaser Group of the Series 2005-3 Initial Invested Amount or such Increase, as the case may be, not funded by such CP Conduit Purchaser.

(c)  Conditions to Each Purchase and Increase. No Purchaser Group shall be required to make the initial purchase of a Series 2005-3 Note on the Series 2005-3 Closing Date or to increase its Purchaser Group Invested Amount on any Increase Date hereunder unless:

(i)  such Purchaser Group’s Commitment Percentage of the Series 2005-3 Initial Invested Amount or such Increase Amount is equal to (A) $1,000,000 or an integral multiple of $100,000 in excess thereof or (B) if less, the excess of the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group over the Purchaser Group Invested Amount with respect to such Purchaser Group;

(ii)  after giving effect to the Series 2005-3 Initial Invested Amount or such Increase Amount, the Purchaser Group Invested Amount with respect to such Purchaser Group would not exceed the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group;

(iii)  after giving effect to the Series 2005-3 Initial Invested Amount or such Increase Amount, no AESOP I Operating Lease Vehicle Deficiency would occur and be continuing;

(iv)  no Amortization Event or Potential Amortization Event would occur and be continuing prior to or after giving effect to such Series 2005-3 Initial Invested Amount or such Increase;

(v)  all of the representations and warranties made by each of CRCF, the Lessees, the Lessors and the Administrator in the Base Indenture, this Supplement and the Related Documents to which each is a party are true and correct in all material respects on and as of the Series 2005-3 Closing Date or such Increase Date, as the case may be, as if made on and as of such date (except to the extent such representations and warranties are expressly made as of another date); and

(vi)  all conditions precedent to the making of any Loan under the applicable Loan Agreements would be satisfied.

CRCF’s acceptance of funds in connection with (x) the initial purchase of Series 2005-3 Notes on the Series 2005-3 Closing Date and (y) each Increase occurring on any Increase Date shall constitute a representation and warranty by CRCF to the Purchaser Groups as of the Series 2005-3 Closing Date or such Increase Date (except to the extent such representations and war-ran-ties are expressly made as of another date), as the case may be, that all of the conditions con-tained in this Section 2.3(c) have been satisfied.

(d)  Funding Procedures. Upon receipt of any notice required by Section 2.3(a) from CRCF, the Administrative Agent shall promptly forward (by telecopy or electronic messaging system) a copy of such notice to the Funding Agent with respect to each Purchaser Group. After receipt by any Funding Agent with respect to a Purchaser Group of such notice from the Administrative Agent, such Funding Agent shall, so long as the condi-tions set forth in Sections 2.3(a) and (c) are satisfied, promptly provide telephonic notice to the related CP Conduit Purchaser and the related APA Banks, of the Increase Date and of such Purchaser Group’s Commitment Percentage of the Increase Amount. If such CP Conduit Purchaser elects to fund all or a portion of its Commitment Percentage of the Increase Amount, such CP Conduit Purchaser shall pay in immediately available funds its Commitment Percentage (or any portion thereof) of the amount of such Increase on the related Increase Date to the Funding Agent with respect to such Purchaser Group for deposit into the Series 2005-3 Collection Account. If such CP Conduit Purchaser does not fund the full amount of its Commitment Percentage of the Increase Amount and the related APA Banks are required to fund the portion thereof not funded by the CP Conduit Purchaser, each such APA Bank shall pay in immediately available funds its APA Bank Percentage of such portion on the related Increase Date to the Funding Agent with respect to such Purchaser Group for deposit in the Series 2005-3 Collection Account. Each Funding Agent shall remit the amounts received by it from its CP Conduit Purchaser or the related APA Banks pursuant to this Section 2.3(d) to the Trustee for deposit into the Series 2005-3 Collection Account.

Section 2.4.   Sales by CP Conduit Purchasers of Series 2005-3 Notes to APA Banks. Notwithstanding any limitation to the contrary contained herein, each CP Conduit Purchaser may, in its own discretion, at any time, sell or assign all or any portion of its interest in its Series 2005-3 Note to any Conduit Assignee or to the APA Banks with respect to such CP

Conduit Purchaser pursuant to, and subject to the terms and conditions of, the Asset Purchase Agreement with respect to such CP Conduit Purchaser.

Section 2.5.   Procedure for Decreasing the Series 2005-3 Invested Amount; Optional Termination. (a) Decreases. On any Business Day prior to the occurrence of an Amortization Event, upon the written request of CRCF or the Administrator on behalf of CRCF, the Series 2005-3 Invested Amount may be reduced (a “Decrease”) by the Trustee’s withdrawing (as set forth in such request) (x) funds on deposit in the Series 2005-3 Excess Collection Account on such Business Day in an amount not to exceed the amount of such funds on deposit therein on such Business Day and/or (y) if such Business Day is during the Series 2005-3 Controlled Amortization Period, funds on deposit in the Series 2005-3 Collection Account on such Business Day in an amount not to exceed the amount of such funds on deposit therein on such Business Day that were allocated to the Series 2005-3 Notes pursuant to Section 3.2(b)(ii) on or prior to such Business Day which have not previously been withdrawn therefrom pursuant to either this Section 2.5(a)(y) to make a Decrease or pursuant to Section 3.5(a) to be paid to the holders of the Series 2005-3 Notes, and, in each case, depositing such funds into the Series 2005-3 Distribution Account and distributing such funds to the Administrative Agent on such Business Day in accordance with Section 3.5(b); provided that CRCF shall have given the Adminis-trative Agent (with a copy to the Trustee) irrevocable written notice (effective upon receipt) of the amount of such Decrease prior to 9:30 a.m. (New York City time) on the second Business Day prior to such Decrease, in the case of any such Decrease in an amount less than $200,000,000, and prior to 9:30 a.m. (New York City time) on a Business Day that is at least ten days prior to such Decrease, in the case of any such Decrease in an amount of $200,000,000 or more; provided, further, that any such Decrease shall be in an amount equal to $10,000,000 and integral multiples of $500,000 in excess thereof (or, if such Decrease will be used to reduce one or more Non-Extending Purchaser Group’s Purchaser Group Invested Amounts, such Decrease may be in such amount as is necessary to reduce the Purchaser Group Invested Amounts of all such Non-Extending Purchaser Groups to zero). Upon each Decrease, the Administrative Agent shall indicate in its records such Decrease and the Purchaser Group Invested Amount outstanding with respect to each Purchaser Group after giving effect to such Decrease. Upon receipt of any notice required by Section 2.5(a) from CRCF, the Administrative Agent shall forward (by telecopy or electronic messaging system) a copy of such notice to the Funding Agent with respect to each Purchaser Group, no later than 1:00 p.m. (New York City time) on the Business Day received.

(b)  Optional Termination. On any Business Day, CRCF shall have the right to deliver an irrevocable written notice (an “Optional Termination Notice”) to the Administrative Agent, the Trustee, the Administrator and the Rating Agencies in which CRCF declares that the Commitments shall terminate on the date (the “Optional Termination Date”) set forth in such notice (which date, in any event, shall be a Distribution Date not less than five (5) Business Days from the date on which such notice is delivered). Upon receipt of any Optional Termination Notice from CRCF, the Administrative Agent shall promptly notify the Funding Agent with respect to each Purchaser Group thereof.

(c)   Rapid Amortization Following Optional Termination. From and after the Optional Termination Date, the Series 2005-3 Rapid Amortization Period shall commence for all purposes under this Supplement, the Base Indenture and the Related Documents.

(d)  Principal Collections to the Non-Extending Purchaser Group. If there are Principal Collections on deposit in the Series 2005-3 Excess Collection Account on any Business Day on which the Purchaser Group Invested Amount with respect to any Non-Extending Purchaser Group shall not have been reduced to zero and CRCF would be permitted under the terms of Section 2.5(a) to effect a Decrease with such funds, CRCF shall request such a Decrease in accordance with Section 2.5(a) on the earliest possible date.

Section 2.6.   Increases and Reductions of the Commitments; Extensions of the Commitments. (a) Request for Increase of Commitment. CRCF may from time to time request that any Purchaser Group agree to increase any amount set forth opposite the name of the CP Conduit Purchaser included in such Purchaser Group on Schedule I. An increase in such amount shall be effective hereunder if such Purchaser Group shall have agreed in its sole discretion to such increase.

(b)  Extension of Scheduled Expiry Date. If CRCF desires to extend the Scheduled Expiry Date with respect to the Purchaser Groups, CRCF shall notify the Administrative Agent at least 45 days prior to such Scheduled Expiry Date of its desire to extend the Scheduled Expiry Date with respect to the Purchaser Groups, whereupon the Administrative Agent shall notify the Funding Agent with respect to each Purchaser Group of CRCF’s desire to so extend the Scheduled Expiry Date. Each Funding Agent, on behalf of its Purchaser Group, shall notify the Administrative Agent and CRCF in writing of whether such Purchaser Group agrees to an extension of the Scheduled Expiry Date with respect to such Purchaser Group; provided that failure by a Funding Agent to respond to such request shall not be con-strued as a consent by such Purchaser Group to such extension. The decision to extend or not extend shall be made by each Purchaser Group in its sole discretion. In the event that any Purchaser Group desires to extend its Scheduled Expiry Date for an amount that is less than its Maximum Purchaser Group Invested Amount prior to CRCF’s request for an extension, CRCF, in its sole discretion, may accept such extension; provided, however, that such Purchaser Group (x) shall be deemed to be a Non-Extending Purchaser Group for purposes of Section 3.5 having a Purchaser Group Invested Amount equal to the excess of its Purchaser Group Invested Amount over a percentage of its Maximum Purchaser Group Invested Amount that will be available after the extension of its Scheduled Expiry Date equal to the percentage equivalent of a fraction, the numerator of which is the sum of the Purchaser Group Invested Amounts with respect to all Extending Purchaser Groups, other than such Purchaser Group and any other Purchaser Group reducing its Maximum Purchaser Group Invested Amount, and the denominator of which is the sum of the Maximum Purchaser Group Invested Amounts of all Extending Purchaser Groups, other than such Purchaser Group and any other Purchaser Group reducing its Maximum Purchaser Group Invested Amount and (y) shall be deemed to be an Extending Purchaser Group with a Maximum Purchaser Group Invested Amount equal to the portion of its Maximum Purchaser Group Invested Amount that will be available after the extension of its Scheduled Expiry Date. In connection with any request by CRCF to extend the Scheduled Expiry Date pursuant to this Section 2.6(b), CRCF shall provide to the Administrative Agent, who shall provide to each Purchaser Group, on or prior to the effective date of any such extension, a certificate of the chief financial officer of CRCF to the effect set forth in Schedule 8.3(d) of the Base Indenture.

(c) Optional Reduction in Series 2005-3 Maximum Invested Amount. On any Business Day, CRCF may, upon two (2) Business Days’ prior written notice to the Administrative Agent (effec-tive upon receipt) (with copies to the Administrator and the Trustee) reduce the Series 2005-3 Maximum Invested Amount in an amount equal to $10,000,000 or a whole multi-ple of $1,000,000 in excess thereof; provided that no such termination or reduction shall be per-mitted if, after giving effect thereto and to any reduction in the Series 2005-3 Invested Amount on such date, the Purchaser Group Invested Amount with respect to any Purchaser Group would exceed the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group then in effect. Any reduc-tion in the Series 2005-3 Maximum Invested Amount shall be made on a pro rata basis to the Maximum Purchaser Group Invested Amounts with respect to the Purchaser Groups, based on the Maximum Purchaser Group Invested Amount with respect to each Purchaser Group. Once reduced, the Maximum Purchaser Group Invested Amounts may not be subsequently reinstated without each such Purchaser Group’s prior written consent, which consent shall be granted or not in the sole discretion of such Purchaser Group.

(d) Mandatory Assignment. If, after receiving a request for extension of its Scheduled Expiry Date from CRCF pursuant to Section 2.6(b), the Funding Agent with respect to a CP Conduit Purchaser notifies CRCF in writing of its decision not to extend its Scheduled Expiry Date as requested or fails to respond to CRCF’s request within 30 days of its receipt of such request, at the request of CRCF, such CP Conduit Purchaser and the APA Banks with respect to such CP Conduit Purchaser shall on a Distribution Date thereafter selected by CRCF (or such other date as may be agreed by CRCF, the Funding Agent and the Administrative Agent) assign all or any portion of their respective rights and obligations under this Supplement and the Series 2005-3 Notes pursuant to Section 11.1 to a replacement CP Conduit Purchaser and the APA Banks with respect to such replacement CP Conduit Purchaser selected by CRCF upon payment by the replacement CP Conduit Purchaser and the APA Banks with respect to such replacement CP Conduit Purchaser (or upon payment by CRCF as agreed to by CRCF, the assignor and the assignee) of an amount equal to the sum of (i) the Purchaser Group Invested Amount with respect to such Non-Extending Purchaser Group, plus (ii) (A) if such Purchaser Group includes a Match Funding CP Conduit Purchaser, the sum of (x) all accrued and unpaid Discount on all outstanding Commercial Paper issued by, or for the benefit of, such Match Funding CP Conduit Purchaser to fund the CP Funded Amount with respect to such Match Funding CP Conduit Purchaser from the issuance date(s) thereof to but excluding the date (the “Purchase Effective Date”) of the assignment to the replacement CP Conduit Purchaser and the APA Banks with respect to such CP Conduit Purchaser and (y) the aggregate Discount to accrue on all outstanding Commercial Paper issued by, or for the benefit of, such Match Funding CP Conduit Purchaser to fund the CP Funded Amount with respect to such Match Funding CP Conduit Purchaser from and including the Purchase Effective Date to and excluding the maturity date of each CP Tranche with respect to such Match Funding CP Conduit Purchaser or (B) if such Non-Extending Purchaser Group includes a Pooled Funding CP Conduit Purchaser, the sum of (x) the aggregate amount of accrued and unpaid Discount on or in respect of the Commercial Paper issued by, or for the benefit of, such Pooled Funding CP Conduit Purchaser allocated, in whole or in part, by the Funding Agent with respect to such Pooled Funding CP Conduit Purchaser, to fund the purchase or maintenance of the CP Funded Amount with respect to such Pooled Funding CP Conduit Purchaser as of the Purchase Effective Date and (y) the aggregate amount of Discount to accrue on or in respect of the Commercial Paper issued by, or for the benefit of, such Pooled Funding CP Conduit Purchaser allocated, in whole or in part, by the

Funding Agent with respect to such Pooled Funding CP Conduit Purchaser, to fund the purchase or maintenance of the CP Funded Amount with respect to such Pooled Funding CP Conduit Purchaser from and including the Purchase Effective Date to and excluding the maturity dates of such Commercial Paper, plus (iii) all accrued and unpaid interest on the APA Bank Funded Amount with respect to such Purchaser Group, calculated at the Alternate Base Rate or the applicable Adjusted LIBO Rate plus the Applicable Margin as of the Purchase Effective Date, plus (iv) for each day from but excluding the last day of the Series 2005-3 Interest Period immediately preceding the Purchase Effective Date, an amount equal to (x) the CP Funded Amount with respect to such Non-Extending Purchaser Group on such day times (y) the Program Fee Rate divided by (z) 360, plus (v) for each day from but excluding the last day of the Series 2005-3 Interest Period immediately preceding the Purchase Effective Date, an amount equal to (x) the excess, if any, of the Commitment Amount with respect to such Non-Extending Purchaser Group over the Purchaser Group Invested Amount with respect to such Purchaser Group on such day times (y) the Commitment Fee Rate divided by (z) 360, plus (vi) all Article VII Costs then due and payable to such Non-Extending Purchaser Group, plus (vii) without duplication, any other amounts then due and payable to such Non-Extending Purchaser Group pursuant to this Supplement.

(e) Option to Add CP Conduit Purchasers. CRCF may at any time add a multi-seller commercial paper conduit as an additional CP Conduit Purchaser (an “Additional CP Conduit Purchaser”) and one or more banks providing support to the Additional CP Conduit Purchaser as APA Banks with respect to the Additional CP Conduit Purchaser (the “Related Additional APA Banks”), with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld), by providing at least ten (10) Business Days’ prior written notice of (i) the names of the Additional CP Conduit Purchaser, the Related Additional APA Banks and the funding agent with respect to the Additional CP Conduit Purchaser and the Related Additional APA Banks (the “Additional Funding Agent”), (ii) the date on which CRCF desires to effect such addition (the “Purchaser Group Addition Date”), (iii) the proposed Maximum Purchaser Group Invested Amount with respect to the Additional CP Conduit Purchaser and the Related Additional APA Banks and (iv) the Commitment Percentage of each Purchaser Group on the Purchaser Group Addition Date, after giving effect to the addition of the Additional CP Conduit Purchaser and the Related Additional APA Banks. On the Purchaser Group Addition Date, each CP Conduit Purchaser, the APA Banks with respect to such CP Conduit Purchaser and the Funding Agent with respect to such CP Conduit Purchaser shall make an assignment and assumption to the Additional CP Conduit Purchaser, the Related Additional APA Banks and the Additional Funding Agent pursuant to Section 11.1, as directed by the Administrative Agent, with the result that after giving effect thereto, the Purchaser Group Invested Amount with respect to each such Purchaser Group shall equal the product of (x) the Series 2005-3 Invested Amount on the Purchaser Group Addition Date and (y) the Commitment Percentage of such Purchaser Group on the Purchaser Group Addition Date, after giving effect to the addition of the Additional CP Conduit Purchaser and the Related Additional APA Banks. No Purchaser Group shall be required to make any assignment unless such assigning Purchaser Group shall receive in cash an amount equal to the reduction in its Series 2005-3 Invested Amount.

Section 2.7.   Interest; Fees. (a) Interest Paid on Distribution Dates. Interest shall be payable on the Series 2005-3 Notes on each Distribution Date pursuant to Section 3.3.

(b)  Allocations to Tranches. On any Business Day, CRCF may, subject to Section 2.7(c), elect to allocate all or any portion of the Available CP Funding Amount with respect to any Match Funding CP Conduit Purchaser, to one or more CP Tranches with CP Rate Periods commencing on such Business Day by giving the Administrative Agent and the Funding Agent with respect to such Match Funding CP Conduit Purchaser irrevocable written or telephonic (confirmed in writing) notice thereof, which notice must be received by such Funding Agent prior to 3:00 p.m. (New York City time) on the second Business Day prior to such Business Day. Such notice shall specify (i) the applicable Business Day, (ii) the CP Rate Period for each CP Tranche to which a portion of the Available CP Funding Amount with respect to such Purchaser Group is to be allocated and (iii) the portion of such Available CP Funding Amount being allocated to each such CP Tranche. On any Business Day, CRCF may, subject to Sections 2.7(c) and 7.4, elect to allocate all or any portion of the Available APA Bank Funding Amount with respect to any Purchaser Group to one or more Eurodollar Tranches with Eurodollar Periods commencing on such Business Day by giving the Administrative Agent and the Funding Agent with respect to such Purchaser Group irrevocable written or telephonic (confirmed in writing) notice thereof, which notice must be received by such Funding Agent prior to 1:00 p.m. (New York City time) three (3) Business Days prior to such Business Day. Such notice shall specify (i) the applicable Business Day, (ii) the Eurodollar Period for each Eurodollar Tranche to which a portion of the Available APA Bank Funding Amount with respect to such Purchaser Group is to be allocated and (iii) the portion of such Available APA Bank Funding Amount being allocated to each such Eurodollar Tranche. Upon receipt of any such notice, the Funding Agent with respect to a Purchaser Group shall notify the CP Conduit Purchaser and the APA Bank with respect to such Purchaser Group of the contents of such notice promptly upon receipt thereof.

(c)  Conditions Applicable to Tranche Allocations. Notwithstanding anything to the contrary contained in this Section 2.7, (i) (A) each Match Funding CP Conduit Purchaser shall approve the length of each CP Rate Period and the portion of the Available CP Funding Amount with respect to such Match Funding CP Conduit Purchaser allocated to such CP Rate Period, (B) such Match Funding CP Conduit Purchaser may select, in its sole discretion, any new CP Rate Period if (x) CRCF does not provide notice of a new CP Rate Period on a timely basis or (y) the Funding Agent with respect to such Match Funding CP Conduit Purchaser, on behalf of such Match Funding CP Conduit Purchaser, determines, in its sole discretion, that the CP Rate Period requested by CRCF is unavailable or for any reason commercially undesirable and (C) the portion of the Available CP Funding Amount with respect to such Match Funding CP Conduit Purchaser allocable to each CP Tranche must be in an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof and (ii) (A) the portion of the Available APA Bank Funding Amount with respect to any Purchaser Group allocable to each Eurodollar Tranche must be in an amount equal to $100,000 or an integral multiple of $100,000 in excess thereof, (B) no more than seven Eurodollar Tranches with respect to such Purchaser Group shall be outstanding at any one time, (C) after the occurrence and during the continuance of any Amortization Event or Potential Amortization Event, CRCF may not elect to allocate any portion of the Available APA Bank Funding Amount with respect to any Purchaser Group to a Eurodollar Tranche and (D) during the Series 2005-3 Controlled Amortization Period or the Series 2005-3 Rapid Amortization Period, CRCF may not select any Eurodollar Period that does not end on or prior to the next succeeding Distribution Date.

(d)  Elections Relating to Type of CP Conduit Purchaser. On any Business Day, a Match Funding CP Conduit Purchaser may elect that CRCF no longer be permitted to select CP Tranches in accordance with Sections 2.7(b) and (c) in respect of the CP Conduit Funded Amount with respect to such CP Conduit Purchaser by giving CRCF and the Administrative Agent irrevocable written notice thereof, which notice must be received by CRCF and the Administrative Agent at least one Business Day prior to such Business Day. On any Business Day, a Pooled Funding CP Conduit Purchaser may with the prior written consent of the Administrator (which consent shall not be unreasonably withheld) elect thereafter to allow CRCF to select CP Tranches in accordance with Sections 2.7(b) and (c) in respect of the CP Conduit Funded Amount with respect to such CP Conduit Purchaser by giving CRCF and the Administrative Agent irrevocable written notice thereof, which notice and consent must be received by CRCF and the Administrative Agent at least one Business Day prior to such election. Any CP Conduit Purchaser making an election to change the manner in which its funding costs in respect of its Series 2005-3 Note are allocated in accordance with this Section 2.7(d) will be both a Match Funding CP Conduit Purchaser and a Pooled Funding CP Conduit Purchaser during the period that its Series 2005-3 Note is funded on both a “pooled” and “match funded” basis and its Monthly Funding Costs during that period will be calculated accordingly.

(e)  Commitment Fees. CRCF shall pay with funds available pursuant to Section 3.3(a) to the Administra-tive Agent, for the account of each Purchaser Group, on each Distribution Date, a commitment fee with respect to the Series 2005-3 Interest Period ending on the day preceding such Distribution Date (the “Commitment Fee”) during the period from the Series 2005-3 Closing Date to and including the Expiry Date with respect to such Purchaser Group at the Commitment Fee Rate of the average daily Commitment Amount with respect to such Purchaser Group during such Series 2005-3 Interest Period less the aver-age daily Purchaser Group Invested Amount with respect to such Purchaser Group during such Series 2005-3 Interest Period. The Commitment Fees shall be payable monthly in arrears on each Distribution Date.

(f)  Calculations. Calculations of per annum rates under this Supplement shall be made on the basis of a 360- (or 365-/366- in the case of interest on the Floating Tranche based on the Prime Rate) day year. Calculations of Commitment Fees shall be made on the basis of a 360-day year. Each determination of the Adjusted LIBOR Rate by the Administrative Agent shall be conclusive and binding upon each of the parties hereto in the absence of manifest error.

Section 2.8.   Indemnification by CRCF. CRCF agrees to indemnify and hold harmless the Trustee, the Administrative Agent, each Funding Agent, each CP Conduit Purchaser, each APA Bank and each of their respective officers, directors, agents and employees (each, a “Company indemnified person”) from and against any loss, liabil-ity, expense, damage or injury suffered or sustained by (a “Claim”) such Company indem-nified person by reason of (i) any acts, omissions or alleged acts or omissions arising out of, or relating to, activities of CRCF pursuant to the Indenture or the other Related Documents to which it is a party, (ii) a breach of any representation or warranty made or deemed made by CRCF (or any of its officers) in the Indenture or other Related Document or (iii) a failure by CRCF to comply with any applicable law or regulation or to perform its covenants, agreements, duties or obliga-tions required to be performed or observed by it in accordance with the provisions of the Indenture or the other Related Documents, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other reason-able costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, except to the extent such loss, liability, expense, damage or injury resulted from the gross negligence, bad faith or willful misconduct of such Company indemnified person or its officers, directors, agents, princi-pals, employees or employers or includes any Excluded Taxes; provided that any payments made by CRCF pursuant to this Section 2.8 shall be made solely from funds available pursuant to Section 3.3(e), shall be non-recourse other than with respect to such funds, and shall not constitute a claim against CRCF to the extent that such funds are insufficient to make such payment.

Section 2.9.   Funding Agents. (a) Recordations of Monthly Funding Costs. The Funding Agent with respect to each Purchaser Group is hereby authorized to record on each Business Day the CP Funded Amount with respect to such Purchaser Group and the aggre-gate amount of Discount accruing with respect thereto on such Business Day and the APA Bank Funded Amount with respect to such Purchaser Group and the amount of interest accruing with respect thereto on such Business Day and, based on such recordations, to determine the Monthly Funding Costs with respect to each Series 2005-3 Interest Period and such Purchaser Group. Any such recordation by a Funding Agent, absent manifest error, shall constitute prima facie evidence of the accuracy of the information so recorded. Further-more, the Funding Agent with respect to each Purchaser Group shall maintain records sufficient to iden-tify the percentage interest of the related CP Conduit Purchaser and each APA Bank with respect to such Purchaser Group holding an interest in the Series 2005-3 Note registered in the name of such Funding Agent and any amounts owing thereunder.

(b)  Payment of Funds to CP Conduit Purchasers and/or the Related APA Banks. Upon receipt of funds from the Administrative Agent on each Distribution Date and the date of any Decrease, each Funding Agent shall pay such funds to the related CP Conduit Purchaser and/or the related APA Bank owed such funds in accordance with the recorda-tions maintained by it in accordance with Section 2.9(a) and the Asset Purchase Agreement with respect to such CP Conduit Purchaser. If a Funding Agent shall have paid to any CP Conduit Purchaser or APA Bank any funds that (i) must be returned for any reason (including bankruptcy) or (ii) exceeds that which such CP Conduit Purchaser or APA Bank was entitled to receive, such amount shall be promptly repaid to such Funding Agent by such CP Conduit Purchaser or APA Bank.

ARTICLE III
SERIES 2005-3 ALLOCATIONS

With respect to the Series 2005-3 Notes, the following shall apply:

Section 3.1.   Establishment of Series 2005-3 Collection Account, Series 2005-3 Excess Collection Account and Series 2005-3 Accrued Interest Account. (a)  Allocation of Collections. All Collections allocable to the Series 2005-3 Notes shall be allocated to the Collection Account.

(b)  Creation of Subaccounts. The Trustee will create three administra-tive subaccounts within the Collection Account for the benefit of the Series 2005-3 Noteholders: the Series 2005-3 Collection Account (such sub account, the “Series 2005-3 Collection Account”), the Series 2005-3 Excess Collection Account (such sub account, the “Series 2005-3 Excess Collection Account”) and the Series 2005-3 Accrued Interest Account (such sub account, the “Series 2005-3 Accrued Interest Account”).

Section 3.2.   Allocations with Respect to the Series 2005-3 Notes. The net proceeds from the initial sale of the Series 2005-3 Notes and any Increase will be deposited into the Collection Account. On each Business Day on which Collections are deposited into the Collection Account (each such date, a “Series 2005-3 Deposit Date”), the Adminis-trator will direct the Trustee in writing pursu-ant to the Administration Agreement to allocate all amounts deposited into the Collection Account in accordance with the provisions of this Section 3.2:

(a)  Allocations of Collections During the Series 2005-3 Revolving Period. During the Series 2005-3 Revolving Period, the Administrator will direct the Trustee in writing pursuant to the Administration Agree-ment to allocate on each day, prior to 11:00 a.m. (New York City time) on each Series 2005-3 Deposit Date, all amounts deposited into the Collection Account as set forth below:

(i)  allocate to the Series 2005-3 Collection Account an amount equal to the Series 2005-3 Invest-ed Percentage (as of such day) of the aggregate amount of the sum of (A) Interest Collections on such day and (B) any amounts received by the Trustee on such day in respect of the Series 2005-3 Interest Rate Caps. All such amounts allocated to the Series 2005-3 Collection Account shall be further allocated to the Series 2005-3 Accrued Interest Account; and

(ii)  allocate to the Series 2005-3 Excess Collection Account the sum of (A) the Series 2005-3 Invested Percentage (as of such day) of the aggregate amount of Principal Collections on such day (for any such day, the “Series 2005-3 Principal Allocation”) and (B) the proceeds from the initial issuance of the Series 2005-3 Notes and from any Increase; provided, however, if a Waiver Event shall have occurred, then such allocation shall be modified as provided in Article V of this Supplement.

(b)  Allocations of Collections During the Series 2005-3 Controlled Amortization Period. With respect to the Series 2005-3 Controlled Amortization Period, the Administrator will direct the Trustee in writing pursuant to the Administration Agreement to allocate, prior to 11:00 a.m. (New York City time) on any Series 2005-3 Deposit Date, all amounts deposited into the Collection Account as set forth below:

(i)  allocate to the Series 2005-3 Collection Account an amount determined as set forth in Section 3.2(a)(i) above for such day, which amount shall be further allocated to the Series 2005-3 Accrued Interest Account;

(ii)  allocate to the Series 2005-3 Collection Account an amount equal to the Series 2005-3 Principal Allocation for such day, which amount shall be used to make principal payments in respect of the Series 2005-3 Notes or to make a Decrease; provided, however, that if the Monthly Total Principal Allocation for any Related Month exceeds the lesser of (x) the Series 2005-3 Controlled

Amortization Amount for such Related Month or (y) the Series 2005-3 Invested Amount on such Series 2005-3 Deposit Date, then the amount of such excess shall be allocated to the Series 2005-3 Excess Collection Account; and provided, further, that if a Waiver Event shall have occurred, then such allocation shall be modified as provided in Article V; and

(iii)  allocate to the Series 2005-3 Excess Collection Account the proceeds from any Increase.

(c)  Allocations of Collections During the Series 2005-3 Rapid Amortization Period. With respect to the Series 2005-3 Rapid Amortization Period, other than after the occurrence of an Event of Bankruptcy with respect to CCRG, any other Lessee or any Permitted Sublessee, the Adminis-trator will direct the Trustee in writing pursuant to the Administration Agree-ment to allocate, prior to 11:00 a.m. (New York City time) on any Series 2005-3 Deposit Date, all amounts deposited into the Collection Account as set forth below:

(i) allocate to the Series 2005-3 Collection Account an amount deter-mined as set forth in Section 3.2(a)(i) above for such day, which amount shall be further allocated to the Series 2005-3 Accrued Interest Account; and

(ii) allocate to the Series 2005-3 Collection Account an amount equal to the Series 2005-3 Princi-pal Allocation for such day, which amount shall be used to make principal payments in respect of the Series 2005-3 Notes, ratably, without preference or priority of any kind, until the Series 2005-3 Invested Amount is paid in full; provided that if on any Determination Date (A) the Administrator determines that the amount anticipated to be available from Interest Collections allocable to the Series 2005-3 Notes, Series 2005-3 Interest Rate Cap Proceeds and other amounts available pursuant to Section 3.3 to pay Series 2005-3 Monthly Interest and the Commitment Fees on the next succeeding Distribution Date will be less than the Series 2005-3 Monthly Interest and Commitment Fees for the Series 2005-3 Interest Period ending on the day preceding such Distribution Date and (B) the Series 2005-3 Enhancement Amount is greater than zero, then the Administrator shall direct the Trustee in writing to reallocate a portion of the Principal Collections allocated to the Series 2005-3 Notes during the Related Month equal to the lesser of such insufficiency and the Series 2005-3 Enhancement Amount to the Series 2005-3 Accrued Interest Account to be treated as Interest Collections on such Distribution Date.

(d)  Allocations of Collections after the Occurrence of an Event of Bankruptcy. After the occur-rence of an Event of Bankruptcy with respect to CCRG, any other Lessee or any Permitted Sublessee, the Administrator will direct the Trustee in writing pursuant to the Administra-tion Agreement to allocate, prior to 11:00 a.m. (New York City time) on any Series 2005-3 Deposit Date, all amounts deposited into the Collection Account as set forth below:

(i) allocate to the Series 2005-3 Collection Account an amount equal to the sum of (A) the Series 2005-3 AESOP I Operating Lease Vehicle Percentage as of the date of the occurrence of such Event of Bankruptcy of the aggregate amount of Interest Collections made under the AESOP I Operating Lease Loan Agreement, and (B) any amounts received by the Trustee in respect of the Series 2005-3 Interest Rate Caps on such day. All such amounts allocated to the Series 2005-3 Collection Account shall be further allocated to the Series 2005-3 Accrued Interest Account; and

(ii) allocate to the Series 2005-3 Collection Account an amount equal to the Series 2005-3 AESOP I Operating Lease Vehicle Percentage as of the date of the occurrence of such Event of Bankruptcy of the aggregate amount of Principal Collections made under the AESOP I Operating Lease Loan Agreement, which amount shall be used to make principal payments in respect of the Series 2005-3 Notes until the Series 2005-3 Notes have been paid in full; provided that if on any Determination Date (A) the Administrator determines that the amount anticipated to be available from Interest Collections allocable to the Series 2005-3 Notes, Series 2005-3 Interest Rate Cap Proceeds and other amounts available pursuant to Section 3.3 to pay Series 2005-3 Monthly Interest and the Commitment Fees on the next succeeding Distribution Date will be less than the Series 2005-3 Monthly Interest and Commitment Fees for the Series 2005-3 Interest Period ending on the day preceding such Distribution Date and (B) the Series 2005-3 Enhancement Amount is greater than zero, then the Administrator shall direct the Trustee in writing to reallocate a portion of the Principal Collections allocated to the Series 2005-3 Notes during the Related Month equal to the lesser of such insufficiency and the Series 2005-3 Enhancement Amount to the Series 2005-3 Accrued Interest Account to be treated as Interest Collections on such Distribution Date.

(e)  Allocations From Other Series. Amounts allocated to other Series of Notes that have been reallocated by CRCF to the Series 2005-3 Notes (i) during the Series 2005-3 Revolving Period shall be allocated to the Series 2005-3 Excess Collection Account and applied in accordance with Section 3.2(f) and (ii) during the Series 2005-3 Controlled Amortization Period or the Series 2005-3 Rapid Amortization Period shall be allocated to the Series 2005-3 Collection Account and applied in accordance with Section 3.2(b) or Section 3.2(c) to make principal payments in respect of the Series 2005-3 Notes.

(f)  Series 2005-3 Excess Collection Account. Amounts allocated to the Series 2005-3 Excess Collection Account on any Series 2005-3 Deposit Date will be (i) first, used to reduce the Purchaser Group Invested Amount with respect to any Non-Extending Purchaser Group to the extent required pursuant to Section 2.5(d), (ii) second, deposited in the Series 2005-3 Reserve Account in an amount up to the excess, if any, of the Series 2005-3 Required Reserve Account Amount for such date, after giving effect to any Increase or Decrease on such date, over the Series 2005-3 Available Reserve Account Amount for such date, (iii) third, to the extent directed by CRCF used to pay the principal amount of other Series of Notes that are then required to be paid, (iv) fourth, to the extent directed in writing by the Administrator, used to make a voluntary Decrease in the Series 2005-3 Invested Amount, (v) fifth, to the extent directed in writing by the Administrator used to make a voluntary decrease in the Invested Amount of any other Series of Notes that may be reduced in accordance with the Indenture, (vi) sixth, released to AESOP Leasing in an amount equal to (A) the Loan Agreement’s Share with respect to the AESOP I Operating Lease Loan Agreement as of such date times (B) 100% minus the Loan Payment Allocation Percentage with respect to the AESOP I Operating Lease Loan Agreement as of such date times (C) the amount of any remaining funds and (vii) seventh, paid to CRCF and used to make Loans under the Loan Agreements to the extent the Borrowers have requested Loans thereunder and Eligible Vehicles are avail-able for financing thereunder; provided, in the case of clauses (v), (vi) and (vii), that no AESOP I Operating Lease Vehicle Deficiency would result there-from or exist immedi-ately thereafter. Upon the occurrence of an Amortization Event, funds on deposit in the Series 2005-3 Excess Collection Account will be with-drawn by the Trustee, deposited in the Series 2005-3 Collection Account and allocated as Principal Collections to reduce the Series 2005-3 Invested Amount on the immediately succeeding Distribution Date.

(g)  Past Due Rental Payments. Notwithstanding Section 3.2(a), if after the occurrence of a Series 2005-3 Lease Payment Deficit, the Lessees shall make payments of Monthly Base Rent or other amounts payable by the Lessees under the Leases on or prior to the fifth Business Day after the occurrence of such Series 2005-3 Lease Payment Deficit (a “Past Due Rent Payment”), the Administrator shall direct the Trustee in writing pursuant to the Administration Agreement to allocate to the Series 2005-3 Collection Account an amount equal to the Series 2005-3 Invested Percentage as of the date of the occurrence of such Series 2005-3 Lease Payment Deficit of the Collections attributable to such Past Due Rent Payment (the “Series 2005-3 Past Due Rent Payment”). The Administrator shall instruct the Trustee in writing pursuant to the Administration Agreement to withdraw from the Series 2005-3 Collection Account and apply the Series 2005-3 Past Due Rent Payment in the following order:

(i) if the occurrence of such Series 2005-3 Lease Payment Deficit resulted in a withdrawal being made from the Series 2005-3 Reserve Account pursuant to Section 3.3(d), deposit in the Series 2005-3 Reserve Account an amount equal to the lesser of (x) the Series 2005-3 Past Due Rent Payment and (y) the excess, if any, of the Series 2005-3 Required Reserve Account Amount over the Series 2005-3 Available Reserve Account Amount on such day;

(ii) if the occurrence of the related Series 2005-3 Lease Payment Deficit resulted in one or more Lease Deficit Disbursements being made under the Series 2005-3 Letters of Credit, pay to each Series 2005-3 Letter of Credit Provider who made such a Lease Deficit Disbursement for application in accor-dance with the provisions of the applicable Series 2005-3 Reimbursement Agreement an amount equal to the lesser of (x) the unreimbursed amount of such Series 2005-3 Letter of Credit Provider’s Lease Deficit Disbursement and (y) such Series 2005-3 Letter of Credit Provider’s pro rata share, calculated on the basis of the unreimbursed amount of each Series 2005-3 Letter of Credit Provider’s Lease Deficit Disbursement, of the amount of the Series 2005-3 Past Due Rent Payment remaining after Payment pursuant to clause (i) above;

(iii) if the occurrence of such Series 2005-3 Lease Payment Deficit resulted in a withdrawal being made from the Series 2005-3 Cash Collateral Account, deposit in the Series 2005-3 Cash Collateral Account an amount equal to the lesser of (x) the amount of the Series 2005-3 Past Due Rent Payment remaining after any payment pursuant to clauses (i) and (ii) above and (y) the amount withdrawn from the Series 2005-3 Cash Collateral Account on account of such Series 2005-3 Lease Payment Deficit;

(iv) allocate to the Series 2005-3 Accrued Interest Account the amount, if any, by which the Series 2005-3 Lease Interest Payment Deficit, if any, relating to such Series 2005-3 Lease Payment Deficit exceeds the amount of the Series 2005-3 Past Due Rent Payment applied pursuant to clauses (i), (ii) and (iii) above; and

(v) treat the remaining amount of the Series 2005-3 Past Due Rent Payment as Principal Collections allocated to the Series 2005-3 Notes in accordance with Section 3.2(a)(ii), 3.2(b)(ii) or 3.2(c)(ii), as the case may be.

Section 3.3.   Payments to Noteholders. The Funding Agent with respect to each Purchaser Group shall provide written notice to the Administrative Agent (x) no later than two (2) Business Days prior to each Determination Date, setting forth the Monthly Funding Costs with respect to such Purchaser Group with respect to the portion of the current Series 2005-3 Interest Period ending on such Business Day and a reasonable estimation of the Monthly Funding Costs with respect to such Purchaser Group for the remainder of such Series 2005-3 Interest Period and (y) within three (3) Business Days after the end of each calendar month, setting forth the Monthly Funding Costs (calculated as if such calendar month was a Series 2005-3 Interest Period) with respect to such Purchaser Group for such calendar month. The Administrative Agent shall, within two (2) Business Days following its receipt of such information from each Funding Agent, compile the information provided in such written notice pursuant to (x) or (y) above, as applicable, into one written notice for all Purchaser Groups and forward such notice to the Administrator. If the actual amount of the Monthly Funding Costs with respect to any Purchaser Group for a Series 2005-3 Interest Period is less than or greater than the amount thereof estimated by the Funding Agent with respect to such Purchaser Group on a Determination Date, such Funding Agent shall notify the Administrator and the Administrative Agent thereof on the next succeeding Determination Date and the Administrator will reduce or increase the Monthly Funding Costs with respect to such Purchaser Group for the next succeeding Series 2005-3 Interest Period accordingly. The Administrator shall determine the Series 2005-3 Note Rate for the last Series 2005-3 Interest Period on the Determination Date immediately preceding the final Distribution Date based on the information provided by the Funding Agents. If a Funding Agent determines that the actual Monthly Funding Costs with respect to its Purchaser Group for the last Series 2005-3 Interest Period will be more or less than the estimate thereof provided to the Administrator and informs the Administrator of such variance prior to the Distribution Date for such Series 2005-3 Interest Period, the Administrator will recalculate the Series 2005-3 Note Rate for such Series 2005-3 Interest Period. On each Determination Date, as provided below, the Administrator shall instruct the Paying Agent in writing pursuant to the Administration Agreement to withdraw, and on the following Distribution Date the Paying Agent, acting in accor-dance with such instruc-tions, shall withdraw the amounts required to be withdrawn from the Collection Account pursuant to Section 3.3(a) below in respect of all funds available from Series 2005-3 Interest Rate Cap Proceeds and Interest Collections processed since the preceding Distribution Date and allocated to the holders of the Series 2005-3 Notes.

(a) Note Interest and Commitment Fees with respect to the Series 2005-3 Notes. On each Determin-a-tion Date, the Adminis-trator shall instruct the Trustee and the Paying Agent in writing pursuant to the Administration Agreement as to the amount to be withdrawn and paid pursuant to Section 3.4 from the Series 2005-3 Accrued Interest Account to the extent funds are anticipated to be available from Interest Collections allo-cable to the Series 2005-3 Notes and the Series 2005-3 Interest Rate Cap Proceeds pro-cessed from, but not including, the preceding Distribu-tion Date through the succeeding Dis-tribution Date in respect of (x) first, an amount equal to the Series 2005-3 Monthly Interest for the Series 2005-3 Interest Period ending on the day preceding the related Distribution Date, (y) second, an amount equal to the Commitment Fees for each Purchaser Group for the Series 2005-3 Interest Period ending on the day preceding the related Distribution Date and (z) third, an amount equal to the amount of any unpaid Series 2005-3 Shortfall as of the preceding Distribu-tion Date (together with any accrued interest on such Series 2005-3 Shortfall). On the following Distribution Date, the Trustee shall withdraw the amounts described in the first sentence of this Sec-tion 3.3(a) from the Series 2005-3 Accrued Interest Account and deposit such amounts in the Series 2005-3 Distribution Account.

(b) Withdrawals from Series 2005-3 Reserve Account. If the Administrator determines on any Distribution Date that the amounts available from the Series 2005-3 Accrued Interest Account are insufficient to pay the sum of the amounts described in clauses (x), (y) and (z) of Section 3.3(a) above on such Distribution Date, the Administrator shall instruct the Trustee in writing to withdraw from the Series 2005-3 Reserve Account and deposit in the Series 2005-3 Distribution Account on such Distribution Date an amount equal to the lesser of the Series 2005-3 Available Reserve Account Amount and such insufficiency. The Trustee shall withdraw such amount from the Series 2005-3 Reserve Account and deposit such amount in the Series 2005-3 Distribution Account.

(c) Lease Payment Deficit Notice. On or before 10:00 a.m. (New York City time) on each Distribution Date, the Administrator shall notify the Trustee of the amount of any Series 2005-3 Lease Payment Deficit, such notification to be in the form of Exhibit F (each a “Lease Payment Deficit Notice”).

(d) Draws on Series 2005-3 Letters of Credit For Series 2005-3 Lease Interest Payment Deficits. If the Administrator determines on any Distribution Date that there exists a Series 2005-3 Lease Interest Payment Deficit, the Administrator shall instruct the Trustee in writing to draw on the Series 2005-3 Letters of Credit, if any, and, the Trustee shall, by 12:00 noon (New York City time) on such Distribution Date draw an amount (identified by the Administrator) equal to the least of (i) such Series 2005-3 Lease Interest Payment Deficit, (ii) the excess, if any, of the sum of the amounts described in clauses (x), (y) and (z) of Section 3.3(a) above on such Distribution Date over the amounts available from the Series 2005-3 Accrued Interest Account on such Distribution Date plus the amount withdrawn from the Series 2005-3 Reserve Account pursuant to Section 3.3(b) and (iii) the Series 2005-3 Letter of Credit Liquidity Amount on the Series 2005-3 Letters of Credit by presenting to each Series 2005-3 Letter of Credit Provider a draft accompanied by a Certificate of Lease Deficit Demand and shall cause the Lease Deficit Disbursements to be deposited in the Series 2005-3 Distribution Account on such Distribution Date for distribution in accordance with Section 3.4; provided, however, that if the Series 2005-3 Cash Collateral Account has been estab-lished and funded, the Trustee shall withdraw from the Series 2005-3 Cash Collateral Account and deposit in the Series 2005-3 Distribution Account an amount equal to the lesser of (x) the Series 2005-3 Cash Collateral Percentage on such Distribution Date of the least of the amounts described in clauses (i), (ii) and (iii) above and (y) the Series 2005-3 Available Cash Collateral Account Amount on such Distribution Date and draw an amount equal to the remainder of such amount on the Series 2005-3 Letters of Credit.

(e) Balance. On or prior to the second Busi-ness Day preceding each Distribution Date, the Adminis-trator shall instruct the Trustee and the Paying Agent in writing pursuant to the Administration Agreement to pay the balance (after making the payments required in Sec-tion 3.3(a)), if any, of the amounts available from the Series 2005-3 Accrued Interest Account as follows:

(i) on each Distribution Date during the Series 2005-3 Revolving Period or the Series 2005-3 Controlled Amortization Period, (1) first, to the Administrator, an amount equal to the Series 2005-3 Percentage as of the beginning of such Series 2005-3 Interest Period of the por-tion of the Monthly Administration Fee pay-able by CRCF (as specified in clause (iii) of the definition thereof) for such Series 2005-3 Interest Period, (2) second, to the Trustee, an amount equal to the Series 2005-3 Percentage as of the beginning of such Series 2005-3 Interest Period of the Trustee’s fees for such Series 2005-3 Interest Period, (3) third, to the Series 2005-3 Distribution Account to pay any Article VII Costs, (4) fourth, to pay any Carrying Charges (other than Carrying Charges provided for above) to the Persons to whom such amounts are owed, an amount equal to the Series 2005-3 Percentage as of the beginning of such Series 2005-3 Interest Period of such Carrying Charges (other than Carrying Charges provided for above) for such Series 2005-3 Interest Period and (5) fifth, the balance, if any (“Excess Collections”), shall be withdrawn by the Paying Agent from the Series 2005-3 Collection Account and deposited in the Series 2005-3 Excess Collection Account; and

(ii) on each Distribution Date during the Series 2005-3 Rapid Amorti-zation Period, (1) first, to the Trustee, an amount equal to the Series 2005-3 Percentage as of the beginning of such Series 2005-3 Interest Period of the Trustee’s fees for such Series 2005-3 Interest Peri-od, (2) second, to the Adminis-tra-tor, an amount equal to the Series 2005-3 Percentage as of the beginning of such Series 2005-3 Interest Period of the portion of the Monthly Administration Fee (as specified in clause (iii) of the definition thereof) payable by CRCF for such Series 2005-3 Interest Period, (3) third, to the Series 2005-3 Distribution

Account to pay any Article VII Costs, (4) fourth, to pay any Carrying Charges (other than Carrying Charges provided for above) to the Persons to whom such amounts are owed, an amount equal to the Series 2005-3 Percentage as of the beginning of such Series 2005-3 Interest Period of such Carrying Charges (other than Carrying Charges provided for above) for such Series 2005-3 Interest Period and (5) fifth, the balance, if any, shall be treated as Principal Collections.

(f) Shortfalls. If the amounts described in Section 3.3 are insufficient to pay the Series 2005-3 Monthly Interest and the Commitment Fees of the Purchaser Groups on any Dis-tribution Date, payments of interest to the Series 2005-3 Noteholders and payments of Commitment Fees to the Purchaser Groups will be reduced on a pro rata basis by the amount of such defici-ency. The aggregate amount, if any, of such deficiency on any Distribution Date shall be referred to as the “Series 2005-3 Shortfall.” Interest shall accrue on the Series 2005-3 Shortfall at the Alternate Base Rate plus 2% per annum.

Section 3.4.   Payment of Note Interest and Commitment Fees. On each Distribution Date, subject to Sec-tion 9.8 of the Base Indenture, the Paying Agent shall, in accordance with Section 6.1 of the Base Indenture, pay to the Adminis-trative Agent for the accounts of the Purchaser Groups from the Series 2005-3 Distribution Account the amounts deposited in the Series 2005-3 Distribution Account pursuant to Section 3.3. Upon the receipt of funds from the Paying Agent on each Distribution Date on account of Series 2005-3 Monthly Interest, the Administrative Agent shall pay to each Funding Agent with respect to a Purchaser Group an amount equal to the Monthly Funding Costs with respect to such Purchaser Group with respect to the Series 2005-3 Interest Period ending on the day preceding such Distribution Date plus the amount of any unpaid Series 2005-3 Shortfalls relating to unpaid Series 2005-3 Monthly Interest payable to such Purchaser Group as of the preceding Distribution Date, together with any interest thereon at the Alternate Base Rate plus 2% per annum. If the amount paid to the Administrative Agent on any Distribution Date pursuant to this Section 3.4 on account of Series 2005-3 Monthly Interest for the Series 2005-3 Interest Period ending on the day preceding such Distribution Date is less than such Series 2005-3 Monthly Interest, the Administrative Agent shall pay the amount available to the Funding Agents, on behalf of the Purchaser Groups, on a pro rata basis, based on the Monthly Funding Costs with respect to each Purchaser Group with respect to such Series 2005-3 Interest Period. Upon the receipt of funds from the Paying Agent on each Distribution Date on account of Commitment Fees, the Administrative Agent shall pay to each Funding Agent with respect to a Purchaser Group an amount equal to the Commitment Fee payable to such Purchaser Group with respect to the Series 2005-3 Interest Period ending on the day preceding such Distribution Date plus the amount of any unpaid Series 2005-3 Shortfalls relating to unpaid Commitment Fees payable to such Purchaser Group as of the preceding Distribution Date, together with any interest thereon at the Alternate Base Rate plus 2% per annum. If the amount paid to the Administrative Agent on any Distribution Date pursuant to this Section 3.4 on account of Commitment Fees is less than the Commitment Fees payable on such Distribution Date, the Administrative Agent shall pay the amount available to the Funding Agents, on behalf of the Purchaser Groups, on a pro rata basis, based on the Commitment Fee payable to each Purchaser Group on such Distribution Date. Upon the receipt of funds from the Trustee or the Paying Agent on any Distribution Date on account of Article VII Costs, the Administrative Agent shall pay such amounts to the Funding Agent with respect to the CP Conduit Purchaser or the APA Bank owed such amounts. If the amounts paid to the

Administrative Agent on any Distribution Date pursuant to Section 3.3(e) on account of Article VII Costs are less than the Article VII Costs due and payable on such Distribution Date, the Administrative Agent shall pay the amounts available to the Funding Agents with respect to the CP Conduit Purchasers and APA Banks owed such amounts, on a pro rata basis, based on the Article VII Costs owing to such CP Conduit Purchasers and APA Banks. Due and unpaid Article VII Costs owing to a Purchaser Group shall accrue interest at the Alternate Base Rate plus 2%; provided that Article VII Costs shall not be considered due until the first Distribution Date following five (5) days’ notice to CRCF and the Administrator of such Article VII Costs.

Section 3.5.   Payment of Note Principal. (a)  Monthly Payments During Series 2005-3 Controlled Amortization Period or Series 2005-3 Rapid Amortization Period. Commencing on the second Determination Date during the Series 2005-3 Controlled Amortization Period or the first Determination Date after the commence-ment of the Series 2005-3 Rapid Amortization Period, the Administrator shall in-struct the Trustee and the Paying Agent in writing pursu-ant to the Administration Agreement and in accordance with this Section 3.5 as to (i) the amount allocated to the Series 2005-3 Notes during the Related Month pursuant to Section 3.2(b)(ii), (c)(ii) or (d)(ii), as the case may be, and the portion of such amount, if any, that has been previously applied to make a Decrease pursuant to Section 2.5, (ii) any amounts to be withdrawn from the Series 2005-3 Reserve Account and deposited into the Series 2005-3 Distribution Ac-count or (iii) any amounts to be drawn on the Series 2005-3 Demand Notes and/or on the Series 2005-3 Letters of Credit (or withdrawn from the Series 2005-3 Cash Collateral Account). On the Dis-tribution Date following each such Determination Date, the Trustee shall withdraw the amount allocated to the Series 2005-3 Notes during the Related Month pursuant to Section 3.2(b)(ii), (c)(ii) or (d)(ii), as the case may be, less the portion of such amount, if any, that has been previously applied to make a Decrease pursuant to Section 2.5, from the Series 2005-3 Collection Account and deposit such amount in the Series 2005-3 Distri-bution Account, to be paid to the holders of the Series 2005-3 Notes.

(b)  Decreases. On any Business Day (x) during the Series 2005-3 Revolving Period on which a Decrease is to be made pursuant to Section 2.5, the Trustee shall withdraw from the Series 2005-3 Excess Collection Account, or (y) during the Series 2005-3 Controlled Amortization Period on which a Decrease is to be made pursuant to Section 2.5, the Trustee shall withdraw from the Series 2005-3 Excess Collection Account and/or the Series 2005-3 Collection Account, in each case in accordance with the written instructions of the Admin-istrator, an amount equal to the lesser of (i) the amounts specified in clauses (x) and (y) of Section 2.5(a) and (ii) the amount of such Decrease, and deposit such amount in the Series 2005-3 Distribution Account, to be paid to the Administrative Agent for distribution in accordance with Section 3.5(f).

(c)  Principal Deficit Amount. On each Distribution Date on which the Principal Deficit Amount is greater than zero, amounts shall be transferred to the Series 2005-3 Distribution Account as follows:

(i) Reserve Account Withdrawal. The Administrator shall instruct the Trustee in writing, prior to 12:00 noon (New York City time) on such Distribution Date, in the case of a Principal Deficit Amount resulting from a Series 2005-3 Lease Payment Deficit, or prior to 12:00 noon (New York City time) on the second Business Day prior to such Distribution Date, in the case of any other Principal Deficit Amount, to withdraw from the Series 2005-3 Reserve Account, an amount equal to the lesser of (x) the Series 2005-3 Available Reserve Account Amount and (y) such Principal Deficit Amount and deposit it in the Series 2005-3 Distribution Account on such Distribution Date.

(ii) Principal Draws on Series 2005-3 Letters of Credit. If the Administrator determines on any Distribution Date during the Series 2005-3 Rapid Amortization Period that there exists a Series 2005-3 Lease Principal Payment Deficit, the Administrator shall instruct the Trustee in writing to draw on the Series 2005-3 Letters of Credit, if any, as provided below. Upon receipt of a notice by the Trustee from the Administra-tor in respect of a Series 2005-3 Lease Principal Payment Deficit on or prior to 11:00 a.m. (New York City time) on a Distribution Date, the Trustee shall, by 12:00 noon (New York City time) on such Distribution Date draw an amount equal to the least of (i) such Series 2005-3 Lease Principal Payment Deficit, (ii) the amount by which the Principal Deficit Amount on such Distribution Date exceeds the amount to be deposited in the Series 2005-3 Distribution Account in accordance with clause (i) of this Section 3.5(c) and (iii) the Series 2005-3 Letter of Credit Amount on the Series 2005-3 Letters of Credit by presenting to each Series 2005-3 Letter of Credit Provider a draft accom-panied by a Certificate of Lease Deficit Demand and shall cause the Lease Deficit Disbursements to be deposited in the Series 2005-3 Distribution Account on such Distribution Date; provided, however, that if the Series 2005-3 Cash Collateral Account has been established and funded, the Trustee shall withdraw from the Series 2005-3 Cash Collateral Account and deposit in the Series 2005-3 Distribution Account an amount equal to the lesser of (x) the Series 2005-3 Cash Collat-eral Percentage on such Distribution Date of the least of the amounts described in clauses (i), (ii) and (iii) above and (y) the Series 2005-3 Available Cash Collateral Account Amount on such Distribution Date and draw an amount equal to the remainder of such amount on the Series 2005-3 Letters of Credit.

(iii) Demand Note Draw. If on any Determination Date, the Adminis-trator determines that the Principal Deficit Amount on the next succeeding Distribution Date (after giving effect to any withdrawal from the Series 2005-3 Reserve Account pursuant to Section 3.5(c)(i) on such Distribution Date) will be greater than zero and there are any Series 2005-3 Letters of Credit on such date, prior to 10:00 a.m. (New York City time) on the second Business Day prior to such Distribution Date, the Administrator shall instruct the Trustee in writing to deliver a Demand Notice to the Demand Note Issuers demanding payment of an amount equal to the lesser of (A) the Principal Deficit Amount and (B) the Series 2005-3 Letter of Credit Amount. The Trustee shall, prior to 12:00 noon (New York City time) on the second Business Day preceding such Distribution Date, deliver such Demand Notice to the Demand Note Issuers; provided, however, that if an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the defini-tion thereof, without the lapse of a period of 60 consecutive days) with respect to a Demand Note Issuer shall have occurred and be continuing, the Trustee shall not be required to deliver such Demand Notice to such Demand Note Issuer. The Trustee shall cause the proceeds of any demand on the Series 2005-3 Demand Notes to be deposited into the Series 2005-3 Distribution Account.

(iv) Letter of Credit Draw. In the event that either (x) on or prior to 10:00 a.m. (New York City time) on the Business Day prior to such Distribution Date, any Demand Note Issuer shall have failed to pay to the Trustee or deposit in the Series 2005-3 Distribution Account the amount specified in such Demand Notice in whole or in part or (y) due to the occurrence of an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the definition thereof, without the lapse of a period of 60 conse-cutive days) with respect to any Demand Note Issuer, the Trustee shall not have delivered such Demand Notice to any Demand Note Issuer on the second Business Day preceding such Distribution Date, then, in the case of (x) or (y) the Trustee shall on such Business Day draw on the Series 2005-3 Letters of Credit an amount equal to the lesser of (i) Series 2005-3 Letter of Credit Amount and (ii) the aggregate amount that the Demand Note Issuers failed to pay under the Series 2005-3 Demand Notes (or, the amount that the Trustee failed to demand for payment thereunder) by presenting to each Series 2005-3 Letter of Credit Provider a draft accompanied by a Certificate of Unpaid Demand Note Demand; provided, however, that if the Series 2005-3 Cash Collateral Account has been established and funded, the Trustee shall withdraw from the Series 2005-3 Cash Collateral Account and deposit in the Series 2005-3 Distribution Account an amount equal to the lesser of (x) the Series 2005-3 Cash Collateral Percentage on such Business Day of the aggregate amount that the Demand Note Issuers failed to pay under the Series 2005-3 Demand Notes (or, the amount that the Trustee failed to demand for payment thereunder) and (y) the Series 2005-3 Available Cash Collateral Account Amount on such Business Day and draw an amount equal to the remainder of the aggregate amount that the Demand Note Issuers failed to pay under the Series 2005-3 Demand Notes (or, the amount that the Trustee failed to demand for payment thereunder) on the Series 2005-3 Letters of Credit. The Trustee shall deposit into, or cause the deposit of, the proceeds of any draw on the Series 2005-3 Letters of Credit and the proceeds of any withdrawal from the Series 2005-3 Cash Collateral Account to be deposited in the Series 2005-3 Distribution Account.

(d)  Series 2005-3 Termination Date. The entire Series 2005-3 Invested Amount shall be due and payable on the Series 2005-3 Termination Date. In connection therewith:

(i) Reserve Account Withdrawal. If, after giving effect to the deposit into the Series 2005-3 Distribution Account of the amount to be deposited in accordance with Section 3.5(a), together with any amounts to be deposited therein in accordance with Section 3.5(c) on the Series 2005-3 Termination Date, the amount to be deposited in the Series 2005-3 Distribution Account with respect to the Series 2005-3 Termination Date is or will be less than the Series 2005-3 Invested Amount, then, prior to 12:00 noon (New York City time) on the second Business Day prior to the Series 2005-3 Termination Date, the Administrator shall instruct the Trustee in writing to withdraw from the Series 2005-3 Reserve Account, an amount equal to the lesser of the Series 2005-3 Available Reserve Account Amount and such insufficiency and deposit it in the Series 2005-3 Distribution Account on the Series 2005-3 Termination Date.

(ii) Demand Note Draw. If the amount to be deposited in the Series 2005-3 Distribution Account in accordance with Section 3.5(a) together with any amounts to be deposited therein in accordance with Section 3.5(c) and Section 3.5(d)(i) on the Series 2005-3 Termination Date is less than the Series 2005-3 Invested Amount, and there are any Series 2005-3 Letters of Credit on such date, then, prior to 10:00 a.m. (New York City time) on the second Business Day prior to the Series 2005-3 Termination Date, the Administrator shall instruct the Trustee in writing to make a demand (a “Demand Notice”) substantially in the form attached hereto as Exhibit G on the Demand Note Issuers for payment under the Series 2005-3 Demand Notes in an amount equal to the lesser of (i) such insuf-fici-ency and (ii) the Series 2005-3 Letter of Credit Amount. The Trustee shall, prior to 12:00 noon (New York City time) on the second Business Day preceding the Series 2005-3 Termination Date, deliver such Demand Notice to the Demand Note Issuers; provided, however, that if an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the definition thereof, without the lapse of a period of 60 consecu-tive days) with respect to a Demand Note Issuer shall have occurred and be contin-uing, the Trustee shall not be required to deliver such Demand Notice to such Demand Note Issuer. The Trustee shall cause the proceeds of any demand on the Series 2005-3 Demand Notes to be deposited into the Series 2005-3 Distribution Account.

(iii) Letter of Credit Draw. In the event that either (x) on or prior to 10:00 a.m. (New York City time) on the Business Day immediately preceding any Distribution Date next succeeding any date on which a Demand Notice has been transmitted by the Trustee to the Demand Note Issuers pursuant to clause (ii) of this Section 3.5(d) any Demand Note Issuer shall have failed to pay to the Trustee or deposit into the Series 2005-3 Distribution Account the amount specified in such Demand Notice in whole or in part or (y) due to the occurrence of an Event of Bankruptcy (or the occurrence of an event described in clause (a) of the defini-tion thereof, without the lapse of a period of 60 consecutive days) with respect to one or more of the Demand Note Issuers, the Trustee shall not have delivered such Demand Notice to any Demand Note Issuer on the second Business Day preceding the Series 2005-3 Termination Date, then, in the case of (x) or (y) the Trustee shall draw on the Series 2005-3 Letters of Credit by 12:00 noon (New York City time) on such Business Day an amount equal to the lesser of (a) the amount that the Demand Note Issuers failed to pay under the Series 2005-3 Demand Notes (or, the amount that the Trustee failed to demand for payment thereunder) and (b) the Series 2005-3 Letter of Credit Amount on such Business Day by presenting to each Series 2005-3 Letter of Credit Provider a draft accompanied by a Certificate of Unpaid Demand Note Demand; provided, however, that if the Series 2005-3 Cash Collateral Account has been established and funded, the Trustee shall withdraw from the Series 2005-3 Cash Collateral Account and deposit in the Series 2005-3 Distribution Account an amount equal to the lesser of (x) the Series 2005-3 Cash Collateral Percentage on such Business Day of the amount that the Demand Note Issuers failed to pay under the Series 2005-3 Demand Notes (or, the amount that the Trustee failed to demand for payment thereunder) and (y) the Series 2005-3 Available Cash Collateral Account Amount on such Business Day and draw an amount equal to the remainder of the amount that the Demand Note Issuers failed to pay under the Series 2005-3 Demand Notes (or, the amount that the Trustee failed to demand for payment thereunder) on the Series 2005-3 Letters of Credit. The Trustee shall deposit, or cause the deposit of, the proceeds of any draw on the Series 2005-3 Letters of Credit and the proceeds of any withdrawal from the Series 2005-3 Cash Collateral Account to be deposited in the Series 2005-3 Distribution Account.

(e)  Distribution. On each Distribution Date occurring on or after the date a withdrawal is made from the Series 2005-3 Collection Account pursuant to Section 3.5(a) or amounts are deposited in the Series 2005-3 Distribution Account pursuant to Section 3.5(c) and/or (d), the Paying Agent shall, in accordance with Section 6.1 of the Base Indenture, pay to the Administrative Agent for the accounts of the Purchaser Groups from the Series 2005-3 Distribution Account the amount deposited therein pursuant to Sec-tion 3.5(a), (c) and/or (d).

(f)  Payment of Funds From Decreases. Upon the receipt of funds on account of a Decrease from the Trustee, the Administrative Agent shall pay first, to each Funding Agent with respect to a Non-Extending Purchaser Group a pro rata amount of the Decrease, based on the Purchaser Group Invested Amounts with respect to such Non-Extending Purchaser Group relative to the Purchaser Group Invested Amounts with respect to all Non-Extending Purchaser Groups on the date of such Decrease and second, to each Funding Agent with respect to a Purchaser Group, such Purchaser Group’s Pro Rata Share of the remaining amount of such Decrease. Each Purchaser Group’s share of the amount of any Decrease on any Business Day shall be allocated by such Purchaser Group first to reduce the Available CP Funding Amount with respect to such Purchaser Group and the Available APA Bank Funding Amount with respect to such Purchaser Group on such Business Day and then to reduce the portion of the Purchaser Group Invested Amount with respect to such Purchaser Group allocated to CP Tranches and Eurodollar Tranches in such order as such Purchaser Group may select in order to minimize costs payable pursuant to Section 7.3. Upon the receipt of funds from the Trustee pursuant to Sections 3.5(a), (c) and/or (d) on any Distribution Date, the Administrative Agent shall pay to each Funding Agent with respect to a Purchaser Group, such Purchaser Group’s Pro Rata Share of such funds.

Section 3.6.   Administrator’s Failure to Instruct the Trustee to Make a Deposit or Payment

. If the Administrator fails to give notice or instructions to make any payment from or deposit into the Collection Account required to be given by the Adminis-trator, at the time speci-fied in the Administration Agreement or any other Related Document (including appli-cable grace periods), the Trustee shall make such payment or deposit into or from the Collection Account without such notice or instruction from the Administrator, provided that the Adminis-tra-tor, upon request of the Trustee, promptly provides the Trustee with all information necessary to allow the Trustee to make such a payment or deposit. When any payment or deposit hereunder or under any other Related Document is required to be made by the Trustee or the Paying Agent at or prior to a specified time, the Administrator shall deliver any applicable written instructions with respect thereto reasonably in advance of such specified time.

Section 3.7.   Series 2005-3 Reserve Account. (a) Establishment of Series 2005-3 Reserve Account. CRCF shall establish and maintain in the name of the Trustee for the benefit of the Series 2005-3 Noteholders, or cause to be established and maintained, an account (the “Series 2005-3 Reserve Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Series 2005-3 Noteholders. The Series 2005-3 Reserve Account shall be maintained (i) with a Qualified Institution, or (ii) as a segregated trust account with the corporate trust department of a depository institution or trust company having corporate trust powers and acting as trustee for funds deposited in the Series 2005-3 Reserve Account; provided that, if at any time such Qualified Institution is no longer a Qualified Institution or the credit rating of any securities issued by such depositary institution or trust com-pany shall be reduced to below “BBB-” by Standard & Poor’s or “Baa2” by Moody’s, then CRCF shall, within 30 days of such reduction, establish a new Series 2005-3 Reserve Account with a new Qualified Institution. If the Series 2005-3 Reserve Account is not maintained in accordance with the pre-vious sentence, CRCF shall establish a new Series 2005-3 Reserve Account, within ten (10) Business Days after obtaining knowledge of such fact, which complies with such sentence, and shall instruct the Trustee in writing to transfer all cash and investments from the non-qualifying Series 2005-3 Reserve Account into the new Series 2005-3 Reserve Account. Initially, the Series 2005-3 Reserve Account will be established with The Bank of New York.

(b)  Administration of the Series 2005-3 Reserve Account. The Administrator may instruct the institution maintaining the Series 2005-3 Reserve Account to invest funds on deposit in the Series 2005-3 Reserve Account from time to time in Permitted Investments; provided, however, that any such investment shall mature not later than the Business Day prior to the Distribution Date following the date on which such funds were received, unless any Permitted Investment held in the Series 2005-3 Reserve Account is held with the Paying Agent, then such investment may mature on such Distribution Date and such funds shall be available for withdrawal on or prior to such Distribution Date. All such Permitted Investments will be credited to the Series 2005-3 Reserve Account and any such Permitted Investments that constitute (i) physical property (and that is not either a United States security entitlement or a security entitlement) shall be physically delivered to the Trustee; (ii) United States security entitlements or security entitlements shall be controlled (as defined in Section 8-106 of the New York UCC) by the Trustee pending maturity or disposition, and (iii) uncertificated securities (and not United States security entitlements) shall be delivered to the Trustee by causing the Trustee to become the registered holder of such securities. The Trustee shall, at the expense of CRCF, take such action as is required to maintain the Trustee’s security interest in the Permitted Investments credited to the Series 2005-3 Reserve Account. CRCF shall not direct the Trustee to dispose of (or permit the disposal of) any Permitted Investments prior to the maturity thereof to the extent such disposal would result in a loss of purchase price of such Permitted Investments. In the absence of written investment instructions hereunder, funds on deposit in the Series 2005-3 Reserve Account shall remain uninvested.

(c)  Earnings from Series 2005-3 Reserve Account. All interest and earnings (net of losses and investment expenses) paid on funds on deposit in the Series 2005-3 Reserve Account shall be deemed to be on deposit therein and available for distribution.

(d)  Series 2005-3 Reserve Account Constitutes Additional Collateral for Series 2005-3 Notes. In order to secure and provide for the repayment and payment of the CRCF Obligations with respect to the Series 2005-3 Notes, CRCF hereby grants a security interest in and assigns, pledges, grants, transfers and sets over to the Trustee, for the benefit of the Series 2005-3 Noteholders, all of CRCF’s right, title and interest in and to the following (whether now or hereafter existing or acquired): (i) the Series 2005-3 Reserve Account, includ-ing any security entitlement thereto; (ii) all funds on deposit therein from time to time; (iii) all certificates and instruments, if any, representing or evidencing any or all of the Series 2005-3 Reserve Account or the funds on deposit therein from time to time; (iv) all investments made at any time and from time to time with monies in the Series 2005-3 Reserve Account, whether consti-tuting securities, instruments, general intangibles, investment property, financial assets or other property; (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for the Series 2005-3 Reserve Account, the funds on deposit therein from time to time or the investments made with such funds; and (vi) all proceeds of any and all of the foregoing, including, without limitation, cash (the items in the foregoing clauses (i) through (vi) are referred to, collectively, as the “Series 2005-3 Reserve Account Collateral”). The Trustee shall possess all right, title and interest in and to all funds on deposit from time to time in the Series 2005-3 Reserve Account and in all proceeds thereof, and shall be the only person authorized to originate entitle-ment orders in respect of the Series 2005-3 Reserve Account. The Series 2005-3 Reserve Account Collateral shall be under the sole dominion and control of the Trustee for the benefit of the Series 2005-3 Noteholders. The Series 2005-3 Agent hereby agrees (i) to act as the securities intermediary (as defined in Section 8-102(a)(14) of the New York UCC) with respect to the Series 2005-3 Reserve Account; (ii) that its jurisdiction as securities intermediary is New York; (iii) that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Series 2005-3 Reserve Account shall be treated as a financial asset (as defined in Section 8-102(a)(9) of the New York UCC) and (iv) to comply with any entitlement order (as defined in Section 8-102(a)(8) of the New York UCC) issued by the Trustee.

(e)  Preference Amount Withdrawals from the Series 2005-3 Reserve Account or the Series 2005-3 Cash Collateral Account. If a member of a Purchaser Group notifies the Trustee in writing of the existence of a Preference Amount, then, subject to the satisfaction of the conditions set forth in the next succeeding sentence, on the Business Day on which those conditions are first satisfied, the Trustee shall withdraw from either (x) prior to the Series 2005-3 Letter of Credit Termination Date, the Series 2005-3 Reserve Account or (y) on or after the Series 2005-3 Letter of Credit Termination Date, the Series 2005-3 Cash Collateral Account and pay to the Funding Agent for such member an amount equal to such Preference Amount. Prior to any withdrawal from the Series 2005-3 Reserve Account or the Series 2005-3 Cash Collateral Account pursuant to this Section 3.7(e), the Trustee shall have received (i) a certified copy of the order requiring the return of such Preference Amount; (ii) an opinion of counsel satisfactory to the Trustee that such order is final and not subject to appeal; and (iii) a release as to any claim against CRCF by the Purchaser Group for any amount paid in respect of such Preference Amount. On the Business Day after Series 2005-3 Letter of Credit Termination Date, the Trustee shall transfer the amount on deposit in the Series 2005-3 Reserve Account to the Series 2005-3 Cash Collateral Account.

(f)  Series 2005-3 Reserve Account Surplus. In the event that the Series 2005-3 Reserve Account Surplus on any Distribution Date, after giving effect to all withdrawals from the Series 2005-3 Reserve Account, is greater than zero, the Trustee, acting in accordance with the written instructions of the Administrator pursuant to the Administration Agreement, shall withdraw from the Series 2005-3 Reserve Account an amount equal to the Series 2005-3 Reserve Account Surplus and shall pay such amount to CRCF.

(g)  Termination of Series 2005-3 Reserve Account. Upon the termination of the Indenture pursuant to Section 11.1 of the Base Indenture, the Trustee, acting in accordance with the written instructions of the Administrator, after the prior payment of all amounts owing to the Series 2005-3 Noteholders and payable from the Series 2005-3 Reserve Account as provided herein, shall withdraw from the Series 2005-3 Reserve Account all amounts on deposit therein for payment to CRCF.

Section 3.8.   Series 2005-3 Letters of Credit and Series 2005-3 Cash Collateral Account. (a) Series 2005-3 Letters of Credit and Series 2005-3 Cash Collateral Account Constitute Additional Collateral for Series 2005-3 Notes. In order to secure and provide for the repayment and payment of CRCF’s obligations with respect to the Series 2005-3 Notes, CRCF hereby grants a security interest in and assigns, pledges, grants, transfers and sets over to the Trustee, for the benefit of the Series 2005-3 Noteholders, all of CRCF’s right, title and interest in and to the following (whether now or hereafter existing or acquired): (i) each Series 2005-3 Letter of Credit; (ii) the Series 2005-3 Cash Collateral Account, including any security entitle-ment thereto; (iii) all funds on deposit in the Series 2005-3 Cash Collateral Account from time to time; (iv) all certificates and instruments, if any, representing or evidencing any or all of the Series 2005-3 Cash Collateral Account or the funds on deposit therein from time to time; (v) all investments made at any time and from time to time with monies in the Series 2005-3 Cash Collateral Account, whether constituting securities, instruments, general intangibles, investment property, financial assets or other property; (vi) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for the Series 2005-3 Cash Collateral Account, the funds on deposit therein from time to time or the investments made with such funds; and (vii) all proceeds of any and all of the foregoing, including, without limitation, cash (the items in the foregoing clauses (ii) through (vii) are referred to, collectively, as the “Series 2005-3 Cash Collateral Account Collateral”). The Trustee shall, for the benefit of the Series 2005-3 Noteholders, possess all right, title and interest in all funds on deposit from time to time in the Series 2005-3 Cash Collateral Account and in all proceeds thereof, and shall be the only person authorized to originate entitlement orders in respect of the Series 2005-3 Cash Collateral Account. The Series 2005-3 Cash Collateral Account shall be under the sole dominion and control of the Trustee for the benefit of the Series 2005-3 Noteholders. The Series 2005-3 Agent hereby agrees (i) to act as the securities intermediary (as defined in Section 8-102(a)(14) of the New York UCC) with respect to the Series 2005-3 Cash Collateral Account; (ii) that its jurisdiction as securities intermediary is New York; (iii) that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Series 2005-3 Cash Collateral Account shall be treated as a financial asset (as defined in Section 8-102(a)(9) of the New York UCC) and (iv) to comply with any entitlement order (as defined in Section 8-102(a)(8) of the New York UCC) issued by the Trustee.

(b)  Series 2005-3 Letter of Credit Expiration Date. If prior to the date which is ten (10) days prior to the then-scheduled Series 2005-3 Letter of Credit Expiration Date with respect to any Series 2005-3 Letter of Credit, excluding the amount available to be drawn under such Series 2005-3 Letter of Credit but taking into account each substitute Series 2005-3 Letter of Credit which has been obtained from a Series 2005-3 Eligible Letter of Credit Provider and is in full force and effect on such date, the Series 2005-3 Enhancement Amount would be equal to or more than the Series 2005-3 Required Enhancement Amount and the Series 2005-3 Liquidity Amount would be equal to or greater than the Series 2005-3 Required Liquidity Amount, then the Administrator shall notify the Trustee in writing no later than two (2) Business Days prior to such Series 2005-3 Letter of Credit Expiration Date of such determination. If prior to the date which is ten (10) days prior to the then scheduled Series 2005-3 Letter of Credit Expiration Date with respect to any Series 2005-3 Letter of Credit, excluding the amount available to be drawn under such Series 2005-3 Letter of Credit but taking into account a substitute Series 2005-3 Letter of Credit which has been obtained from a Series 2005-3 Eligible Letter of Credit Provider and is in full force and effect on such date, the Series 2005-3 Enhancement Amount would be less than the Series 2005-3 Required Enhancement Amount or the Series 2005-3 Liquidity Amount would be less than the Series 2005-3 Required Liquidity Amount, then the Administrator shall notify the Trustee in writing no later than two (2) Business Days prior to such Series 2005-3 Letter of Credit Expiration Date of (x) the greater of (A) the excess, if any, of the Series 2005-3 Required Enhancement Amount over the Series 2005-3 Enhancement Amount, excluding the available amount under such expiring Series 2005-3 Letter of Credit but taking into account any substitute Series 2005-3 Letter of Credit which has been obtained from a Series 2005-3 Eligible Letter of Credit Provider and is in full force and effect, on such date, and (B) the excess, if any, of the Series 2005-3 Required Liquidity Amount over the Series 2005-3 Liquidity Amount, excluding the available amount under such expiring Series 2005-3 Letter of Credit but taking into account any substitute Series 2005-3 Letter of Credit which has been obtained from a Series 2005-3 Eligible Letter of Credit Provider and is in full force and effect, on such date, and (y) the amount available to be drawn on such expiring Series 2005-3 Letter of Credit on such date. Upon receipt of such notice by the Trustee on or prior to 10:00 a.m. (New York City time) on any Business Day, the Trustee shall, by 12:00 noon (New York City time) on such Business Day (or, in the case of any notice given to the Trustee after 10:00 a.m. (New York City time), by 12:00 noon (New York City time) on the next following Business Day), draw the lesser of the amounts set forth in clauses (x) and (y) above on such expiring Series 2005-3 Letter of Credit by presenting a draft accompanied by a Certificate of Termination Demand and shall cause the Termination Disbursement to be deposited in the Series 2005-3 Cash Collateral Account.

If the Trustee does not receive the notice from the Administrator described in the first paragraph of this Section 3.8(b) on or prior to the date that is two (2) Business Days prior to each Series 2005-3 Letter of Credit Expiration Date, the Trustee shall, by 12:00 noon (New York City time) on such Business Day draw the full amount of such Series 2005-3 Letter of Credit by presenting a draft accompanied by a Certificate of Termination Demand and shall cause the Termination Disbursement to be deposited in the Series 2005-3 Cash Collateral Account.

(c)  Series 2005-3 Letter of Credit Providers. The Administrator shall notify the Trustee in writing within one Business Day of becoming aware that (i) the long-term senior unsecured debt credit rating of any Series 2005-3 Letter of Credit Provider has fallen below “A” as determined by Standard & Poor’s or “A2” as determined by Moody’s or (ii) the short-term senior unsecured debt credit rating of any Series 2005-3 Letter of Credit Provider has fallen below “A-1” as determined by Standard & Poor’s or “P-1” as determined by Moody’s. At such time the Administrator shall also notify the Trustee of (i) the greater of (A) the excess, if any, of the Series 2005-3 Required Enhancement Amount over the Series 2005-3 Enhancement Amount, excluding the available amount under the Series 2005-3 Letter of Credit issued by such Series 2005-3 Letter of Credit Provider, on such date, and (B) the excess, if any, of the Series 2005-3 Required Liquidity Amount over the Series 2005-3 Liquidity Amount, excluding the available amount under such Series 2005-3 Letter of Credit, on such date, and (ii) the amount available to be drawn on such Series 2005-3 Letter of Credit on such date. Upon receipt of such notice by the Trustee on or prior to 10:00 a.m. (New York City time) on any Business Day, the Trustee shall, by 12:00 noon (New York City time) on such Business Day (or, in the case of any notice given to the Trustee after 10:00 a.m. (New York City time), by 12:00 noon (New York City time) on the next following Business Day), draw on such Series 2005-3 Letter of Credit in an amount equal to the lesser of the amounts in clause (i) and clause (ii) of the immediately preceding sen-tence on such Business Day by presenting a draft accompanied by a Certificate of Termination Demand and shall cause the Termination Disbursement to be deposited in the Series 2005-3 Cash Collateral Account.

(d)  Draws on the Series 2005-3 Letters of Credit. If there is more than one Series 2005-3 Letter of Credit on the date of any draw on the Series 2005-3 Letters of Credit pursuant to the terms of this Supplement, the Administrator shall instruct the Trustee, in writing, to draw on each Series 2005-3 Letter of Credit in an amount equal to the LOC Pro Rata Share of the Series 2005-3 Letter of Credit Provider issuing such Series 2005-3 Letter of Credit of the amount of such draw on the Series 2005-3 Letters of Credit.

(e)  Establishment of Series 2005-3 Cash Collateral Account. On or prior to the date of any drawing under a Series 2005-3 Letter of Credit pursuant to Section 3.8(b) or (c) above, CRCF shall establish and maintain in the name of the Trustee for the benefit of the Series 2005-3 Noteholders, or cause to be estab-lished and maintained, an account (the “Series 2005-3 Cash Collateral Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Series 2005-3 Noteholders. The Series 2005-3 Cash Collateral Account shall be maintained (i) with a Qualified Institution, or (ii) as a segre-gated trust account with the corporate trust depart-ment of a depository institution or trust company having corporate trust powers and act-ing as trustee for funds deposited in the Series 2005-3 Cash Collateral Account; provided that, if at any time such Qualified Institution is no longer a Qualified Institution or the credit rating of any securities issued by such depository institution or trust company shall be reduced to below “BBB-” by Standard & Poor’s or “Baa3” by Moody’s, then CRCF shall, within 30 days of such reduction, establish a new Series 2005-3 Cash Collateral Account with a new Qualified Institution or a new segre-gated trust account with the corporate trust department of a depository institution or trust company having corporate trust powers and acting as trustee for funds deposited in the Series 2005-3 Cash Collateral Account. If a new Series 2005-3 Cash Collateral Account is established, CRCF shall instruct the Trustee in writing to transfer all cash and invest-ments from the non-qualifying Series 2005-3 Cash Collateral Account into the new Series 2005-3 Cash Collateral Account.

(f)  Administration of the Series 2005-3 Cash Collateral Account. CRCF may instruct (by standing instructions or otherwise) the institution maintaining the Series 2005-3 Cash Collateral Account to invest funds on deposit in the Series 2005-3 Cash Collateral Account from time to time in Permitted Investments; provided, however, that any such investment shall mature not later than the Business Day prior to the Distribution Date following the date on which such funds were received, unless any Permitted Investment held in the Series 2005-3 Cash Collateral Account is held with the Paying Agent, in which case such investment may mature on such Distribution Date so long as such funds shall be available for withdrawal on or prior to such Distribution Date. All such Permitted Investments will be credited to the Series 2005-3 Cash Collateral Account and any such Permitted Investments that constitute (i) physical property (and that is not either a United States security entitlement or a security entitlement) shall be physically delivered to the Trustee; (ii) United States security entitlements or security entitlements shall be controlled (as defined in Section 8-106 of the New York UCC) by the Trustee pending maturity or disposition, and (iii) uncertificated securities (and not United States security entitlements) shall be delivered to the Trustee by causing the Trustee to become the registered holder of such securities. The Trustee shall, at the expense of CRCF, take such action as is required to maintain the Trustee’s security interest in the Permitted Investments credited to the Series 2005-3 Cash Collateral Account. CRCF shall not direct the Trustee to dispose of (or permit the disposal of) any Permitted Investments prior to the maturity thereof to the extent such disposal would result in a loss of purchase price of such Permitted Investments. In the absence of written investment instructions hereunder, funds on deposit in the Series 2005-3 Cash Collateral Account shall remain uninvested.

(g)  Earnings from Series 2005-3 Cash Collateral Account. All interest and earnings (net of losses and investment expenses) paid on funds on deposit in the Series 2005-3 Cash Collateral Account shall be deemed to be on deposit therein and available for distribution.

(h)  Series 2005-3 Cash Collateral Account Surplus. In the event that the Series 2005-3 Cash Collateral Account Surplus on any Distribution Date (or, after the Series 2005-3 Letter of Credit Termination Date, on any date) is greater than zero, the Trustee, acting in accordance with the written instructions of the Administrator, shall with-draw from the Series 2005-3 Cash Collateral Account an amount equal to the Series 2005-3 Cash Collateral Account Surplus and shall pay such amount: first, to the Series 2005-3 Letter of Credit Providers to the extent of any unreimbursed drawings under the related Series 2005-3 Reimbursement Agreement, for application in accordance with the provisions of the related Series 2005-3 Reimbursement Agreement, and, second, to CRCF any remaining amount.

(i)  Termination of Series 2005-3 Cash Collateral Account. Upon the termina-tion of this Supplement in accordance with its terms, the Trustee, acting in accordance with the written instructions of the Administrator, after the prior payment of all amounts owing to the Series 2005-3 Noteholders and payable from the Series 2005-3 Cash Collateral Account as provided herein, shall withdraw from the Series 2005-3 Cash Collateral Account all amounts on deposit therein (to the extent not withdrawn pursuant to Section 3.8(h) above) and shall pay such amounts: first, to the Series 2005-3 Letter of Credit Providers to the extent of any unreimbursed drawings under the related Series 2005-3 Reimbursement Agreement, for application in accordance with the provisions of the related Series 2005-3 Reimbursement Agreement, and, second, to CRCF any remaining amount.

(j)  Termination Date Demands on the Series 2005-3 Letters of Credit. Prior to 10:00 a.m. (New York City time) on the Business Day immediately succeeding the Series 2005-3 Letter of Credit Termination Date, the Administrator shall determine the Series 2005-3 Demand Note Payment Amount as of the Series 2005-3 Letter of Credit Termination Date. If the Series 2005-3 Demand Note Payment Amount is greater than zero, then the Administrator shall instruct the Trustee in writing to draw on the Series 2005-3 Letters of Credit. Upon receipt of any such notice by the Trustee on or prior to 11:00 a.m. (New York City time) on a Business Day, the Trustee shall, by 12:00 noon (New York City time) on such Business Day draw an amount equal to the lesser of (i) the excess of the Series 2005-3 Demand Note Payment Amount over the Series 2005-3 Available Reserve Account Amount (prior to giving effect to any transfer to the Series 2005-3 Cash Collateral Account pursuant to Section 3.7(e) on such date) and (ii) the Series 2005-3 Letter of Credit Liquidity Amount on the Series 2005-3 Letters of Credit by presenting to each Series 2005-3 Letter of Credit Provider a draft accompanied by a Certificate of Termination Date Demand; provided, however, that if the Series 2005-3 Cash Collateral Account has been established and funded, the Trustee shall draw an amount equal to the product of (a) 100% minus the Series 2005-3 Cash Collateral Percentage and (b) the lesser of the amounts referred to in clause (i) or (ii) on such Business Day on the Series 2005-3 Letters of Credit as calculated by the Administrator and provided in writing to the Trustee. The Trustee shall cause the Termination Date Disbursement to be deposited in the Series 2005-3 Cash Collateral Account.

Section 3.9.   Series 2005-3 Distribution Account. (a) Establishment of Series 2005-3 Distribu-tion Account. The Trustee shall establish and maintain in the name of the Trustee for the benefit of the Series 2005-3 Noteholders, or cause to be established and maintained, an account (the “Series 2005-3 Distribution Account”), bearing a designa-tion clearly indicating that the funds deposited therein are held for the benefit of the Series 2005-3 Noteholders. The Series 2005-3 Distribution Account shall be maintained (i) with a Qualified Institu-tion, or (ii) as a segregated trust account with the corporate trust department of a depository institution or trust company having corporate trust powers and acting as trustee for funds deposited in the Series 2005-3 Distri-bution Account; provided that, if at any time such Quali-fied Institution is no longer a Qualified Institution or the credit rating of any securities issued by such depos-itary institution or trust company shall be reduced to below “BBB-” by Standard & Poor’s or “Baa3” by Moody’s, then CRCF shall, within 30 days of such reduction, establish a new Series 2005-3 Distribution Account with a new Qualified Institu-tion. If the Series 2005-3 Distribution Account is not maintained in accordance with the previous sen-tence, CRCF shall establish a new Series 2005-3 Distribution Account, within ten (10) Business Days after obtaining knowledge of such fact, which complies with such sentence, and shall instruct the Trustee in writing to transfer all cash and investments from the non-qualify-ing Series 2005-3 Distribution Account into the new Series 2005-3 Distribution Account. Initially, the Series 2005-3 Distribu-tion Account will be established with The Bank of New York.

(b)  Administration of the Series 2005-3 Dis-tribution Account. The Administrator may instruct the institution maintaining the Series 2005-3 Distribution Account to invest funds on deposit in the Series 2005-3 Distribution Account from time to time in Permitted Investments; provided, however, that any such investment shall mature not later than the Business Day prior to the Distribution Date following the date on which such funds were received, unless any Permitted Investment held in the Series 2005-3 Distribution Account is held with the Paying Agent, then such investment may mature on such Distribution Date and such funds shall be available for withdrawal on or prior to such Distribution Date. All such Permitted Investments will be credited to the Series 2005-3 Distribution Account and any such Permitted Investments that constitute (i) physical property (and that is not either a United States security entitlement or a security entitlement) shall be physically delivered to the Trustee; (ii) United States security entitlements or security entitlements shall be controlled (as defined in Section 8-106 of the New York UCC) by the Trustee pending maturity or disposition, and (iii) uncertificated securities (and not United States security entitlements) shall be delivered to the Trustee by causing the Trustee to become the registered holder of such securities.

(c)  Earnings from Series 2005-3 Distribution Account. All interest and earn-ings (net of losses and investment expenses) paid on funds on deposit in the Series 2005-3 Distribution Account shall be deemed to be on deposit and available for distribution.

(d)  Series 2005-3 Distribution Account Constitutes Additional Collateral for Series 2005-3 Notes. In order to secure and provide for the repayment and payment of the CRCF Obligations with respect to the Series 2005-3 Notes, CRCF hereby grants a security interest in and assigns, pledges, grants, transfers and sets over to the Trustee, for the benefit of the Series 2005-3 Noteholders, all of CRCF’s right, title and interest in and to the following (whether now or hereafter existing or acquired): (i) the Series 2005-3 Distri-bution Account, including any security entitlement thereto; (ii) all funds on deposit therein from time to time; (iii) all certificates and instruments, if any, representing or evidencing any or all of the Series 2005-3 Distribution Account or the funds on deposit therein from time to time; (iv) all investments made at any time and from time to time with monies in the Series 2005-3 Distribution Account, whether constituting securities, instruments, general intangibles, invest-ment property, financial assets or other property; (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for the Series 2005-3 Distribution Account, the funds on deposit therein from time to time or the invest-ments made with such funds; and (vi) all proceeds of any and all of the fore-going, including, without limitation, cash (the items in the foregoing clauses (i) through (vi) are referred to, collec-tively, as the “Series 2005-3 Distribution Account Collateral”). The Trustee shall possess all right, title and interest in all funds on deposit from time to time in the Series 2005-3 Distribution Account and in and to all proceeds thereof, and shall be the only person authorized to originate entitlement orders in respect of the Series 2005-3 Distribution Account. The Series 2005-3 Distribution Account Collateral shall be under the sole dominion and control of the Trustee for the benefit of the Series 2005-3 Noteholders. The Series 2005-3 Agent hereby agrees (i) to act as the securities intermediary (as defined in Section 8-102(a)(14) of the New York UCC) with respect to the Series 2005-3 Distribution Account; (ii) that its jurisdiction as securities intermediary is New York; (iii) that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Series 2005-3 Distribution Account shall be treated as a financial asset (as defined in Section 8-102(a)(9) of the New York UCC) and (iv) to comply with any entitlement order (as defined in Section 8-102(a)(8) of the New York UCC) issued by the Trustee. The Trustee shall, at the expense of CRCF, take such action as is required to maintain the Trustee’s security interest in the Permitted Investments credited to the Series 2005-3 Distribution Account. CRCF shall not direct the Trustee to dispose of (or permit the disposal of) any Permitted Investments prior to the maturity thereof to the extent such disposal would result in a loss of purchase price of such Permitted Investments. In the absence of written investment instructions hereunder, funds on deposit in the Series 2005-3 Distribution Account shall remain uninvested.

Section 3.10.   Series 2005-3 Demand Notes Constitute Additional Collateral for Series 2005-3 Notes. In order to secure and provide for the repayment and payment of the obligations with respect to the Series 2005-3 Notes, CRCF hereby grants a security interest in and assigns, pledges, grants, transfers and sets over to the Trustee, for the benefit of the Series 2005-3 Noteholders, all of CRCF’s right, title and interest in and to the follow-ing (whether now or hereafter existing or acquired): (i) the Series 2005-3 Demand Notes; (ii) all certificates and instruments, if any, representing or evidencing the Series 2005-3 Demand Notes; and (iii) all proceeds of any and all of the foregoing, including, without limitation, cash. On the date hereof, CRCF shall deliver to the Trustee, for the benefit of the Series 2005-3 Noteholders, each Series 2005-3 Demand Note, endorsed in blank. The Trustee, for the benefit of the Series 2005-3 Noteholders, shall be the only Person authorized to make a demand for payments on the Series 2005-3 Demand Notes.

Section 3.11.   Series 2005-3 Interest Rate Caps. (a)  Not later than 10 days following the Distribution Date immediately following the first Series 2005-3 Interest Period with respect to which the Series 2005-3 Note Rate exceeds 7% (the “Series 2005-3 Interest Rate Cap Acquisition Date”), CRCF shall acquire one or more interest rate caps (each a “Series 2005-3 Interest Rate Cap”), substantially in the form of Exhibit J, from a Qualified Interest Rate Cap Counterparty and having an aggregate notional amount equal to the Series 2005-3 Maximum Invested Amount as of such Series 2005-3 Interest Rate Cap Acquisition Date. The aggregate notional amount of all Series 2005-3 Interest Rate Caps may be reduced pursuant to the related Series 2002-1 Interest Rate Cap to the extent that the Series 2005-3 Maximum Invested Amount is reduced after the Series 2005-3 Interest Rate Cap Acquisition Date. In addition, CRCF shall acquire one or more additional Series 2005-3 Interest Rate Caps in connection with any increase of the Series 2005-3 Maximum Invested Amount after the Series 2005-3 Interest Rate Cap Acquisition Date such that the aggregate notional amounts of all Series 2005-3 Interest Rate Caps shall equal the Series 2005-3 Maximum Invested Amount after giving effect to such increase. The strike rate of each Series 2005-3 Interest Rate Cap shall not be greater than 8%. Each Series 2005-3 Interest Rate Cap shall have a term that shall extend to at least the Series 2005-3 Termination Date.

(b) If, at any time, an Interest Rate Cap Counterparty is not a Qualified Interest Rate Cap Counterparty, then CRCF shall cause the Interest Rate Cap Counterparty within 30 days following such occurrence, at the Interest Rate Cap Counterparty’s expense, to do one of the following (the choice of such action to be determined by the Interest Rate Cap Counterparty) (i) obtain a replacement interest rate cap on the same terms as the Series 2005-3 Interest Rate Cap from a Qualified Interest Rate Cap Counterparty and simultaneously with such replacement CRCF shall terminate the Series 2005-3 Interest Rate Cap being replaced, (ii) obtain a guaranty from, or contingent agreement of, another person who qualifies as a Qualified Interest Rate Cap Counterparty to honor the Interest Rate Cap Counterparty’s obligations under the Series 2005-3 Interest Rate Cap in form and substance satisfactory to the Administrative Agent or (iii) post and maintain collateral satisfactory to the Administrative Agent; provided that no termination of the Series 2005-3 Interest Rate Cap shall occur until CRCF has entered into a replacement Interest Rate Cap. Each Series 2005-3 Interest Rate Cap must provide that if the Interest Rate Cap Counterparty is required to take any of the actions described in clauses (i), (ii) or (iii) of the preceding sentence and such action is not taken within 30 days, then the Interest Rate Cap Counterparty must, until a replacement Series 2005-3 Interest Rate Cap is executed and in effect, collateralize its obligations under such Series 2005-3 Interest Rate Cap in an amount equal to the greatest of (i) the marked to market value of such Series 2005-3 Interest Rate Cap, (ii) the next payment due from the Interest Rate Cap Counterparty and (iii) 1% of the notional amount of such Series 2005-3 Interest Rate Cap.

(c) To secure payment of all obligations to the Series 2005-3 Noteholders, CRCF grants a security interest in, and assigns, pledges, grants, transfers and sets over to the

Trustee, for the benefit of the Series 2005-3 Noteholders, all of CRCF’s right, title and interest in the Series 2005-3 Interest Rate Caps, if any, and all proceeds thereof (the “Series 2005-3 Interest Rate Cap Collateral”). CRCF shall require all Series 2005-3 Interest Rate Cap Proceeds to be paid to, and the Trustee shall allocate all Series 2005-3 Interest Rate Cap Proceeds to, the Series 2005-3 Accrued Interest Account of the Series 2005-3 Collection Account.

Section 3.12.   Payments to Funding Agents or Purchaser Groups. Notwithstanding anything to the contrary herein or in the Base Indenture, amounts distributable by CRCF, the Trustee, the Paying Agent or the Administrative Agent to a Funding Agent for the account of its related Purchaser Group (or amounts distributable by any such Person directly to such Purchaser Group) shall be paid by wire transfer of immediately available funds no later than 3:00 p.m. (New York time) for credit to the account or accounts designated by such Funding Agent. Notwithstanding the foregoing, the Administrative Agent shall not be so obligated unless the Administrative Agent shall have received the funds by 12:00 noon (New York City time).

ARTICLE IV
AMORTIZATION EVENTS

In addition to the Amortization Events set forth in Section 9.1 of the Base Indenture, any of the following shall be an Amortization Event with respect to the Series 2005-3 Notes and collectively shall constitute the Amortization Events set forth in Section 9.1(n) of the Base Indenture with respect to the Series 2005-3 Notes (without notice or other action on the part of the Trustee or any holders of the Series 2005-3 Notes):

(a) a Series 2005-3 Enhancement Deficiency shall occur and continue for at least two (2) Business Days; provided, however, that such event or condition shall not be an Amortization Event if during such two (2) Business Day period such Series 2005-3 Enhancement Deficiency shall have been cured in accordance with the terms and condi-tions of the Indenture and the Related Documents;

(b) either the Series 2005-3 Liquidity Amount shall be less than the Series 2005-3 Re-quired Liquidity Amount or the Series 2005-3 Available Reserve Account Amount shall be less than the Series 2005-3 Required Reserve Account Amount for at least two (2) Busi-ness Days; provided, however, that such event or condi-tion shall not be an Amortization Event if during such two (2) Business Day period such insufficiency shall have been cured in accordance with the terms and condi-tions of the Indenture and the Related Documents;

(c) an AESOP I Operating Lease Vehicle Deficiency shall occur and continue for at least two (2) Business Days;

(d) the Collection Account, the Series 2005-3 Collection Account, the Series 2005-3 Excess Collection Account or the Series 2005-3 Reserve Account shall be subject to an injunction, estop-pel or other stay or a Lien (other than Liens permitted under the Related Docu-ments);

(e) all principal of and interest on the Series 2005-3 Notes is not paid on the Series 2005-3 Expected Final Distribution Date;

(f) any Series 2005-3 Letter of Credit shall not be in full force and effect for at least two (2) Business Days and (x) either a Series 2005-3 Enhancement Deficiency would result from excluding such Series 2005-3 Letter of Credit from the Series 2005-3 Enhancement Amount or (y) the Series 2005-3 Liquidity Amount, excluding therefrom the available amount under such Series 2005-3 Letter of Credit, would be less than the Series 2005-3 Required Liquidity Amount;

(g) from and after the funding of the Series 2005-3 Cash Collateral Account, the Series 2005-3 Cash Collateral Account shall be subject to an injunction, estoppel or other stay or a Lien (other than Liens permitted under the Related Documents) for at least two (2) Business Days and either (x) a Series 2005-3 Enhancement Deficiency would result from excluding the Series 2005-3 Available Cash Collateral Account Amount from the Series 2005-3 Enhancement Amount or (y) the Series 2005-3 Liquidity Amount, excluding therefrom the Series 2005-3 Available Cash Collateral Amount, would be less than the Series 2005-3 Required Liquidity Amount;

(h) an Event of Bankruptcy shall have occurred with respect to any Series 2005-3 Letter of Credit Provider or any Series 2005-3 Letter of Credit Provider repudi-ates its Series 2005-3 Letter of Credit or refuses to honor a proper draw thereon and either (x) a Series 2005-3 Enhancement Deficiency would result from excluding such Series 2005-3 Letter of Credit from the Series 2005-3 Enhancement Amount or (y) the Series 2005-3 Liquidity Amount, excluding therefrom the available amount under such Series 2005-3 Letter of Credit, would be less than the Series 2005-3 Required Liquidity Amount;

(i) the occurrence of an Event of Bankruptcy with respect to Cendant or any Permitted Sublessee;

(j) a Change in Control shall have occurred;

(k) CRCF fails to acquire or maintain in force Series 2005-3 Interest Rate Caps when and as required by the terms of Section 3.11; and

(l) (x) on the October 2005 Distribution Date, the Purchaser Group Invested Amount with respect to any Purchaser Group exceeds the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group as of the September 2005 Distribution Date, or (y) on the November 2005 Distribution Date, the Purchaser Group Invested Amount with respect to any Purchaser Group exceeds the Maximum Purchaser Group Invested Amount with respect to such Purchaser Group as of the October 2005 Distribution Date, or (z) on any date after the Scheduled Expiry Date, the Series 2005-3 Invested Amount exceeds zero.

In the case of any event described in clauses (j) or (k) above, an Amortization Event shall have occurred with respect to the Series 2005-3 Notes only if either the Trustee or the Requisite Noteholders declare that an Amortization Event has occurred. In the case of an event described in clause (a), (b), (c), (d), (e), (f), (g), (h), (i) or (l), an Amortization Event with respect to the Series 2005-3 Notes shall have occurred without any notice or other action on the part of the Trustee or any Series 2005-3 Noteholders, immediately upon the occurrence of such event. Amortization Events with respect to the Series 2005-3 Notes described in clause (a), (b), (c), (d), (e), (f), (g), (h), (i) or (l) may be waived with the written consent of the Purchaser Groups having Commitment Percentages aggregating 100%. Amortization Events with respect to the Series 2005-3 Notes described in clause (j) or (k) above may be waived in accordance with Section 9.5 of the Base Indenture.

ARTICLE V
RIGHT TO WAIVE PURCHASE RESTRICTIONS

Notwithstanding any provision to the contrary in the Indenture or the Related Docu-ments, upon the Trustee’s receipt of notice from any Lessee, any Borrower or CRCF (i) to the effect that a Manufacturer Program is no longer an Eligible Manufacturer Program and that, as a result, either (a) the Series 2005-3 Maximum Non-Program Vehi-cle Amount is or will be exceeded or (b) an excess will exist under clause (y) of paragraph (ii) of the definition of Series 2005-3 Required Enhancement Amount or (ii) that the Les-sees, the Borrowers and CRCF have determined to in-crease any Series 2005-3 Maximum Amount or the percentage set forth in clause (y) of any of paragraphs (iii), (iv), (v), (vi), (vii) or (viii) of the definition of Series 2005-3 Required Enhancement Amount, (such notice, a “Waiver Request”), each Series 2005-3 Note-holder may, at its option, waive the Series 2005-3 Maximum Non-Program Vehicle Amount, any other Series 2005-3 Maximum Amount or any increase in the Series 2005-3 Required Enhancement Amount based upon clause (y) of any of paragraphs (iii), (iv), (v), (vi), (vii) or (viii) of the definition of the Series 2005-3 Required Enhancement Amount (collectively, a “Waivable Amount”) if (i) no Amortization Event exists, (ii) the Requisite Noteholders consent to such waiver and (iii) 60 days’ prior written notice of such proposed waiver is provided to the Rating Agencies by the Trustee.

Upon receipt by the Trustee of a Waiver Request (a copy of which the Trustee shall promptly provide to the Rating Agencies), all amounts which would otherwise be allocated to the Series 2005-3 Excess Collection Account (collectively, the “Designated Amounts”) from the date the Trustee receives a Waiver Request through the Consent Period Expiration Date will be held by the Trust-ee in the Series 2005-3 Collection Account for ratable distribution as described below.

Within ten (10) Business Days after the Trustee receives a Waiver Request, the Trustee shall furnish notice thereof to the Administrative Agent, which notice shall be accompanied by a form of consent (each a “Consent”) in the form of Exhibit C hereto by which the Series 2005-3 Noteholders may, on or before the Consent Period Expiration Date, consent to waiver of the applicable Waivable Amount. Upon receipt of notice of a Waiver Request, the Administrative Agent shall forward a copy of such request together with the Consent to the Funding Agent with respect to each Purchaser Group. If the Trustee receives the Consents from the Requisite Noteholders agreeing to waiver of the applicable Waivable Amount within forty-five (45) days after the Trustee notifies the Administrative Agent of a Waiver Request (the day on which such forty-five (45) day period expires, the “Consent Period Expiration Date”), (i) the applicable Waivable Amount shall be deemed waived by the consenting Series 2005-3 Noteholders, (ii) the Trus-tee will distribute the Designated Amounts as set forth below and (iii) the Trustee shall promptly (but in any event within two (2) Business Days) provide the Rating Agency with notice of such waiver. Any Purchaser Group from whom the Trustee has not received a Consent on or before the Consent Period Expiration Date will be deemed not to have consented to such waiver.

If the Trustee receives Consents from the Requisite Noteholders on or before the Consent Period Expiration Date, then on the immediately following Dis-tribution Date, upon receipt of written direction from the Administrator the Trustee will pay the Designated Amounts to the Administrative Agent for the accounts of the non-consenting Purchaser Groups. Upon the receipt of funds from the Trustee pursuant to this Article V, the Administrative Agent shall pay the Designated Amounts as follows:

(i) to each Funding Agent with respect to a non-consenting Purchaser Group, such Purchaser Group’s pro rata share based on the Purchaser Group Invested Amount with respect to such Purchaser Group relative to the Purchaser Group Invested Amount with respect to all non-consenting Purchaser Groups of the Designated Amounts up to the amount required to reduce to zero the Purchaser Group Invested Amounts with respect to all non-consenting Purchaser Groups; and

(ii) any remaining Designated Amounts to the Series 2005-3 Excess Collection Account.

If the amount distributed pursuant to clause (i) of the preceding paragraph is not sufficient to reduce the Purchaser Group Invested Amount with respect to each non-consenting Purchaser Group to zero on the date specified therein, then on each day following such Dis-tribution Date, the Admin-istrator will allocate to the Series 2005-3 Collection Account on a daily basis all Designated Amounts collected on such day. On each fol-lowing Distribution Date, the Trustee will withdraw such Designated Amounts from the Series 2005-3 Collection Account and deposit the same in the Series 2005-3 Distribution Account for distribution to the Administrative Agent for the accounts of the non-consenting Purchaser Groups. Upon the receipt of funds from the Trustee pursuant to this Article V, the Administrative Agent shall pay the Designated Amounts as follows:

(a) to each Funding Agent with respect to a non-consenting Purchaser Group, such Purchaser Group’s pro rata share based on the Purchaser Group Invested Amount with respect to such Purchaser Group relative to the Purchaser Group Invested Amount with respect to all non-consenting Purchaser Groups of the Designated Amounts in the Series 2005-3 Collection Account as of the applicable Determination Date up to the amount required to reduce to zero the Purchaser Group Invested Amounts with respect to all non-consenting Purchaser Groups; and

(b) any remaining Designated Amounts to the Series 2005-3 Excess Collection Account.

If the Requisite Noteholders do not timely consent to such waiver, the Desig-nated Amounts will be re-allocated to the Series 2005-3 Excess Collection Account for allocation and distribution in accordance with the terms of the Indenture and the Related Documents.

In the event that the Series 2005-3 Rapid Amor-tization Period shall commence after receipt by the Trustee of a Waiver Request, all such Designated Amounts will thereafter be considered Principal Collections allo-cated to the Series 2005-3 Noteholders.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.   Conditions Precedent to Effectiveness of Supplement. This Supplement shall become effective on the first date (the “Effective Date”) on which all of the following conditions precedent shall have been satisfied:

(a)  Documents. The Administrative Agent shall have received copies for each CP Conduit Purchaser and the Funding Agent and the APA Banks with respect to such CP Conduit Purchaser, each executed and delivered in form and substance satisfactory to it of (i) the Base Indenture, executed by a duly authorized officer of each of CRCF and the Trustee, (ii) this Supplement, executed by a duly authorized officer of each of CRCF, the Administrator, the Trustee, the Administrative Agent, the Funding Agents, the CP Conduit Purchasers and the APA Banks, (iii) each Lease, executed by a duly authorized officer of each of the Lessee party thereto, the Administrator, and the Lessor party thereto, (iv) each Sublease executed by a duly authorized officer of each Lessee party thereto and each Permitted Sublessee party thereto, (v) each Loan Agreement, executed by a duly authorized officer of each of CRCF, the Lessor party thereto and the Permitted Nominees party thereto, (vi) each Vehicle Title and Lienholder Nominee Agreement, executed by the duly authorized officer of each of the Permitted Nominee party thereto, CCRG, the Lessor party thereto and the Trustee, (vii) the Master Exchange Agreement, executed by a duly authorized officer of each of the Intermediary, AESOP Leasing, ARAC, BRAC and CCRG; (viii) the Escrow Agreement, executed by a duly authorized officer of each of the Intermediary, J.P. Morgan Trust Company, N.A., JPMorgan Chase Bank, N.A., AESOP Leasing, ARAC, BRAC and CCRG; and (ix) the Administration Agreement, executed by a duly authorized officer of each of CCRG, AESOP Leasing, AESOP Leasing II, CRCF, ARAC, BRAC and the Trustee.

(b)  Corporate Documents; Proceedings of CRCF, the Administrator, AESOP Leasing, AESOP Leasing II, Original AESOP and CCRG. The Adminis-trative Agent shall have received, with a copy for each CP Conduit Purchaser and the Funding Agent and the APA Banks with respect to such CP Conduit Purchaser, from CRCF, the Administrator, AESOP Leasing, AESOP Leasing II, Original AESOP, CCRG, ARAC and BRAC true and complete copies of:

(i)  to the extent applicable, the certificate of incorporation or certificate of formation, including all amendments thereto, of such Person, certified as of a recent date by the Secretary of State or other appropriate authority of the state of incorporation or organization, as the case may be, and a certificate of compliance, of status or of good standing, as and to the extent applicable, of each such Person as of a recent date, from the Secretary of State or other appropriate authority of such jurisdiction;

(ii)  a certificate of the Secretary or an Assistant Secretary of such Person, dated on or prior to the Effective Date and certifying (A) that attached thereto is a true and complete copy of the bylaws, limited liability company agreement or partnership agreement of such Person, as the case may be, as in effect on the Series 2005-3 Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of the resolutions, in form and substance reasonably satisfac-tory to each Funding Agent, of the Board of Directors or Managers of such Person or committees thereof authorizing the execution, delivery and performance of this Supplement and the Related Documents to which it is a party and the transactions contemplated thereby, and that such resolutions have not been amended, modi-fied, revoked or rescinded and are in full force and effect, (C) that the certificate of incorporation or certificate of formation of such Person has not been amended since the date of the last amendment thereto shown on the certificate of good standing (or its equivalent) furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or authorized signatory executing this Supplement and the Related Documents or any other document delivered in connection herewith or therewith on behalf of such Person; and

(iii)  a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c)  Representations and Warranties. All representations and warranties of each of CRCF, the Administrator, AESOP Leasing, AESOP Leasing II, Original AESOP, each of the Permitted Nominees, each of the Lessees, each of the Permitted Sublessees and the Intermediary and CCRG contained in each of the Related Documents shall be true and correct as of the Series 2005-3 Closing Date.

(d)  No Amortization Event, Potential Amortization Event or AESOP I Operating Lease Vehicle Deficiency. No Amortization Event or Potential Amortization Event in respect of the Series 2005-3 Notes or any other Series of Notes shall exist and no AESOP I Operating Lease Vehicle Deficiency shall exist.

(e)  Lien Searches. The Administrative Agent shall have received a written search report listing all effective financing statements that name CRCF, AESOP Leasing, AESOP Leasing II, Original AESOP, each of the Permitted Nominees or CCRG as debtor or assignor and that are filed in the State of New York, the State of Delaware and in any other jurisdictions that the Administrative Agent determines are necessary or appropriate, together with copies of such financing statements, and tax and judgment lien searches showing no such liens that are not permitted by the Base Indenture, this Supplement or the Related Documents.

(f)  Legal Opinions. The Administrative Agent shall have received, with a counterpart addressed to each CP Conduit Purchaser and the Funding Agent, the Program Support Provider and the APA Banks with respect to such CP Conduit Purchaser and the Trustee, opinions of counsel required by Section 2.2(f) of the Base Indenture and opinions of counsel with respect to such other matters as may be reasonably requested by any Funding Agent, in form and substance reasonably acceptable to the addressees thereof and their counsel.

(g)  Fees and Expenses. Each Funding Agent with respect to a CP Conduit Purchaser shall have received payment of all fees, out-of-pocket expenses and other amounts due and payable to such CP Conduit Purchaser or the APA Banks with respect to such CP Conduit Purchaser on or before the Effective Date.

(h)  Establishment of Accounts. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Series 2005-3 Collection Account, the Series 2005-3 Reserve Account and the Series 2005-3 Distribution Account shall have been established in accordance with the terms and provisions of the Indenture.

(i)  Opinion. The Administrative Agent shall have received, with a counterpart addressed to each CP Conduit Purchaser and the Funding Agent, the Program Support Provider and the APA Banks with respect such CP Conduit Purchaser, an opinion of counsel to the Trustee as to the due authorization, execution and delivery by the Trustee of this Supplement and the due execution, authentication and delivery by the Trustee of the Series 2005-3 Notes.

(j)  Rating Letters. Each Funding Agent shall have received a letter, in the form and substance satisfactory to such Funding Agent, from each of Moody’s and Standard & Poor’s confirming the commercial paper rating of the related CP Conduit Purchaser after giving effect to such CP Conduit Purchaser’s purchase of the Series 2005-3 Notes.

(k)  UCC Filings. The Administrative Agent shall have received (i) executed originals of any documents (including, without limitation, financing statements) required to be filed in each jurisdiction necessary to perfect the security interest of the Trustee in the Series 2005-3 Collateral and (ii) evidence reasonably satisfactory to it of each such filing and reasonably satisfactory evidence of the payment of any necessary fee or tax relating thereto.

(l)  Proceedings. All corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by the Related Documents shall be satisfactory in form and substance to each Funding Agent and its counsel.

ARTICLE VII
CHANGE IN CIRCUMSTANCES

Section 7.1.   Increased Costs. (a) If any Change in Law (except with respect to Taxes which shall be governed by Section 7.2) shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Affected Party or the London interbank market any other condition affecting the Indenture or the Related Documents or the funding of Eurodollar Tranches by such Affected Party;

and the result of any of the foregoing shall be to increase the cost to such Affected Party of mak-ing, converting into, continuing or maintaining Eurodollar Tranches (or maintaining its obliga-tion to do so) or to reduce any amount received or receivable by such Affected Party hereunder or in connection herewith (whether principal, interest or otherwise), then CRCF will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered.

(b)  If any Affected Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Affected Party’s capital or the capital of any corporation controlling such Affected Party as a consequence of its obligations hereunder to a level below that which such Affected Party or such corporation could have achieved but for such Change in Law (taking into consideration such Affected Party’s or such corporation’s policies with respect to capital adequacy), then from time to time, CRCF shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for any such reduction suffered.

(c)  A certificate of an Affected Party setting forth the amount or amounts necessary to compensate such Affected Party as specified in subsections (a) and (b) of this Section 7.1 shall be delivered to CRCF (with a copy to the Administrative Agent and the Funding Agent with respect to such Affected Party) and shall be conclusive absent manifest error. Any payments made by CRCF pursuant to this Section 7.1 shall be made solely from funds available in the Series 2005-3 Distribution Account for the payment of Article VII Costs, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against CRCF to the extent that insufficient funds exist to make such payment. The agreements in this Section 7.1 shall survive the termination of this Supplement and the Base Indenture and the payment of all amounts payable hereunder and thereunder.

(d)  Failure or delay on the part of an Affected Party to demand compensation pursuant to this Section 7.1 shall not constitute a waiver of such Affected Party’s right to demand such compensation; provided that CRCF shall not be required to compensate any Affected Party pursuant to this Section 7.1 for any increased costs or reductions incurred more than 270 days prior to the date that such Affected Party notifies CRCF of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reduc-tions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 7.2.   Taxes. (a) Any and all payments by or on account of any obligation of CRCF here-under shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if CRCF shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) subject to Section 7.2(c) below, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7.2) the recipient receives an amount equal to the sum that it would have received had no such deductions been made, (ii) CRCF shall make such deduc-tions and (iii) CRCF shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, CRCF shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  CRCF shall indemnify the Administrative Agent, each Funding Agent, each Program Support Provider and each member of each Purchaser Group within the later of 10 days after written demand therefor and the Distribution Date next following such demand for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group on or with respect to any payment by or on account of any obligation of CRCF hereunder or under the Indenture (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7.2) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Person shall be indemnified pursuant to this Section 7.2(c) or entitled to receive additional amounts under the proviso of Section 7.2(a) to the extent that the reason for such indemnification results from the failure by such Person to comply with the provisions of Section 7.2(e) or (g). A certificate as to the amount of such payment or liability delivered to CRCF by the Administrative Agent, any Funding Agent, any Program Support Provider or any member of any Purchaser Group shall be conclusive absent manifest error. Any payments made by CRCF pursuant to this Section 7.2 shall be made solely from funds available in the Series 2005-3 Distribution Account for the payment of Article VII Costs, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against CRCF to the extent that insufficient funds exist to make such payment. The agreements in this Section 7.2 shall survive the termination of this Supplement and the Base Indenture and the payment of all amounts payable hereunder and thereunder.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by CRCF to a Governmental Authority, CRCF shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  The Administrative Agent, each Funding Agent, each member of each Purchaser Group and each Program Support Provider, if entitled to an exemption from or reduction of an Indemnified Tax or Other Tax with respect to payments made hereunder or under the Indenture shall (to the extent legally able to do so) deliver to CRCF (with a copy to the Administrative Agent) such properly completed and executed documentation prescribed by applicable law and reason-ably requested by CRCF on the later of (i) thirty (30) Business Days after such request is made and the applicable forms are provided to the Administrative Agent, such Funding Agent, such member of such Purchaser Group or such Program Support Provider or (ii) thirty (30) Business Days before prescribed by applicable law as will permit such payments to be made without withholding or with an exemption from or reduction of Indemnified Taxes or Other Taxes.

(f)  If the Administrative Agent, any Funding Agent, any Program Support Provider or any member of any Purchaser Group receives a refund solely in respect of Indemnified Taxes or Other Taxes, it shall pay over such refund to CRCF to the extent that it has already received indemnity payments or additional amounts pursuant to this Section 7.2 with respect to such Indemnified Taxes or Other Taxes giving rise to the refund, net of all out-of-pocket expenses and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that CRCF shall, upon request of the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group, repay such refund (plus interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group if the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group is required to repay such refund to such Governmental Authority. Nothing contained herein shall require the Administrative Agent, any Funding Agent, any Program Support Provider or any member of any Purchaser Group to make its tax returns (or any other information relating to its taxes which it deems confidential) available to CRCF or any other Person.

(g)  The Administrative Agent, each Funding Agent, each Program Support Provider and each member of each Purchaser Group (other than any such entity which is a domestic corporation) shall:

(i)  upon or prior to becoming a party hereto, deliver to CRCF and the Administrative Agent two (2) duly completed copies of IRS Form W-8BEN, W-8ECI or W-9, or successor applicable forms, as the case may be, establishing a complete exemption from withholding of United States federal income taxes or backup withholding taxes with respect to payments under the Series 2005-3 Notes and this Supplement;

(ii)  deliver to CRCF and the Administrative Agent two (2) further copies of any such form or certification establishing a complete exemption from withholding of United States federal income taxes or backup withholding taxes with respect to payments under the Series 2005-3 Notes and this Supplement on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to CRCF; and

(iii)  obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by CRCF and the Administrative Agent;

unless, in any such case, any change in treaty, law or regulation has occurred after the Series 2005-3 Closing Date (or, if later, the date the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group becomes an indemnified party hereunder) and prior to the date on which any such delivery would otherwise be required which renders the relevant form inapplicable or which would prevent the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group from duly completing and delivering the relevant form with respect to it, and the Administrative Agent, such Funding Agent, such Program Support Provider or such member of such Purchaser Group so advises CRCF and the Administrative Agent.

(h)  If a beneficial or equity owner of the Administrative Agent, a Funding Agent, a Program Support Provider or a member of a Purchaser Group (instead of the Administrative Agent, the Funding Agent, the Program Support Provider or the member of the Purchaser Group itself) is required under United States federal income tax law or the terms of a relevant treaty to provide IRS Form W-8BEN, W-8ECI or W-9, or any successor applicable forms, as the case may be, in order to claim an exemption from withholding of United States federal income taxes or backup withholding taxes, then each such beneficial owner or equity owner shall be considered to be the Administrative Agent, a Funding Agent, a Program Support Provider or a member of a Purchaser Group for purposes of Section 7.2(g).

Section 7.3.   Break Funding Payments. CRCF agrees to indemnify each Purchaser Group and to hold each Purchaser Group harmless from any loss or expense which such Purchaser Group may sustain or incur as a consequence of (a) the failure by CRCF to accept any Increase after CRCF has given irrevocable notice requesting the same in accordance with the provisions of this Supplement, (b) the conversion into or continuation of a CP Tranche or a Eurodollar Tranche that occurs other than on the last day of the applicable CP Rate Period or Eurodollar Period, (c) default by CRCF in making any prepay-ment in connection with a Decrease after CRCF has given irrevocable notice thereof in accordance with the provisions of Section 2.5 or (d) the mak-ing of a prepayment of a CP Tranche or a Eurodollar Tranche (including, without limitation, any Decrease) prior to the termination of the CP Rate Period for such CP Tranche or the Eurodollar Period for such Eurodollar Tranche, as the case may be, or the making of a Decrease on a date other than as specified in any notice of a Decrease or in a greater amount than contained in any notice of a Decrease. Such indemnification shall include an amount determined by the Funding Agent with respect to such Purchaser Group and shall equal (a) in the case of the losses or expenses associated with a CP Tranche or a Eurodollar Tranche, either (x) the excess, if any, of (i) such Purchaser Group’s cost of funding the amount so prepaid or not so bor-rowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the CP Rate Period or the Eurodollar Period (or in the case of a failure to borrow, convert or continue, the CP Rate Period or the Eurodollar Period that would have com-menced on the date of such prepayment or of such failure), as the case may be, over (ii) the amount of interest earned by such Purchaser Group upon redeployment of an amount of funds equal to the amount prepaid or not borrowed, converted or continued for a com-parable period or (y) if such Purchaser Group is able to terminate the funding source before its scheduled maturity, any costs associated with such termination and (b) in the case of the losses or expenses incurred by a Pooled Funding CP Conduit Purchaser, the losses and expenses incurred by such Pooled Funding CP Conduit Purchaser in connection with the liquidation or reemployment of deposits or other funds acquired by such Pooled Funding CP Conduit Purchaser as a result of the failure to accept an Increase, a default in the making of a Decrease or the making of a Decrease in an amount or on a date not contained in a notice of a Decrease. Notwithstanding the foregoing, any payments made by CRCF pursuant to this subsection shall be made solely from funds available in the Series 2005-3 Distribution Account for the payment of Article VII Costs, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against CRCF to the extent that such funds are insufficient to make such payment. This covenant shall survive the termination of this Supplement and the Base Indenture and the pay-ment of all amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Funding Agent on behalf of a Purchaser Group to CRCF shall be conclusive absent manifest error.

Section 7.4.   Alternate Rate of Interest. If prior to the commencement of any Eurodollar Period:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Period, or

(b)  the Administrative Agent is advised by any APA Bank that the Adjusted LIBO Rate for such Eurodollar Period will not adequately and fairly reflect the cost to such APA Bank of making or maintaining the Eurodollar Tranches during such Eurodollar Period, then the Administrative Agent shall promptly give telecopy or telephonic notice thereof to CRCF and the Trustee, whereupon until the Administrative Agent notifies CRCF and the Trustee that the circumstances giving rise to such notice no longer exist, the Available APA Bank Funding Amount with respect to any Purchaser Group (in the case of clause (a) above) or with respect to the related Purchaser Group (in the case of clause (b) above) shall not be allocated to any Eurodollar Tranche.

Section 7.5.   Mitigation Obligations. If an Affected Party requests compensation under Section 7.1, or if CRCF is required to pay any additional amount to any Purchaser Group or any Governmental Authority for the account of any Purchaser Group pursuant to Section 7.2, then, upon written notice from CRCF, such Affected Party or Purchaser Group, as the case may be, shall use commercially reasonable efforts to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, which pays a price for such assignment which is acceptable to such Purchaser Group and its assignee, in the judgment of such Affected Party or Purchaser Group, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.1 or 7.2, as the case may be, in the future and (ii) would not subject such Affected Party or Purchaser Group to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Party or Purchaser Group. CRCF hereby agrees to pay all reasonable costs and expenses incurred by such Affected Party or Purchaser Group in connection with any such designation or assignment.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES, COVENANTS

Section 8.1.   Representations and Warranties of CRCF and the Administrator. (a)  CRCF and the Administrator each hereby represents and warrants to the Trustee, the Administrative Agent, each Funding Agent, each CP Conduit Purchaser and each APA Bank that:

(i)  each and every of their respective representations and warranties contained in the Related Documents is true and correct as of the Series 2005-3 Closing Date and true and correct in all material respects as of the date of each Increase; and

(ii)  as of the Series 2005-3 Closing Date, they have not engaged, in connection with the offering of the Series 2005-3 Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(b)  CRCF hereby represents and warrants to the Trustee, the Administrative Agent, each Funding Agent, each CP Conduit Purchaser and each APA Bank that each of the Series 2005-3 Notes has been duly authorized and executed by CRCF and when duly authenticated by the Trustee and delivered to the Funding Agents in accordance with the terms of this Supplement will constitute legal, valid and binding obligations of CRCF enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws relating to or affecting generally the enforcement of creditors’ rights or by general equitable principles.

Section 8.2.   Covenants of CRCF and the Administrator. CRCF and the Administrator hereby agree, in addition to their obligations hereunder, that:

(a)  they shall observe in all material respects each and every of their respective covenants (both affirmative and negative) contained in the Base Indenture and all other Related Documents to which each is a party;

(b)  they shall afford each Funding Agent with respect to a Purchaser Group, the Trustee or any representatives of any such Funding Agent or the Trustee access to all records relating to the Leases, the Subleases, the Vehicles, the Manufacturer Programs and the Loan Agreements at any reasonable time during regular business hours, upon reasonable prior notice (and with one Business Day’s prior notice if an Amortization Event with respect to the Series 2005-3 Notes shall have been deemed to have occurred or shall have been declared to have occurred), for purposes of inspection and shall permit such Funding Agent, the Trustee or any representative of such Funding Agent or the Trustee to visit any of CRCF’s or the Administrator’s, as the case may be, offices or properties during regular business hours and as often as may reasonably be desired to discuss the business, operations, properties, financial and other conditions of CRCF or the Administrator with their respective officers and employees and with their independent certified public accountants;

(c)  they shall promptly provide such additional financial and other information with respect to the Related Documents, CRCF, the Lessors, the Permitted Nominees, the Lessees, the Permitted Sublessees, the Related Documents or the Manufacturer Programs as the Administrative Agent may from time to time reasonably request;

(d)  they shall provide to the Administrative Agent simultaneously with delivery to the Trustee copies of information furnished to the Trustee or CRCF pursuant to the Related Documents as such information relates to all Series of Notes generally or specifically to the Series 2005-3 Notes or the Series 2005-3 Collateral. The Administrative Agent shall distribute to the Funding Agents copies of all information delivered to it pursuant to this Section 8.2(d);

(e)  they shall not agree to any amendment to the Base Indenture or any other Related Document, which amendment requires the consent of the Requisite Investors, without having received the prior written consent of the Requisite Noteholders; and

(f)  they shall not agree to any replacement or successor to the Intermediary or the addition of any new Manufacturer as an Eligible Program Manufacturer, in each case without having received the prior written consent of the Requisite Noteholders.

ARTICLE IX
THE ADMINISTRATIVE AGENT

Section 9.1.   Appointment. Each of the CP Conduit Purchasers, the APA Banks and the Funding Agents hereby irrevocably designates and appoints the Administrative Agent as the agent of such Person under this Supplement and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Supplement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Supplement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Supplement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any CP Conduit Purchaser, any APA Bank or any Funding Agent, and no implied covenants, functions, responsibilities, duties, obliga-tions or liabilities shall be read into this Supplement or otherwise exist against the Administrative Agent.

Section 9.2.   Delegation of Duties. The Administrative Agent may execute any of its duties under this Supplement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3.   Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Base Indenture, this Supplement or any other Related Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the CP Conduit Purchasers, the APA Banks or the Funding Agents for any recitals, statements, representations or warranties made by CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrator or any officer thereof contained in this Supple-ment or any other Related Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administra-tive Agent under or in connection with, this Supplement or any other Related Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Supplement, any other Related Document, or for any failure of any of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary or the Administrator to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any CP Conduit Purchaser, any APA Bank or any Funding Agent to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Supplement, any other Related Document or to inspect the properties, books or records of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary or the Administrator.

Section 9.4.   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (includ-ing, without limitation, counsel to CRCF or the Administrator), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the registered holder of any Series 2005-3 Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Supplement or any other Related Document unless it shall first receive such advice or concurrence of the Requisite Noteholders, as it deems appropriate or it shall first be indemnified to its satisfaction by the Funding Agents against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Supplement and the other Related Documents in accordance with a request of the Requisite Noteholders (unless, in the case of any action relating to the giving of consent hereunder, the giving of such consent requires the consent of all Series 2005-3 Noteholders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the CP Conduit Purchasers, the APA Banks and the Funding Agents.

Section 9.5.   Notice of Administrator Default or Amortization Event or Potential Amortization Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event or any Administrator Default unless the Administrative Agent has received written notice from a CP Conduit Purchaser, an APA Bank, a Funding Agent, CRCF or the Administrator referring to the

Indenture or this Supplement, describing such Amortization Event or Potential Amortization Event, or Administrator Default and stating that such notice is a “notice of an Amortization Event or Potential Amortization Event” or “notice of an Administrator Default,” as the case may be. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Funding Agents, the Trustee, CRCF and the Administrator. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Requisite Noteholders, provided that unless and until the Adminis-trative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Purchaser Groups.

Section 9.6.   Non-Reliance on the Administrative Agent and Other Purchaser Groups. Each of the CP Conduit Purchasers, the APA Banks and the Funding Agents expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary or the Administrator shall be deemed to constitute any representation or warranty by the Administrative Agent to any such Person. Each of the CP Conduit Purchasers, the APA Banks and the Funding Agents repre-sents to the Administrative Agent that it has, independently and without reliance upon the Administra-tive Agent or any other CP Conduit Purchaser, APA Bank or Funding Agent and based on such documents and information as it has deemed appropriate, made its own apprai-sal of and investi-ga-tion into the business, operations, property, financial and other condi-tion and creditworthiness of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary and the Administrator and made its own decision to enter into this Supplement. Each of the CP Conduit Purchasers, the APA Banks and the Funding Agents also represents that it will, independently and without reliance upon the Administrative Agent or any other CP Conduit Purchaser, APA Bank or Funding Agent, and based on such docu-ments and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and deci-sions in taking or not taking action under this Supplement and the other Related Documents, and to make such investigation as it deems necessary to inform itself as to the business, opera-tions, property, financial and other condition and creditworthiness of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary and the Adminis-trator. Except for notices, reports and other documents expressly required to be furnished to the Funding Agents by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any CP Conduit Purchaser, any APA Bank or any Funding Agent with any credit or other information concerning the busi-ness, operations, property, condi-tion (financial or otherwise), prospects or creditworthiness of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary or the Administrator which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 9.7.   Indemnification. Each of the APA Banks in a Purchaser Group agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reim-bursed by CRCF and the Administrator and without limiting the obligation of CRCF and the Administrator to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or if indemnification is sought after the date upon which the Commitments shall have terminated and the Purchaser

Group Invested Amounts shall have been reduced to zero, ratably in accordance with their Commitment Percentages immediately prior to such date of payment) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Supplement, any of the other Related Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connec-tion with any of the foregoing; provided that no APA Bank or Funding Agent shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of all amounts payable hereunder.

Section 9.8.   The Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with CRCF, the Administrator or any of their Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Series 2005-3 Note held by the Administrative Agent, the Administrative Agent shall have the same rights and powers under this Supplement and the other Related Documents as any APA Bank or Funding Agent and may exercise the same as though it were not the Administrative Agent, and the terms “APA Bank,” and “Funding Agent” shall include the Administrative Agent in its individual capacity.

Section 9.9.   Resignation of Administrative Agent; Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time by giving 30 days’ notice to the Funding Agents, the Trustee, CRCF and the Administrator. If DBNY shall resign as Administrative Agent under this Supplement, then the Requisite Noteholders shall appoint a successor administrative agent from among the Funding Agents, which successor administrative agent shall be approved by CRCF and the Administrator (which approval shall not be unreasonably withheld or delayed) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Supplement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Administrator shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Noteholders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Supplement.

ARTICLE X
THE FUNDING AGENTS

Section 10.1.   Appointment. Each CP Conduit Purchaser and each APA Bank with respect to such CP Conduit Purchaser hereby irrevocably designates and appoints the Funding Agent set forth next to such CP Conduit Purchaser’s name on Schedule I as the agent of such Person under this Supplement and irrevocably authorizes such Funding Agent, in such capacity, to take such action on its behalf under the provisions of this Supplement and to exercise such powers and perform such duties as are expressly delegated to such Funding Agent by the terms of this Supplement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Supplement, each Funding Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any CP Conduit Purchaser or APA Bank and no implied covenants, functions, responsibilities, duties, obliga-tions or liabilities shall be read into this Supplement or otherwise exist against each Funding Agent.

Section 10.2.   Delegation of Duties. Each Funding Agent may execute any of its duties under this Supplement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Funding Agent shall not be responsible to the CP Conduit Purchaser or any APA Bank in its Purchaser Group for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 10.3.   Exculpatory Provisions. Each Funding Agent and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Base Indenture, this Supplement or any other Related Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the CP Conduit Purchasers and/or APA Banks for any recitals, statements, representations or warranties made by CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrator, the Administrative Agent, or any officer thereof contained in this Supple-ment or any other Related Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Funding Agent under or in connection with, this Supplement or any other Related Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Supplement, any other Related Document, or for any failure of any of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrative Agent, or the Administrator to perform its obligations hereunder or thereunder. Each Funding Agent shall not be under any obligation to the CP Conduit Purchaser or any APA Bank in its Purchaser Group to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Supplement, any other Related Document or to inspect the properties, books or records of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrative Agent, or the Administrator.

Section 10.4.   Reliance by Each Funding Agent. Each Funding Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice,

consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (includ-ing, without limitation, counsel to CRCF or the Administrator), independent accountants and other experts selected by such Funding Agent. Each Funding Agent shall be fully justified in failing or refusing to take any action under this Supplement or any other Related Document unless it shall first receive such advice or concurrence of the Related Purchaser Group, as it deems appropriate or it shall first be indemnified to its satisfaction by the Related Purchaser Group against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 10.5.   Notice of Administrator Default or Amortization Event or Potential Amortization Event. Each Funding Agent shall not be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event or any Administrator Default unless such Funding Agent has received written notice from a CP Conduit Purchaser, an APA Bank, CRCF, the Administrative Agent or the Administrator referring to the Indenture or this Supplement, describing such Amortization Event or Potential Amortization Event, or Adminis-tra-tor Default and stating that such notice is a “notice of an Amortization Event or Potential Amortization Event” or “notice of an Administrator Default,” as the case may be. In the event that any Funding Agent receives such a notice, such Funding Agent shall give notice thereof to the CP Conduit Purchaser and APA Banks in its Purchaser Group. Such Funding Agent shall take such action with respect to such event as shall be reasonably directed by the CP Conduit Purchaser and APA Banks in its Purchaser Group, provided that unless and until such Funding Agent shall have received such directions, such Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the CP Conduit Purchaser and APA Banks in its Purchaser Group.

Section 10.6.   Non-Reliance on Each Funding Agent and Other Purchaser Groups. Each CP Conduit Purchaser and each of the related APA Banks expressly acknowledge that neither its Funding Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by such Funding Agent hereinafter taken, including any review of the affairs of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrative Agent, or the Administrator shall be deemed to constitute any representation or warranty by such Funding Agent to any such Person. Each CP Conduit Purchaser and each of the related APA Banks repre-sents to its Funding Agent that it has, independently and without reliance upon such Funding Agent and based on such documents and information as it has deemed appropriate, made its own apprai-sal of and investi-ga-tion into the business, operations, property, financial and other condi-tion and creditworthiness of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrative Agent, and the Administrator and made its own decision to enter into this Supplement. Each CP Conduit Purchaser and each of the related APA Banks also represents that it will, independently and without reliance upon its Funding Agent and based on such docu-ments and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and deci-sions in taking or not taking action under this Supplement and the other Related Documents, and to make such investigation as it deems necessary to inform itself as to the business, opera-tions, property, financial and other conditions and creditworthiness of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, the Administrative Agent, and the Administrator.

Section 10.7.   Indemnification. Each APA Bank in a Purchaser Group agrees to indemnify its Funding Agent in its capacity as such (to the extent not reim-bursed by CRCF and the Administrator and without limiting the obligation of CRCF and the Administrator to do so), ratably according to its respective APA Bank Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or if indemnification is sought after the date upon which the Commitments shall have been terminated, ratably in accordance with its APA Bank Percentage at the time of termination) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against such Funding Agent in any way relating to or arising out of this Supplement, any of the other Related Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Funding Agent under or in connec-tion with any of the foregoing; provided that no APA Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such related Funding Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of all amounts payable hereunder.

ARTICLE XI
GENERAL

Section 11.1.   Successors and Assigns. (a)  This Supplement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that CRCF may not assign or transfer any of its rights under this Supplement without the prior written consent of all of the Series 2005-3 Noteholders, no CP Conduit Purchaser may assign or transfer any of its rights under this Supplement other than in accordance with the Asset Purchase Agreement with respect to such CP Conduit Purchaser or otherwise to the APA Bank with respect to such CP Conduit Purchaser or a Program Support Provider with respect to such CP Conduit Purchaser or pursuant to clause (b) or (e) below of this Section 11.1 and no APA Bank may assign or transfer any of its rights or obligations under this Supplement except to a Program Support Provider or pursuant to clause (c), (d) or (e) below of this Section 11.1.

(b)  Without limiting the foregoing, each CP Conduit Purchaser may assign all or a portion of the Purchaser Group Invested Amount with respect to such CP Conduit Purchaser and its rights and obli-ga-tions under this Supplement and any other Related Documents to which it is a party to a Conduit Assignee with respect to such CP Conduit Purchaser. Prior to or concurrently with the effectiveness of any such assignment (or if impracticable, immediately thereafter), the assigning CP Conduit Purchaser shall notify the Administrative Agent, CRCF, the Trustee and the Administrator thereof. Upon such assignment by a CP Conduit Purchaser to a Conduit Assignee, (A) such Conduit Assignee shall be the owner of the Purchaser Group Invested Amount or such portion thereof with respect to such CP Conduit Purchaser, (B) the related administrative or managing agent for such Conduit Assignee will act as the administrative agent for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to the Funding Agent hereunder or under the other Related Documents, (C) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to such CP Conduit Purchaser herein and in the other Related Documents (including, without limitation, any limitation on recourse against such Conduit Assignee as provided in this paragraph), (D) such Conduit Assignee shall assume all of such CP Conduit Purchaser’s obligations, if any, hereunder or under the Base Indenture or under any other Related Document with respect to such portion of the Purchaser Group Invested Amount and such CP Conduit Purchaser shall be released from such obligations, (E) all distributions in respect of the Purchaser Group Invested Amount or such portion thereof with respect to such CP Conduit Purchaser shall be made to the applicable agent or administrative agent, as appli-cable, on behalf of such Conduit Assignee, (F) the definitions of the terms “Monthly Funding Costs” and “Discount” shall be determined in the manner set forth in the definition of “Monthly Funding Costs” and “Discount” applicable to such CP Conduit Purchaser on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than such CP Conduit Purchaser), (G) the defined terms and other terms and provisions of this Supplement, the Base Indenture and the other Related Documents shall be interpreted in accordance with the foregoing, and (H) if requested by the Administrative Agent or the agent or administrative agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Administrative Agent or such agent or administrative agent may reasonably request to evidence and give effect to the foregoing. No assignment by any CP Conduit Purchaser to a Conduit Assignee of the Purchaser Group Invested Amount with respect to such CP Conduit Purchaser shall in any way diminish the obli-gations of the APA Bank with respect to such CP Conduit Purchaser under Section 2.3 to fund any Increase.

(c)  Any APA Bank may, in the ordinary course of its business and in accor-dance with applicable law, at any time sell all or any part of its rights and obligations under this Supplement and the Series 2005-3 Notes, with the prior written consent of the Administrative Agent, CRCF and the Administrator (in each case, which consent shall not be unreasonably withheld), to one or more banks (an “Acquiring APA Bank”) pursuant to a transfer supplement, substantially in the form of Exhibit H (the “Transfer Supplement”), executed by such Acquiring APA Bank, such assigning APA Bank, the Funding Agent with respect to such APA Bank, the Administrative Agent, CRCF and the Administrator and delivered to the Administrative Agent. Notwithstanding the foregoing, no APA Bank shall so sell its rights hereunder if such Acquiring APA Bank is not an Eligible Assignee.

(d)  Any APA Bank may, in the ordinary course of its business and in accor-dance with applicable law, at any time sell to one or more financial institutions or other entities (“Participants”) participations in its APA Bank Percentage of the Commitment Amount with respect to it and the other APA Banks included in the related Purchaser Group, its Series 2005-3 Note and its rights hereunder pur-suant to documentation in form and substance satisfactory to such APA Bank and the Participant; provided, however, that (i) in the event of any such sale by an APA Bank to a Participant, (A) such APA Bank’s obligations under this Supplement shall remain unchanged, (B) such APA Bank shall remain solely responsible for the performance thereof and (C) CRCF and the Administrative Agent shall continue to deal solely and directly with such APA Bank in connection with its rights and obligations under this Supplement and (ii)

no APA Bank shall sell any participating interest under which the Participant shall have rights to approve any amend-ment to, or any consent or waiver with respect to, this Supplement, the Base Indenture or any Related Document, except to the extent that the approval of such amendment, consent or waiver otherwise would require the unanimous consent of all APA Banks hereunder. A Participant shall have the right to receive Article VII Costs but only to the extent that the related selling APA Bank would have had such right absent the sale of the related participation and, with respect to amounts due pursuant to Section 7.2, only to the extent such Participant shall have complied with the provisions of Section 7.2(e) and (g) as if such Participant were the Administrative Agent, a Funding Agent, a Program Support Provider or a member of a Purchaser Group.

(e)  Any CP Conduit Purchaser and the APA Bank with respect to such CP Conduit Purchaser may at any time sell all or any part of their respective rights and obligations under this Supplement and the Series 2005-3 Notes, with the prior written consent of the Administrative Agent, CRCF and the Administrator (in each case, which consent shall not be unreasonably withheld), to a multi-seller commercial paper conduit and one or more banks providing support to such multi-seller commercial paper conduit (an “Acquiring Purchaser Group”) pursuant to a transfer supplement, substantially in the form of Exhibit I (the “Purchaser Group Supplement”), executed by such Acquiring Purchaser Group, the Funding Agent with respect to such Acquiring Purchaser Group (including the CP Conduit Purchaser and the APA Banks with respect to such Purchaser Group), such assigning CP Conduit Purchaser and the APA Banks with respect to such CP Conduit Purchaser, the Funding Agent with respect to such assigning CP Conduit Purchaser and APA Banks, the Administrative Agent, CRCF and the Administrator and delivered to the Administrative Agent.

(f)  CRCF authorizes each APA Bank to disclose to any Participant or Acquiring APA Bank (each, a “Transferee”) and any prospective Transferee, in each case that has agreed to comply with the confidentiality provisions of Section 11.20 hereof, any and all financial information in such APA Bank’s possession concerning CRCF, the Collateral, the Administrator and the Related Documents which has been delivered to such APA Bank by CRCF or the Administrator in connection with such APA Bank’s credit evaluation of CRCF, the Collateral and the Administrator.

Section 11.2.   Securities Law. Each CP Conduit Purchaser and APA Bank hereby represents and warrants to CRCF that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has sufficient assets to bear the economic risk of, and sufficient knowledge and exper-ience in financial and business matters to evaluate the merits and risks of, its investment in a Series 2005-3 Note. Each CP Conduit Purchaser and APA Bank agrees that its Series 2005-3 Note will be acquired for invest-ment only and not with a view to any public distribution thereof, and that such CP Conduit Purchaser and APA Bank will not offer to sell or otherwise dispose of its Series 2005-3 Note (or any interest therein) in violation of any of the registration requirements of the Securities Act, or any appli-cable state or other securities laws. Each CP Conduit Purchaser and APA Bank acknowledges that it has no right to require CRCF to register its Series 2005-3 Note under the Securities Act or any other securities law. Each CP Conduit Purchaser and APA Bank hereby confirms and agrees that in connection with any transfer by it of an interest in the Series 2005-3 Note, such CP Conduit Purchaser or APA Bank has not engaged and will not engage in a general solicitation or general advertising including advertisements, articles, notices or other communi-cations published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Section 11.3.   Adjustments; Set-off. (a)  If any CP Conduit Purchaser or APA Bank in a Purchaser Group (a “Benefitted Purchaser Group”) shall at any time receive in respect of its Purchaser Group Invested Amount any distribution of principal, interest, Commitment Fees or any interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise) in a greater propor-tion than any such distribution received by any other Purchaser Group, if any, in respect of such other Purchaser Group’s Purchaser Group Invested Amount, or interest thereon, the APA Banks in such Benefitted Purchaser Group shall purchase for cash from the CP Conduit Purchaser or APA Banks in the other Purchaser Group such portion of such other CP Conduit Purchaser’s or APA Banks’ interest in the Series 2005-3 Notes, or shall provide such other CP Conduit Purchaser or APA Bank with the benefits of any such collateral, or the proceeds thereof, as shall be neces-sary to cause such Benefitted Purchaser Group to share the excess payment or benefits of such collateral or proceeds ratably with the other Purchaser Group; provided, however, that if all or any por-tion of such excess payment or benefits is thereafter recovered from such Benefitted Purchaser Group, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. CRCF agrees that any CP Conduit Purchaser or APA Bank so purchasing a portion of another Purchaser Group’s Purchaser Group Invested Amount may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such CP Conduit Purchaser or APA Bank were the direct holder of such portion.

(b)  In addition to any rights and remedies of the Purchaser Groups provided by law, each CP Conduit Purchaser and APA Bank shall have the right, without prior notice to CRCF, any such notice being expressly waived by CRCF to the extent permitted by applicable law, upon any amount becom-ing due and payable by CRCF hereunder or under the Series 2005-3 Notes to set-off and appro-priate and apply against any and all deposits (general or special, time or demand, provi-sional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Purchaser Group to or for the credit or the account of CRCF. Each CP Conduit Purchaser and APA Bank agrees promptly to notify CRCF, the Administrator and the Administrative Agent after any such set-off and appli-ca-tion made by such CP Conduit Purchaser or APA Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.4.   No Bankruptcy Petition. (a)  Each of the Administrative Agent, the CP Conduit Purchasers, the APA Banks and the Funding Agents hereby covenants and agrees that, prior to the date which is one year and one day after the later of payment in full of all Series of Notes, it will not institute against, or join any other Person in instituting against, CRCF any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other similar proceedings under any federal or state bankruptcy or similar law.

(b)  CRCF, the Trustee, the Administrative Agent, each Funding Agent and each APA Bank hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper issued by, or for the benefit of, a CP Conduit Purchaser, it will not institute against, or join any other Person in instituting against, such CP Conduit Purchaser (or the Person issuing Commercial Paper for the benefit of such CP Conduit Purchaser) any bankruptcy, reorganization, arrangement, insolvency or liquida-tion proceedings, or other similar proceedings under any federal or state bankruptcy or similar law.

(c)  This covenant shall survive the termination of this Supplement and the Base Indenture and the payment of all amounts payable hereunder and thereunder.

Section 11.5.   Limited Recourse. (a)  Notwithstanding anything to the contrary contained herein, any obligations of each CP Conduit Purchaser hereunder to any party hereto are solely the corporate obligations of such CP Conduit Purchaser and shall be payable at such time as funds are received by or are available to such CP Conduit Purchaser in excess of funds necessary to pay in full all of its outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Conduit Purchaser but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party against a CP Conduit Purchaser shall be subordinated to the payment in full of all of its Commercial Paper.

(b)  No recourse under any obligation, covenant or agreement of any CP Conduit Purchaser contained herein shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Conduit Purchaser, its administrative agent, the Funding Agent with respect to such CP Conduit Purchaser or any of their Affiliates by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Supplement is solely a corporate obligation of such CP Conduit Purchaser individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Conduit Purchaser, its administrative agent, the Funding Agent with respect to such CP Conduit Purchaser or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Conduit Purchaser con-tained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such CP Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Supplement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 11.5 shall survive termi-nation of this Supplement.

Section 11.6.   Costs and Expenses. CRCF agrees to pay on demand (x) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent) and of each Purchaser Group (including in connection with the preparation, execution and delivery of this Supplement the reasonable fees and disbursements of one counsel, other than counsel to the Administrative Agent, for all such Purchaser Groups) in connection with (i) the preparation, execution and delivery of this Supplement and the other Related Documents and any amendments or waivers of, or consents under, any such documents and (ii) the enforcement by the Administrative Agent or any Funding Agent of the obligations and liabilities of CRCF, the Lessors, the Lessees, the Permitted Sublessees, the Intermediary, and the Administrator under the Indenture, this Supplement, the other Related Documents or any related document and all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other Related Documents and (y) all reasonable out of pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent) in connection with the administration of this Supplement and the other Related Documents. Any payments made by CRCF pursuant to this Section 11.6 shall be made solely from funds available in the Series 2005-3 Distribution Account for the payment of Article VII Costs, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against CRCF to the extent that insufficient funds exist to make such payment. The agreements in this Section shall survive the termination of this Supplement and the Base Indenture and the payment of all amounts payable hereunder and thereunder.

Section 11.7.   Exhibits. The following exhibits attached hereto supplement the exhibits included in the Base Indenture.

Exhibit A:	Form of Variable Funding Note
Exhibit B:	Form of Increase Notice
Exhibit C:	Form of Consent
Exhibit D:	Form of Series 2005-3 Demand Note
Exhibit E:	Form of Series 2005-3 Letter of Credit
Exhibit F:	Form of Lease Payment Deficit Notice
Exhibit G:	Form of Demand Notice
Exhibit H:	Form of Transfer Supplement
Exhibit I:	Form of Purchaser Group Supplement
Exhibit J:	Form of Series 2005-3 Interest Rate Cap

Section 11.8.   Ratification of Base Indenture. As supplemented by this Supplement, the Base Indenture is in all respects ratified and confirmed and the Base Indenture as so supple-mented by this Supplement shall be read, taken, and construed as one and the same instru-ment.

Section 11.9.   Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 11.10.   Governing Law. This Supplement shall be construed in accordance with the law of the State of New York, and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such law.

Section 11.11.   Amendments. This Supplement may be modified or amended from time to time in accordance with the terms of the Base Indenture; provided, however, that if, pursuant to the terms of the Base Indenture or this Supplement, the consent of the Required

Noteholders is required for an amendment or modifi-ca-tion of this Supplement, such requirement shall be satisfied if such amendment or modification is consented to by the Requisite Noteholders.

Section 11.12.   Discharge of Indenture. Notwith-standing anything to the contrary contained in the Base Indenture, no discharge of the Indenture pursuant to Section 11.1(b) of the Base Indenture will be effective as to the Series 2005-3 Notes without the consent of the Requisite Noteholders.

Section 11.13.   Series 2005-3 Required Non-Program Enhancement Percentage. CRCF agrees that it will not make any Loan under any Loan Agreement to finance the acquisi-tion of any Vehicle by AESOP Leasing, AESOP Leas-ing II, CCRG, ARAC or BRAC, as the case may be, if, after giving effect to the making of such Loan, the acquisition of such Vehicle and the inclusion of such Vehicle under the relevant Lease, the Series 2005-3 Required Non-Program Enhancement Percentage would exceed 33.0%.

Section 11.14.   Series 2005-3 Demand Notes. Other than pursuant to a demand thereon pursuant to Section 3.5 of this Supplement, CRCF shall not reduce the amount of the Series 2005-3 Demand Notes or forgive amounts payable thereunder so that the outstanding principal amount of the Series 2005-3 Demand Notes after such reduction or forgiveness is less than the Series 2005-3 Letter of Credit Liquidity Amount. CRCF shall not agree to any amend-ment of the Series 2005-3 Demand Notes without first satisfying the Rating Agency Confirmation Condition and the Rating Agency Consent Condition.

Section 11.15.   Termination of Supplement. This Supplement shall cease to be of further effect when all outstanding Series 2005-3 Notes theretofore authenticated and issued have been delivered (other than destroyed, lost, or stolen Series 2005-3 Notes which have been replaced or paid) to the Trustee for cancellation and CRCF has paid all sums payable hereunder and, if the Series 2005-3 Demand Note Payment Amount on the Series 2005-3 Letter of Credit Termination Date was greater than zero, the Series 2005-3 Cash Collateral Account Surplus shall equal zero, the Demand Note Preference Payment Amount shall have been reduced to zero and all amounts have been withdrawn from the Series 2005-3 Cash Collateral Account in accordance with Section 3.8(h) of this Supplement.

Section 11.16.   Collateral Representations and Warranties of CRCF. CRCF hereby represents and warrants to the Trustee, the Administrative Agent, each Funding Agent and each Purchaser Group that:

(a) the Base Indenture creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee for the benefit of the Noteholders, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from CRCF. This Supplement will create a valid and continuing security interest (as defined in the applicable UCC) in the Series 2005-3 Collateral in favor of the Trustee for the benefit of the Series 2005-3 Noteholders, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from CRCF.

(b) The Collateral and the Series 2005-3 Collateral (in each case, other than the Vehicles) consist of “instruments,” “general intangibles” and “deposit accounts” within the meaning of the applicable UCC.

(c) CRCF owns and has good and marketable title to the Collateral and the Series 2005-3 Collateral free and clear of any lien, claim or encumbrance of any Person.

(d) With respect to the portion of the Collateral that consists of instruments, all original executed copies of each instrument that constitute or evidence part of the Collateral have been delivered to the Trustee. None of the instruments that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee.

(e) With respect to the portion of the Collateral that consists of general intangibles, CRCF has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Trustee under the Base Indenture.

(f) With respect to the portion of the Collateral and the Series 2005-3 Collateral that consists of deposit or securities accounts maintained with a bank other than the Trustee (collectively, the “Bank Accounts”), CRCF has delivered to the Trustee a fully executed agreement pursuant to which the bank maintaining the Bank Accounts has agreed to comply with all instructions originated by the Trustee directing disposition of the funds in the Bank Accounts without further consent by CRCF. The Bank Accounts are not in the name of any person other than CRCF or the Trustee. CRCF has not consented to the bank maintaining the Bank Accounts to comply with instructions of any person other than the Trustee.

(g) Other than the security interest granted to the Trustee under the Base Indenture and this Supplement, CRCF has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral or the Series 2005-3 Collateral. CRCF has not authorized the filing of and is not aware of any financing statements against CRCF that includes a description of collateral covering the Collateral other than any financing statement under the Base Indenture or that has been terminated. CRCF is not aware of any judgment or tax lien filings against CRCF.

(h) CRCF has not authorized the filing of and is not aware of any financing statements against CRCF that include a description of collateral covering the Collateral other than any financing statements (i) relating to the security interest granted to the Trustee in the Base Indenture or (ii) that has been terminated.

Section 11.17.   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Trustee, the Administrative Agent, any Funding Agent, any CP Conduit Purchaser or any APA Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 11.18.   Waiver of Setoff. Notwithstanding any other provision of this Supplement or any other agreement to the contrary, all payments to the Administrative Agent, the Funding Agents, the CP Conduit Purchasers and the APA Banks hereunder shall be made without set-off or counterclaim.

Section 11.19.   Notices. All notices, requests, instructions and demands to or upon any party hereto to be effective shall be given (i) in the case of CRCF, the Administrator and the Trustee, in the manner set forth in Section 13.1 of the Base Indenture and (ii) in the case of the Administrative Agent, the CP Conduit Purchasers, the APA Banks and the Funding Agents, in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or three days after being deposited in the mail, postage prepaid, in the case of facsimile notice, when received, or in the case of overnight air courier, one Business Day after the date such notice is delivered to such overnight courier, addressed as follows in the case of the Administrative Agent and to the addresses therefor set forth in Schedule I, in the case of the CP Conduit Purchasers, the APA Banks and the Funding Agents; or to such other address as may be hereafter notified by the respective parties hereto:

Administrative
Agent:
Deutsche Bank AG,
New York Branch
60 Wall Street, 19th Floor
New York, NY 10005
Attention: Michael Cheng
Fax: (212) 797-5160

Section 11.20.   Confidential Information. (a)  The Trustee, each CP Conduit Purchaser, each Funding Agent and each APA Bank (each a “Recipient”) will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Recipient in good faith to protect Confidential Information of third parties delivered to such Recipient; provided, that such Recipient may deliver or disclose Confidential Information to: (i) a Recipient’s directors, trustees, officers, employees, agents, attorneys, independent or internal auditors and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.20; (ii) such Recipient’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.20; (iii) any other APA Bank; (iv) any Person of the type that would be, to such Recipient’s knowledge, permitted to acquire Series 2005-3 Notes in accordance with the requirements of the Indenture to which such Recipient sells or offers to sell any such Series 2005-3 Note or any part thereof or any participation therein and that agrees to hold confidential the Confidential Information substantially in accordance with this Section 11.20 (or in accordance with such other confidentiality procedures as are acceptable to CRCF); (v) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Recipient; (vi) the National Association of Insurance Commissioners or any similar organiza-tion, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Recipient, (vii) any reinsurers or liquidity or credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 11.20 (or in accordance with such other confidentiality procedures as are acceptable to CRCF); (viii) any Recipient acting as a placement agent or dealer with respect to any commercial paper (provided that any Confidential Information provided to any such placement agent or dealer does not reveal the identity of Cendant or any of its Affiliates); (ix) any other Person with the consent of CRCF; or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation, statute or order applicable to such Recipient, (B) in response to any subpoena or other legal process upon prior notice to CRCF (unless prohibited by appli-cable law, rule, order or decree or other requirement having the force of law), (C) in connec-tion with any litigation to which such Recipient is a party upon prior notice to CRCF (unless prohi-bited by applicable law, rule, order or decree or other requirement having the force of law) or (D) if an Amortization Event with respect to the Series 2005-3 Notes has occurred and is continuing, to the extent such Recipient may reason-ably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Series 2005-3 Notes, the Indenture or any other Related Document; and provided, further, however, that delivery to any recipient of any report or information required by the terms of the Indenture to be provided to a Recipient shall not be a viola-tion of this Section 11.20. Each CP Conduit Purchaser, Funding Agent and APA Bank agrees, except as set forth in clauses (v), (vi) and (x) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Series 2005-3 Notes and/or administering its investment in the Series 2005-3 Notes. In the event of any required disclosure of the Confidential Information by a Recipient, such Recipient agrees to use reasonable efforts to protect the confiden-tiality of the Confidential Information.

(b) For the purposes of this Section 11.20, “Confidential Information” means information delivered to a Recipient by or on behalf of CRCF in connection with and relating to the transactions contemplated by or otherwise pursuant to the Indenture and the Related Documents; provided, that such term does not include information that: (i) was publicly known or otherwise known by such Recipient prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by such Recipient or any person acting on behalf of such Recipient; (iii) otherwise is known or becomes known by such Recipient other than (x) through disclosure by CRCF or (y) as a result of the breach of a fiduciary duty to CRCF or a contractual duty to CRCF; or (iv) is allowed to be treated as non-confidential by consent of CRCF.

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CENDANT RENTAL CAR FUNDING (AESOP)
LLC, as Issuer

By: /s/ Lori Gebron
Name: Lori Gebron
Title: Vice President

CENDANT CAR RENTAL GROUP, INC.,
as Administrator

By: /s/ Elizabeth R. Cohen
Name: Elizabeth R. Cohen
Title: Vice President and Assistant Treasurer

DEUTSCHE BANK AG, NEW YORK BRANCH
as Administrative Agent

By: /s/ Elizabeth A. Whalen
Name: Elizabeth A. Whalen
Title: Director

By: /s/ Michael Cheng
Name: Michael Cheng
Title: Director

NANTUCKET FUNDING CORP., LLC, as a CP
Conduit Purchaser

By: /s/ Lori Gebron
Name: Lori Gebron
Title: Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH
as a Funding Agent and an APA Bank

By: /s/ Elizabeth A. Whalen
Name: Elizabeth A. Whalen
Title: Director

By: /s/ Michael Cheng
Name: Michael Cheng
Title: Director

THE BANK OF NEW YORK, as Trustee

By: /s/ John Bobko
Name: John Bobko
Title: Assistant Vice President

THE BANK OF NEW YORK, as Series 2005-3
Agent

By: /s/ John Bobko
Name: John Bobko
Title: Assistant Vice President

SCHEDULE I TO SERIES 2005-3 SUPPLEMENT

	CP Conduit	APA Banks	Funding Agent	APA Bank Percentage	Maximum Purchaser Group Invested Amount	Match Funding
1.	Nantucket Funding Corp., LLC	Deutsche Bank AG, New York Branch	Deutsche Bank AG, New York Branch	100%
$750,000,000 from the Series 2005-3 Closing Date to but excluding September 1, 2005

$375,000,000 from September 1, 2005 to but excluding October 1, 2005

$187,500,000 from October 1, 2005 to but excluding December 20, 2005

						No

EXHIBIT A to Series 2005-3 Supplement

CENDANT RENTAL CAR FUNDING (AESOP) LLC

FORM OF SERIES 2005-3 NOTE

VARIABLE FUNDING RENTAL CAR ASSET
BACKED NOTES SERIES 2005-3

CENDANT RENTAL CAR FUNDING (AESOP) LLC, a Delaware limited liability company (herein referred to as the “Company”), for value received, hereby promises to pay to [______________________], as the Funding Agent, or registered assigns, the principal sum of [_________________] MILLION DOLLARS, or, if less, the aggregate unpaid principal amount hereof shown on the records of the Administrative Agent pursuant to Section 2.2(b) of the Series 2005-3 Supplement, which amount shall be payable in the amounts and at the times set forth in the Indenture, provided, however, that the entire unpaid principal amount of this Series 2005-3 Note shall be due on the Series 2005-3 Termination Date. The Company will pay interest on this Series 2005-3 Note as provided in Sections 3.3 and 3.4 of the Series 2005-3 Supplement. Such interest shall be payable on each Distribution Date until the principal of this Series 2005-3 Note is paid or made available for payment, to the extent funds will be available from Interest Collections allocable to the Series 2005-3 Notes processed from but not including the preceding Distribution Date through each such Distribution Date. The principal amount of this Series 2005-3 Note shall be subject to Increases and Decreases on any Business Day, and accordingly, such principal amount is subject to prepayment at any time. Notwithstanding the foregoing, during the Series 2005-3 Revolving Period, only interest payments on the outstanding principal amount of the Series 2005-3 Note are required to be made to the holder hereof. Beginning on the first Distribution Date following the commencement of (x) the Series 2005-3 Controlled Amortization Period, the principal of this Series 2005-3 Note shall be paid in installments as set forth in the Series 2005-3 Supplement, and (y) the Series 2005-3 Rapid Amortization Period, subject to Decreases on any Business Day, the principal of this Series 2005-3 Note shall be paid in installments on each subsequent Distribution Date to the extent of funds available for payment therefor pursuant to the Indenture. Such principal of and interest on this Series 2005-3 Note shall be paid in the manner specified on the reverse hereof.

The principal of and interest on this Series 2005-3 Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the Company with respect to this Series 2005-3 Note shall be applied first to interest due and payable on this Series 2005-3 Note as provided above and then to the unpaid principal of this Series 2005-3 Note. This Series 2005-3 Note does not represent an interest in, or an obligation of, AESOP Leasing Corp., AESOP Leasing, AESOP Leasing II, ARAC, BRAC, CCRG, or any affiliate of AESOP Leasing Corp., AESOP Leasing, AESOP Leasing II, ARAC, BRAC or CCRG other than the Company.

EXHIBIT A Page 2

Reference is made to the further provisions of this Series 2005-3 Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Series 2005-3 Note. Although a summary of certain provisions of the Indenture are set forth below and on the reverse hereof and made a part hereof, this Series 2005-3 Note does not purport to summarize the Indenture and reference is made to the Indenture for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Company, AESOP Leasing Corp., AESOP Leasing, AESOP Leasing II, ARAC, BRAC, CCRG and the Trustee. A copy of the Indenture may be requested from the Trustee by writing to the Trustee at: The Bank of New York, c/o BNY Midwest Trust Company, 2 North LaSalle Street, 10th Floor, Chicago, Illinois 60602. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Series 2005-3 Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.

Date: __________

CENDANT RENTAL CAR FUNDING (AESOP) LLC By: ________________________ Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Series 2005-3 Notes, a series issued under the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee By: ________________________ Authorized Signatory

EXHIBIT A Page 3

REVERSE OF VARIABLE FUNDING NOTE

This Series 2005-3 Note is one of a duly authorized issue of Series 2005-3 Notes of the Company, designated as its Variable Funding Rental Car Asset Backed Notes (herein called the “Series 2005-3 Notes”), all issued under (i) a Second Amended and Restated Base Indenture, dated as of June 3, 2004 (such Base Indenture, as amended, supplemented or modified in accordance with its terms exclusive of any Supplements thereto creating a new Series of Notes, is herein called the “Base Indenture”), between the Company and The Bank of New York, as trustee (in such capacity, the “Trustee”, which term includes any successor Trustee under the Base Indenture) and (ii) a Series 2005-3 Supplement, dated as of April 29, 2005 (such supplement, as may be amended, supplemented or modified in accordance with its terms, is herein called the “Series 2005-3 Supplement”), among the Company, as Issuer, Cendant Car Rental Group, Inc. (“CCRG”), as Administrator (in such capacity, the “Administrator”), Deutsche Bank AG, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”), the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent. The Base Indenture as supplemented by the Series 2005-3 Supplement is referred to herein as the “Indenture”. The Series 2005-3 Notes are subject to all terms of the Indenture. All terms used in this Series 2005-3 Note that are defined in the Indenture, shall have the meanings assigned to them in or pursuant to the Indenture.

The Series 2005-3 Notes are and will be equally and ratably secured by the Collateral pledged as security therefor as provided in the Indenture and the Series 2005-3 Supplement.

“Distribution Date” means the 20th day of each month, or, if any such date is not a Business Day, the next succeeding Business Day, commencing May 20, 2005.

As described above, principal of this Series 2005-3 Note shall be payable in the amounts and at the times set forth in the Indenture, provided, however, the entire unpaid principal amount of this Series 2005-3 Note shall be due and payable on the Series 2005-3 Termination Date. During the Series 2005-3 Controlled Amortization Period, the principal on the Series 2005-3 Notes will be payable in installments as set forth in the Indenture. Notwithstanding the foregoing, if an Amortization Event, Liquidation Event of Default, Waiver Event or Series 2005-3 Limited Liquidation Event of Default shall have occurred and be continuing then, in certain circumstances, principal on the Series 2005-3 Notes may be paid earlier, as described in the Indenture. All principal payments on the Series 2005-3 Notes shall be made pro rata to the Noteholders entitled thereto.

Payments of interest on this Series 2005-3 Note due and payable on each Distribution Date, together with the installment of principal then due, if any, and any payments of principal made on any Business Day in respect of any Decreases, to the extent not in full payment of this Series 2005-3 Note, shall be made by wire transfer to the Administrative Agent for the accounts of the Purchaser Groups. Any reduction in the principal amount of this Series 2005-3 Note (or any one or more predecessor Series 2005-3 Notes) effected by any payments made in accordance with the terms hereof and of the Indenture shall be binding upon all future Holders of this Series 2005-3 Note and of any Series 2005-3 Note issued upon the registration of

EXHIBIT A Page 4

transfer hereof or in exchange hereof or in lieu hereof, whether or not noted thereon.

The Company shall pay interest on overdue installments of interest at a rate per annum equal to the Alternate Base Rate, plus 2% per annum, to the extent lawful.

This Series 2005-3 Note is nontransferable except in accordance with the Series 2005-3 Supplement.

Each Noteholder, by acceptance of a Series 2005-3 Note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Company, Original AESOP, AESOP Leasing, AESOP Leasing II, ARAC, BRAC, CCRG or the Trustee on the Series 2005-3 Notes or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Trustee, Original AESOP, AESOP Leasing, AESOP Leasing II ARAC, BRAC or CCRG, each in its individual capacity, (ii) any owner of a beneficial interest in the Company or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Trustee, Original AESOP, AESOP Leasing, AESOP Leasing II ARAC, BRAC or CCRG, each in its individual capacity, any holder of a beneficial interest in the Company, Original AESOP, AESOP Leasing, AESOP Leasing II, ARAC, BRAC, CCRG or the Trustee or of any successor or assign of Original AESOP, AESOP Leasing, AESOP Leasing II, ARAC, BRAC, CCRG or the Trustee, each in its individual capacity, except (a) as any such Person may have expressly agreed and (b) any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity; provided, however, that nothing contained herein shall be taken to prevent recourse to, and enforcement against, the assets of the Company for any and all liabilities, obligations and undertakings contained in the Indenture or in this Series 2005-3 Note, subject to Section 13.18 of the Base Indenture.

Each Noteholder, by acceptance of a Note, covenants and agrees that by accepting the benefits of the Indenture that such Noteholder will not, for a period of one year and one day following payment in full of all Notes institute against the Company, or join in any institution against the Company of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to the Notes, the Indenture or the Related Documents.

Prior to the due presentment for registration of transfer of this Series 2005-3 Note, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Series 2005-3 Note (as of the day of determination or as of such other date as may be specified in the Indenture) is registered as the owner hereof for all purposes, whether or not this Series 2005-3 Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

It is the intent of the Company and each Noteholder that, for federal, state and local income and franchise tax purposes, the Series 2005-3 Notes will evidence indebtedness of the Company secured by the Series 2005-3 Collateral. Each Noteholder, by the acceptance of this Series 2005-3 Note, agrees to treat this Series 2005-3 Note for federal, state and local income and franchise tax purposes as indebtedness of the Company.

EXHIBIT A Page 5

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Series 2005-3 Notes under the Indenture at any time by the Company with the consent of Purchaser Groups having in the aggregate Commitment Percentages in excess of 50%. The Indenture also contains provisions permitting the Holders of Series 2005-3 Notes representing specified percentages of the aggregate outstanding amount of the Series 2005-3 Notes, on behalf of the Holders of all the Series 2005-3 Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Series 2005-3 Note (or any one or more predecessor Series 2005-3 Notes) shall be conclusive and binding upon such Holder and upon all future Holders of this Series 2005-3 Note and of any Series 2005-3 Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Series 2005-3 Note. The Indenture also permits the Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of the Series 2005-3 Notes issued thereunder.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Series 2005-3 Notes under the Indenture at any time by the Company with the consent of Purchaser Groups having in the aggregate Commitment Percentages in excess of 50%. The Indenture also contains provisions permitting the Holders of Series 2005-3 Notes representing specified percentages of the aggregate outstanding amount of the Series 2005-3 Notes, on behalf of the Holders of all the Series 2005-3 Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Series 2005-3 Note (or any one or more predecessor Series 2005-3 Notes) shall be conclusive and binding upon such Holder and upon all future Holders of this Series 2005-3 Note and of any Series 2005-3 Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Series 2005-3 Note. The Indenture also permits the Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of the Series 2005-3 Notes issued thereunder.

The term “Company” as used in this Series 2005-3 Note includes any successor to the Company under the Indenture.

The Series 2005-3 Notes are issuable only in registered form in denominations as provided in the Indenture, subject to certain limitations set forth therein.

This Series 2005-3 Note and the Indenture shall be construed in accordance with the law of the State of New York, and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such law.

No reference herein to the Indenture and no provision of this Series 2005-3 Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Series 2005-3 Note at the times, place, and rate, and in the coin or currency herein prescribed, subject to any duty of the Company to deduct or withhold any amounts as required by law, in-cluding any applicable U.S. withholding taxes.

EXHIBIT A Page 6

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee

_________________________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

_________________________________________________________________________
(name and address of assignee)

the within Series 2005-3 Note and all rights thereunder, and hereby irrevocably constitutes and appoints ___________________, attorney, to transfer said Series 2005-3 Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated: ________________________________                     ________________________________*

            Signature Guaranteed:

______________________________________                           ________________________________

* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatsoever.

EXHIBIT B to Series 2005-3 Supplement

FORM OF NOTICE OF INCREASE

Deutsche Bank AG, New York Branch
60 Wall Street, 19th Floor
New York, New York 10005
Attention: Michael Cheng
Fax: (212) 797-5160:

Ladies and Gentlemen:

Reference is hereby made to the Series 2005-3 Supplement, dated as of April 29, 2005 (as may be amended, supplemented or modified from time to time in accordance with its terms, the “Series 2005-3 Supplement”), among Cendant Rental Car Funding (AESOP) LLC (“CRCF”), as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein and The Bank of New York, as Trustee (in such capacity, the “Trustee”) and as Series 2005-3 Agent, to the Second Amended and Restated Base Indenture, dated as of June 3, 2004, between CRCF and the Trustee. Capitalized terms used in this Notice of Increase and not otherwise defined herein shall have the meanings assigned thereto in the Series 2005-3 Supplement.

This letter constitutes the notice required in connection with any Increase pursuant to Section 2.3(a) of the Series 2005-3 Supplement.

CRCF hereby requests that an Increase be made by each Purchaser Group on ________ ___ in the aggregate amount equal to its Commitment Percentage of $__________. The Series 2005-3 Invested Amount will equal $________ after giving effect thereto. CRCF hereby represents and warrants as of the date of such Increase after giving effect thereto, the conditions set forth in Sections 2.3(a) and (c) of the Series 2005-3 Supplement with respect to such Increase have been satisfied.

IN WITNESS WHEREOF, the undersigned has caused this Increase Notice to be executed by its duly authorized officer as of the date first above written.

CENDANT RENTAL CAR FUNDING (AESOP) LLC

By: ________________________________

Name:
Title:

cc:	The Bank of New York,
as Trustee

EXHIBIT C to Series 2005-3 Supplement

FORM OF CONSENT

The Bank of New York, as Trustee
c/o BNY Midwest Trust Company
2 North LaSalle Street, 10th Floor
Chicago, Illinois 60602
Attn: Indenture Trust Administration

Cendant Rental Car Funding (AESOP) LLC
c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005
Attn: Benjamin Abedine

This Consent is delivered pursuant to the Waiver Request dated ____________, __ (the “Notice”) and the Series 2005-3 Supplement, dated as of April 29, 2005 (as may be amended, supplemented or modified from time to time in accordance with its terms, the “Series 2005-3 Supplement”), among Cendant Rental Car Funding (AESOP) LLC (“CRCF”), as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein and The Bank of New York, as Trustee (in such capacity, the “Trustee”) and as Series 2005-3 Agent, to the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (as may be amended, supplemented or modified from time to time in accordance with its terms, the “Base Indenture” and, as supplemented by the Series 2005-3 Supplement, the “Indenture”), between CRCF and the Trustee. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Series 2005-3 Supplement.

Pursuant to Article V of the Series 2005-3 Supplement, the Trustee has delivered a Notice indicating that [choose which applies] [(i) the Manufacturer Pro-gram[s] of [name of Manufacturer] [is/are] no longer [an] Eligible Manufacturer Program[s] and that, as a result, the Series 2005-3 Maximum Non-Program Vehicle Amount [and/or] the Series 2005-3 Maximum Non-Eligible Manufac-turer Amount is or will be exceeded or (ii) that the Lessees, the Borrower and CRCF have determined to increase [the Series 2005-3 Maximum Non-Program Vehicle Amount] [the Series 2005-3 Maximum Manufacturer Amount] [any Series 2005-3 Maximum Specified States Amount] [the Series 2005-3 Maximum Non-Eligible Manufacturer Amount]]. The undersigned hereby waives all requirements that the [Series 2005-3 Maximum Non-Program Vehicle Amount] [Series 2005-3 Maximum Manufacturer Amount] [Series 2005-3 Maximum Specified States Amount] [Series 2005-3 Maximum Non-Eligible Manufacturer Amount] not be exceeded for all purposes of the Indenture and the Series 2005-3 Supplement. The undersigned understands that this Consent will only be effective if the Trustee receives Consents from Noteholders representing not less than 50% of the aggregate unpaid Maximum Purchaser Group Invested Amount of the Series 2005-3 Notes on or before ____________, 20__.

EXHIBIT C Page 2

The undersigned hereby represents and warrants that it is the beneficial owner of $___________ in principal amount of Series 2005-3 Notes.

[Name]

By: ________________________________
Name:
Title:

EXHIBIT D to Series 2005-3 Supplement
Cendant Rental Car Funding (AESOP) LLC
Demand Note

DEMAND NOTE
(Series 2005-3)

New York, New York
$[___________________][_____________]

FOR VALUE RECEIVED, the undersigned, [________________], a [Delaware] corporation (the “Demand Note Issuer”), promises to pay to the order of Cendant Rental Car Funding (AESOP) LLC, a Delaware limited liability company (“CRCF”), or its permitted assigns (“Holder”) on any date of demand (each, a “Demand Date”) the principal sum of $[_________], together with interest thereon at a rate per annum (the “Interest Rate”) equal to LIBOR plus [___]%, computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

Definitions. Capitalized terms used, but not defined, in this Demand Note shall have the respective meanings assigned to them in the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (as may be amended, restated, supplemented or modified from time to time in accordance with its terms, exclusive of supplements thereto creating a new series of notes, the “Base Indenture”), between CRCF, as Issuer and The Bank of New York, a New York banking corporation, as trustee (in such capacity, the “Trustee”), as supplemented by the Series 2005-3 Supplement, dated as of April 29, 2005 (as may be amended, restated, supplemented or modified from time to time in accordance with its terms, the “Series 2005-3 Supplement”), among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent.

Principal. The outstanding principal balance (or any portion thereof) of this Demand Note shall be due and payable on each Demand Date to the extent demand is made therefor by Holder. No portion of the outstanding principal amount of this Demand Note may be voluntarily prepaid.

Interest. Interest shall be paid monthly on the 20th day (or the first Business Day thereafter) of each calendar month commencing [_______, ____]. In addition, interest shall be paid on each Demand Date to the extent demand is made therefor.

Calculation of Principal and Interest. The interest shall be computed on a monthly basis by applying the Interest Rate effective for the Series 2005-3 Interest Period to the outstanding principal balance for such Series 2005-3 Interest Period. The outstanding principal balance as of any day shall be the outstanding principal balance as of the beginning of such day, less any payments of principal credited to the Demand Note Issuer’s account on that day. The records of

EXHIBIT D Page 2

Holder with respect to amounts due and payments received hereunder shall be presumed to be correct evidence thereof.

Maturity Date. On the Demand Date on which payment of the remaining principal balance of this Demand Note is to be made, or such earlier date as payment of the indebtedness evidenced hereby shall be due, whether by mandatory prepayment, acceleration or otherwise (the “Maturity Date”), the entire outstanding principal balance of this Demand Note, together with accrued interest and any other sums then outstanding under this Demand Note, shall be due and payable.

Payments. All payments shall be made in lawful money of the United States of America by wire transfer in immediately available funds and shall be applied first to fees and costs, including collection costs, if any, next to interest and then to principal. Payments shall be made to the account designated in the written demand for payment.

Collection Costs. The Demand Note Issuer agrees to pay all costs of collection of this Demand Note, including, without limitation, reasonable attorney’s fees, paralegal’s fees and other legal costs (including court costs) incurred in connection with consultation, arbitration and litigation (including trial, appellate, administrative and bankruptcy proceedings) regardless of whether or not suit is brought, and all other costs and expenses incurred by Holder exercising its rights and remedies hereunder. Such costs of collection shall bear interest at the Default Rate until paid.

Default. (a) If the Demand Note Issuer shall fail to pay any principal, interest or other amounts on the date of written demand for payment; provided that such demand is made prior to 2:00 p.m. (New York City time) on a Business Day, or on the next Business Day if written demand is made on or after 2:00 p.m. (New York City time) on a Business Day, or (b) upon the occurrence of an Event of Bankruptcy with respect to the Demand Note Issuer (each, an “Event of Default”), the entire outstanding principal balance of this Demand Note, together with all accrued and unpaid interest, shall (x) in the case of an Event of Default under clause (a) above, at the option of Holder and without further notice (any notice of such event being hereby waived by the Demand Note Issuer), or (y) in the case of an Event of Default under clause (b) above, automatically without notice (any notice of any such event being waived by the Demand Note Issuer), become immediately due and payable and may be collected forthwith, and Holder may exercise any and all rights and remedies provided herein, in law or in equity.

Default Interest. After the Maturity Date or the occurrence of an Event of Default, the outstanding principal balance of this Demand Note and, to the extent permitted by applicable law, accrued and unpaid interest, shall bear interest at the Interest Rate plus two percent (2%) (the “Default Rate”) until paid in full; provided, however, in no event shall such rate exceed the highest rate permissible under applicable law.

Waivers. The Demand Note Issuer waives all applicable exemption rights and also waives valuation and appraisement, demand, presentment, protest and demand, and notice of protest, demand and dishonor, and nonpayment of this Demand Note, and agrees that Holder shall have the right, without notice, to grant any extension or extensions of time for payment of any of said indebtedness or any other indulgences or forbearances whatsoever.

EXHIBIT D Page 3

No Waiver. No delay or omission on the part of Holder in exercising its rights under this Demand Note, or delay or omission on the part of Holder in exercising its rights hereunder, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of Holder, nor shall any waiver by Holder of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion. Acceptance by Holder of any payment after its due date shall not be deemed a waiver of the right to require prompt payment when due of all other sums, and acceptance of any payment after Holder has declared the indebtedness evidenced by this Demand Note due and payable shall not cure any Event of Default or operate as a waiver of any right of Holder.

Modifications. No amendment, modification or waiver of, or consent with respect to, any provision of this Demand Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by each of Holder and the Demand Note Issuer, and (b) all consents required for such actions under the Base Indenture and the Related Documents shall have been received by the appropriate Persons.

Binding Effect. This Demand Note shall be binding upon the Demand Note Issuer and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

Governing Law. THIS DEMAND NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

No Negotiation. This Demand Note is not negotiable other than to the Trustee for the benefit of the secured parties under the Series 2005-3 Supplement. The parties intend that this Demand Note will be pledged by the initial Holder to the Trustee for the benefit of the secured parties under the Series 2005-3 Supplement and the Demand Note Issuer consents and agrees thereto. Upon such pledge, this Demand Note shall be subject to all of the rights and remedies of the Trustee in the Base Indenture, the Series 2005-3 Supplement and the other Related Documents, and payments hereunder shall be made only to said Trustee.

Reduction of Principal. The principal amount of this Demand Note may be reduced only in accordance with the provisions of the Series 2005-3 Supplement.

Acknowledgment. The Demand Note Issuer hereby acknowledges receipt of [cash/capital contribution] on the date of the issuance of this Demand Note in the principal amount of $[_____].

Captions. Paragraph captions used in this Demand Note are provided solely for convenience of reference only and shall not affect the meaning or interpretation of any provision of this Demand Note.

[Remainder of Page Intentionally Left Blank]

EXHIBIT D Page 4

IN WITNESS WHEREOF, the undersigned has executed this Demand Note or caused this Demand Note to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

[DEMAND NOTE ISSUER] By: ________________________ Name: Title:

ENDORSEMENT

Pay to the Order of ________________________________________, without recourse

CENDANT RENTAL CAR FUNDING (AESOP) LLC By: ________________________ Name: Title:

EXHIBIT D Page 5

PAYMENT GRID

Date	Principal Amount	Amount of Principal Payment	Outstanding Principal Balance	Notation Made By

EXHIBIT E to Series 2005-3 Supplement

FORM OF IRREVOCABLE SERIES 2005-3 LETTER OF CREDIT

No.[ ]

April 29, 2005

The Bank of New York, as Trustee
c/o BNY Midwest Trust Company
2 North LaSalle Street
10th Floor
Chicago, Illinois 60602

Attention:

Dear Sir or Madam:

The undersigned (“Series 2005-3 Letter of Credit Provider”) hereby establishes, at the request and for the account of Cendant Corporation, a Delaware corporation (“Cendant”), pursuant to, and in accordance with, that certain Five Year Competitive Advance and Revolving Credit Agreement, dated as of November 22, 2004 (as amended, supple-mented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among Cendant and the financial institutions party thereto (collectively, the “Series 2005-3 Letter of Credit Providers”), in accordance with the terms of such Credit Agreement (i) in your favor in respect of Lease Deficit Demands (as defined below), (ii) in your favor in respect of Unpaid Demand Note Demands (as defined below), (iii) in your favor in respect of Termination Demands (as defined below) and (iv) in your favor in respect of Termination Date Demands (as defined below), this Irrevocable Letter of Credit No. [     ], in an aggregate maximum amount of [___________________________] DOLLARS ($[________]) (such amount, as the same may be reduced and reinstated from time to time as provided herein, being the “Letter of Credit Amount”), effective immediately and expiring at 4:00 p.m. (New York time) at our [ ] office located at [       ] Attention: [    ], Telephone No.:  [__________], Facsimile No.: [  ] (such office or any other office which may be designated by the Series 2005-3 Letter of Credit Provider by written notice delivered to you, being the “Series 2005-3 Letter of Credit Provider’s Office”) on the date (the “Expiration Date”) that is the earlier of (i) [___________] 200[_] or such later date to which the term of this Series 2005-3 Letter of Credit is extended (or, if such date is not a Business Day, the immediately succeeding Business Day) (the “Scheduled Expiration Date”) and (ii) the date on which we receive written notice from you that the Series 2005-3 Letter of Credit Termination Date shall have occurred. You are the trustee under that certain Second Amended and Restated Base Indenture (the “Base Indenture”), dated as of June 3, 2004, between you, as Trustee (in such capacity, the “Trustee”) and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as the same may be amended, supplemented or otherwise modified from time to time. “Series 2005-3 Supplement” means the Series 2005-3 Supplement,

EXHIBIT E Page 2

dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc. (“CCRG”), as Administrator (in such capacity, the “Administrator”), Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent, to the Base Indenture, as the same may be amended, supplemented, restated or other-wise modified from time to time. Capitalized terms used herein and in the Annexes hereto and not otherwise defined herein shall have the meaning set forth in the Series 2005-3 Supplement and the Base Indenture.

The Series 2005-3 Letter of Credit Provider irrevocably authorizes you to draw on it, in accordance with the terms and conditions and subject to the reductions in amount as herein-after set forth, (1) in one or more drawings by the Trustee pursuant to the Trustee’s written and completed certificate signed by the Trustee substantially in the form of Annex A attached hereto (any such certificate being a “Lease Deficit Demand”), each presented to the Series 2005-3 Letter of Credit Provider at the Series 2005-3 Letter of Credit Provider’s Office, payable at sight on a Business Day (as defined below), in each case, in an amount equal to the amount set forth in such Lease Deficit Demand but in the aggregate not exceeding the Letter of Credit Amount as in effect on such Business Day, (2) in one or more drawings by the Trustee pursuant to the Trustee’s written and completed certificate signed by the Trustee substantially in the form of Annex B attached hereto (any such certificate being an “Unpaid Demand Note Demand”), each presented to the Series 2005-3 Letter of Credit Provider at the Series 2005-3 Letter of Credit Provider’s Office, payable at sight on a Business Day, in each case, in an amount equal to the amount set forth in such Unpaid Demand Note Demand but in the aggregate not exceeding the Letter of Credit Amount as in effect on such Business Day, (3) in a single drawing by the Trustee pursuant to the Trustee’s written and completed certificate signed by the Trustee substantially in the form of Annex C attached hereto (such certificate being a “Termination Demand”), presented to the Series 2005-3 Letter of Credit Provider at the Series 2005-3 Letter of Credit Provider’s Office, payable at sight on a Business Day, in an amount equal to the amount set forth in such Termination Demand but not exceeding the Letter of Credit Amount as in effect on such Business Day, provided that only one such Termination Demand may be made hereunder and (4) in a single drawing by the Trustee pursuant to the Trustee’s written and completed certificate signed by the Trustee substantially in the form of Annex D attached hereto (such certificate being a “Termination Date Demand”), presented to the Series 2005-3 Letter of Credit Provider at the Series 2005-3 Letter of Credit Provider’s Office, payable at sight on a Business Day, in an amount equal to the amount set forth in such Termination Date Demand but not exceeding the Letter of Credit Amount as in effect on such Business Day, provided that only one such Termination Date Demand may be made hereunder. In the event that there is more than one draw request payable on the same Business Day, the draw requests shall be honored in the following order: (1) the Lease Deficit Demand; (2) the Unpaid Demand Note Demand; (3) the Termination Demand and (4) the Termination Date Demand; provided that in no event shall the Series 2005-3 Letter of Credit Provider be required to honor any draw request to the extent such draw request is in an amount greater than the Letter of Credit Amount at such time after giving effect to all other draw requests honored on such day. Upon the honoring of a Termination Date Demand in full, the Series 2005-3 Letter of Credit Provider shall have no obligation to honor any other draw request. Any payments made by the Series 2005-3 Letter of Credit Provider shall be paid from funds of the Series 2005-3 Letter of Credit Provider. Any Lease Deficit Demand,

EXHIBIT E Page 3

Unpaid Demand Note Demand, Termination Demand or Termination Date Demand may be delivered by facsimile transmission to the Series 2005-3 Letter of Credit Provider’s Office as herein provided. “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized by law to close in New York City, New York or Chicago, Illinois. Upon the Series 2005-3 Letter of Credit Provider’s honoring any Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand presented hereunder, the Letter of Credit Amount shall automatically be decreased by an amount equal to the amount of the Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand paid by the Series 2005-3 Letter of Credit Provider to the Trustee. In addition to the fore-going reduction, upon the Series 2005-3 Letter of Credit Provider’s honoring any Termination Date Demand presented to it hereunder in full, the Letter of Credit Amount shall automatically be reduced to zero and this Series 2005-3 Letter of Credit shall be terminated.

The Letter of Credit Amount shall be automatically reinstated when and to the extent, but only when and to the extent, that (i) the Series 2005-3 Letter of Credit Provider is reimbursed by CRCF, a Lessee, CCRG or Cendant for any amount drawn hereunder as a Lease Deficit Demand or Unpaid Demand Note Demand, (ii) the Series 2005-3 Letter of Credit Provider receives written notice from Cendant substantially in the form of Annex E hereto that the Letter of Credit Amount should be reinstated in an amount set forth therein (which shall equal the amount reimbursed pursuant to clause (i)) and that no Event of Bankruptcy (as defined in Annex E attached hereto) with respect to Cendant, any Lessee or any Permitted Sublessee has occurred and is continuing and (iii) this Series 2005-3 Letter of Credit has not been terminated in accordance with the terms hereof. “Lessee” means, as applicable, (i) CCRG, in its capacity as the lessee under the Second Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of June 3, 2004, between AESOP Leasing L.P. (“AESOP Leasing”), as the lessor thereunder, and CCRG, as the lessee thereunder and as Administrator, (ii) CCRG, in its capacity as the lessee under the Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of June 3, 2004, between AESOP Leasing Corp. II, as the lessor thereunder, CCRG, individually as the lessee and as Administrator and (iii) each of Avis Rent A Car System, Inc. (“ARAC”), Budget Rent A Car System, Inc. (“BRAC”) and CCRG, in its capacity as a lessee under the Amended and Restated Master Motor Vehicle Finance Lease Agreement, dated as of June 3, 2004, among AESOP Leasing, as the lessor thereunder, ARAC and BRAC, each as a lessee thereunder, and CCRG, as a lessee, Administrator and Finance Lease Guarantor thereunder.

Each Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand and Termination Date Demand shall be dated the date of its presentation, shall have a cover letter clearly marked “PAYMENT DEMAND-IMMEDIATE ACTION REQUIRED” and shall be presented to the Series 2005-3 Letter of Credit Provider at the Series 2005-3 Letter of Credit Provider’s Office. If the Series 2005-3 Letter of Credit Provider receives any Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand at such office on or prior to the Scheduled Expiration Date, all in conformity with the terms and conditions of this Series 2005-3 Letter of Credit, not later than 12:00 noon (New York City time) on a Business Day, the Series 2005-3 Letter of Credit Provider will make such funds

EXHIBIT D Page 4

available by 4:00 p.m. (New York City time) on the same day in accordance with your payment instructions. If the Series 2005-3 Letter of Credit Provider receives any Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand at such office on or prior to the termination hereof, all in conformity with the terms and conditions of this Letter of Credit, after 12:00 noon (New York City time) on a Business Day, the Series 2005-3 Letter of Credit Provider will make the funds available by 4:00 p.m. (New York City time) on the next succeeding Business Day in accordance with your payment instructions. If you so request the Series 2005-3 Letter of Credit Provider, payment under this Letter of Credit may be made by wire transfer of Federal Reserve Bank of New York funds to your account in a bank on the Federal Reserve wire system or by deposit of same day funds into a designated account.

Upon the earliest of (i) the date on which the Series 2005-3 Letter of Credit Provider honors a Termination Date Demand presented hereunder, (ii) the date on which the Series 2005-3 Letter of Credit Provider receives written notice from you that this Series 2005-3 Letter of Credit has been replaced by an alternate letter of credit and such alternate letter of credit has been received by you, (iii) the date on which the Series 2005-3 Letter of Credit Provider receives written notice from you substantially in the form attached hereto as Annex F, and (iv) the Scheduled Expiration Date, this Series 2005-3 Letter of Credit shall automatically terminate and you shall surrender this Series 2005-3 Letter of Credit to the undersigned Series 2005-3 Letter of Credit Provider on such day.

For purposes of the certificates to be delivered by you in the form attached hereto as Annexes A ,B and D: “Pro Rata Share” means, with respect to any Series 2005-3 Letter of Credit Provider as of any date, the fraction (expressed as a percentage) obtained by dividing (A) such Series 2005-3 Letter of Credit Provider’s Letter of Credit Amount as of such date by (B) an amount equal to the aggregate amount of the Letter of Credit Amounts of all the Series 2005-3 Letter of Credit Providers under their respective Series 2005-3 Letters of Credit as of such date; provided, that only for purposes of calculating the Pro Rata Share with respect to any Series 2005-3 Letter of Credit Provider as of any date, if such Series 2005-3 Letter of Credit Provider has not complied with its obligation to pay the Trustee the amount of any Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand (as defined in the related Series 2005-3 Letter of Credit) made prior to such date, such Series 2005-3 Letter of Credit Provider’s Letter of Credit Amount, as of such date shall be treated as reduced (for calculation purposes only) by the amount of such unpaid Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand, as the case may be, and shall not be reinstated for purposes of such calculation unless and until the date as of which such Series 2005-3 Letter of Credit Provider has paid such amount to the Trustee and been reimbursed by CRCF, a Lessee, CCRG or Cendant, as the case may be, for such amount (provided that the forego-ing calculation shall not in any manner reduce the undersigned’s actual liability in respect of any failure to pay any Lease Deficit Demand, Unpaid Demand Note Demand, Termination Demand or Termination Date Demand).

This Letter of Credit is transferable in its entirety to any transferee(s) who you certify to the Series 2005-3 Letter of Credit Provider has succeeded you, as Trustee, and may be successively transferred. Transfer of this 2005-3 Letter of Credit to such transferee shall be effected by the presentation to the Series 2005-3 Letter of Credit Provider of this Series 2005-3

EXHIBIT E Page 5

Letter of Credit accompanied by a certificate substantially in the form of Annex G attached hereto. Upon such presentation the Series 2005-3 Letter of Credit Provider shall forthwith transfer this 2005-3 Letter of Credit to the transferee.

This Series 2005-3 Letter of Credit sets forth in full the undertaking of the Series 2005-3 Letter of Credit Provider, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only the certificates referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates. In furtherance of the foregoing, with regard to any conflict between the terms hereof and those contained in the Credit Agreement, the terms hereof shall govern.

On the Business Day immediately following any Business Day on which the Series 2005-3 Invested Amount shall have been reduced (each a “Decrease Day”), the Letter of Credit Amount may be reduced upon prior written notice (which may be by facsimile transmission with telephone confirmation of receipt as herein provided) delivered to the Series 2005-3 Letter of Credit Provider on or before such Decrease Day purportedly signed by the Administrator by an amount (which will be expressed in United States Dollars in such notice) set forth in such notice equal to the lesser of the Pro Rata Share of (1) the excess, if any, of the Series 2005-3 Enhancement Amount over the Series 2005-3 Required Enhancement Amount and (2) the excess, if any, of the Series 2005-3 Liquidity Amount over the Series 2005-3 Required Liquidity Amount, in the case of (1) and (2) calculated as of such Decrease Day after giving effect to all payments of principal on such Decrease Day with respect to the Series 2005-3 Notes.

Making a non-complying drawing, withdrawing a drawing or failing to make any drawing does not waive or otherwise prejudice the right to make another timely drawing or a timely redrawing. Article 41 of the Uniform Customs (as defined below) shall not apply to this Series 2005-3 Letter of Credit.

This Series 2005-3 Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 (the “Uniform Customs”), except as otherwise provided above and except that notwithstanding any provisions of Article 17 of the Uniform Customs which contains provisions to the contrary, if this Letter of Credit expires during an interruption of business (as described in Article 17), we agree to effect payment under this Letter of Credit, if a drawing which conforms to the terms and conditions of this Letter of Credit is made within twenty (20) days after the resumption of business, and, as to matters not covered by the Uniform Customs, shall be governed by the law of the State of New York, including the Uniform Commercial Code as in effect in the State of New York.  Communications with respect to this Series 2005-3 Letter of Credit shall be in writing and shall be addressed to the Series 2005-3 Letter of Credit Provider at the Series 2005-3 Letter of Credit Provider’s Office, specifically referring to the number of this Series 2005-3 Letter of Credit.

Very truly yours,

EXHIBIT E Page 6

[________________________] By: ________________________ Name: Title:

ANNEX A

CERTIFICATE OF LEASE DEFICIT DEMAND

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Certificate of Lease Deficit Demand under the Irrevocable Letter of Credit No. [        ] (the “Series 2005-3 Letter of Credit”; the terms defined therein and not otherwise defined herein being used herein as therein defined), dated _______ __, 200_, issued by _______________, as the Series 2005-3 Letter of Credit Provider, in favor of The Bank of New York, as the trustee (in such capacity, the “Trustee”), under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as Issuer, as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent (the “Indenture”).

The undersigned, a duly authorized officer of the Trustee, hereby certifies to the Series 2005-3 Letter of Credit Provider as follows:

1.	[ ] is the Trustee under the Indenture.

2.
[The Trustee is making a drawing under the Series 2005-3 Letter of Credit as required by Section 3.3(d) of the Series 2005-3 Supplement in an amount equal to $________ (the “Interest Lease Deficit Disbursement”), which amount is equal to the lesser of (i) the product of the Series 2005-3 Letter of Credit Provider’s Pro Rata Share as of the date hereof and the lesser of (x) the Series 2005-3 Lease Interest Payment Deficit and (y) the excess, if any, of (A) the sum of (1) Series 2005-3 Monthly Interest for the Series 2005-3 Interest Period ending on the day preceding the date hereof, (2) an amount equal to the Commitment Fees for each Purchaser Group for the Series 2005-3 Interest Period ending on the day preceding the date hereof, and (3) any unpaid Series 2005-3 Shortfall as of the preceding Distribution Date, together with accrued interest thereon over (B) the sum of the amounts available from the Series 2005-3 Accrued Interest Account on the date hereof and the amount to be withdrawn from the Series 2005-3 Reserve Account pursuant to Section 3.3(b) of the Series 2005-3 Supplement on the date hereof and (ii) the Letter of Credit Amount as in effect on the date of this certificate.] [The Trustee is making a drawing under the Series 2005-3 Letter of Credit as required by Section 3.5(c)(ii) of the Series 2005-3 Supplement in an amount equal to $_________ (the

Annex A Page 2

“Principal Lease Deficit Disbursement”), which amount is equal to the lesser of (i) the product of (A) the Series 2005-3 Letter of Credit Provider’s Pro Rata Share as of the date hereof and (B) the lesser of (x) the Series 2005-3 Lease Principal Payment Deficit on the date hereof and (y) the amount by which the Principal Deficit Amount on the date hereof exceeds the amount to be deposited in the Series 2005-3 Distribution Account in accordance with Section 3.5(c)(i) of the Series 2005-3 Supplement and (ii) the Letter of Credit Amount as in effect on the date of this certificate.] The “Lease Deficit Disbursement” on any day shall be the sum of the Interest Lease Deficit Disbursement and the Principal Lease Deficit Disbursement.

3.
Concurrently with the draw being demanded hereby, the undersigned is making a draw under each of the other Series 2005-3 Letters of Credit in an amount equal to the related other Series 2005-3 Letter of Credit Providers’ Pro Rata Share of the amount to be drawn on the Series 2005-3 Letters of Credit pursuant to Section 3.3(d) and/or Section 3.5(c)(ii) of the Series 2005-3 Supplement on the date hereof.

4.	The Series 2005-3 Lease Payment Deficit is attributable to the Lessee’s failure to pay amounts due under the Leases.

5.	You are requested to deliver an amount equal to the Lease Deficit Disbursement pursuant to the following instructions:

[insert payment instructions for wire to the
Trustee and payment date]

6.
The Trustee acknowledges that, pursuant to the terms of the Series 2005-3 Letter of Credit, upon the Series 2005-3 Letter of Credit Provider’s honoring in full the draw amount set forth in this certificate, the Letter of Credit Amount shall be automatically reduced by an amount equal to the amount paid by the Series 2005-3 Letter of Credit Provider in respect of such draw.

IN WITNESS WHEREOF, the Trustee has executed and delivered this certificate on this ____ day of_________________, ____.

[________________________] as Trustee By: ________________________ Name: Title:

ANNEX B

CERTIFICATE OF UNPAID DEMAND NOTE DEMAND

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Certificate of Unpaid Demand Note Demand under the Irrevocable Letter of Credit No. [      ] (the “Series 2005-3 Letter of Credit”; the terms defined therein and not other-wise defined herein being used herein as therein defined), dated as of __________ __, 200_, issued by _____________, as the Series 2005-3 Letter of Credit Provider, in favor of The Bank of New York, as the trustee (in such capacity, the “Trustee”), under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as Issuer, as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent (the “Indenture”).

The undersigned, a duly authorized officer of the Trustee, hereby certifies to the Series 2005-3 Letter of Credit Provider as follows:

1.  [                           ] is the Trustee under the Indenture.

2.  The Trustee is making a drawing under the Series 2005-3 Letter of Credit as required by Section 3.5[(c)(iv)][(d)(iii)] of the Series 2005-3 Supplement in an amount equal to $_________ (the “Unpaid Demand Note Disbursement”), which amount is equal to the lesser of (i) the product of the Series 2005-3 Letter of Credit Provider’s Pro Rata Share as of the date hereof and the Series 2005-3 Unpaid Demand Amount and (ii) the Letter of Credit Amount as in effect on the date of this certificate.

3.  Concurrently with the draw being demanded hereby, the undersigned is making a draw under each of the other Series 2005-3 Letters of Credit in an amount equal to the related other Series 2005-3 Letter of Credit Providers’ Pro Rata Share of the Series 2005-3 Unpaid Demand Amount.

4.  You are requested to deliver an amount equal to the Unpaid Demand Note Disbursement pursuant to the following instructions:

[Insert payment instructions for wire to the
Trustee and payment date]

Annex B Page 2

5.  The Trustee acknowledges that, pursuant to the terms of the Series 2005-3 Letter of Credit, upon the Series 2005-3 Letter of Credit Provider’s honoring in full the draw amount set forth in this certificate, the Letter of Credit Amount shall be automatically reduced by an amount equal to the amount paid by the Series 2005-3 Letter of Credit Providers in respect of such draw.

IN WITNESS WHEREOF, the Trustee has executed and delivered this certificate on this ____ day of ___________________, ________.

[________________________] as Trustee By: ________________________ Name: Title:

By: ________________________ Name: Title:

ANNEX C

CERTIFICATE OF TERMINATION DEMAND

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Certificate of Termination Demand under the Irrevocable Letter of Credit No. [   ] (the “Series 2005-3 Letter of Credit”; the terms defined therein and not otherwise defined herein being used herein as therein defined), dated as of __________ __, 200_, issued by ___________, as the Series 2005-3 Letter of Credit Provider, in favor of The Bank of New York, as the trustee (in such capacity, the “Trustee”), under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as Issuer, as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent (the “Indenture”).

The undersigned, a duly authorized officer of the Trustee, hereby certifies to the Series 2005-3 Letter of Credit Provider as follows:

1.  [                             ] is the Trustee under the Indenture.

2.  The Trustee is making a drawing under the Series 2005-3 Letter of Credit as required by Section 3.8[(b)][(c)] of the Series 2005-3 Supplement in an amount equal to $___________ (the “Termination Disbursement”), which amount is equal to the lesser of (i) the greater of (A) the excess, if any, of the Series 2005-3 Required Enhancement Amount over the Series 2005-3 Enhancement Amount, excluding the Letter of Credit Amount as in effect on the date of this certificate and (B) the excess, if any, of the Series 2005-3 Required Liquidity Amount over the Series 2005-3 Liquidity Amount, excluding the Letter of Credit Amount on the date of this certificate and (ii) the Letter of Credit Amount as in effect on the date of this certificate.

3.  You are requested to deliver an amount equal to the Termination Disbursement pursuant to the following instructions:

[Insert payment instructions for wire to the
Trustee and payment date]

Annex C Page 2

4.  The Trustee acknowledges that, pursuant to the terms of the Series 2005-3 Letter of Credit, upon the Series 2005-3 Letter of Credit Provider’s honoring in full the draw amount set forth in this certificate, the Letter of Credit Amount shall be automatically reduced by an amount equal to the amount paid by the Series 2005-3 Letter of Credit Providers in respect of such draw.

IN WITNESS WHEREOF, the Trustee has executed and delivered this certificate on this ____ day of ________________, ___.

[________________________] as Trustee By: ________________________ Name: Title:

By: ________________________ Name: Title:

ANNEX D

CERTIFICATE OF TERMINATION DATE DEMAND

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Certificate of Termination Date Demand under the Irrevocable Letter of Credit No. [  ] (the “Series 2005-3 Letter of Credit”; the terms defined therein and not other-wise defined herein being used herein as therein defined), dated as of __________ __, 200_, issued by _______________, as the Series 2005-3 Letter of Credit Provider, in favor of The Bank of New York, as the trustee (in such capacity, the “Trustee”), under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as Issuer, as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent (the “Indenture”).

The undersigned, a duly authorized officer of the Trustee, hereby certifies to the Series 2005-3 Letter of Credit Provider as follows:

1.  [                          ] is the Trustee under the Indenture.

2.  The Trustee is making a drawing under the Series 2005-3 Letter of Credit as required by Section 3.8(j) of the Series 2005-3 Supplement in an amount equal to $_________ (the “Termination Date Disbursement”), which amount is equal to the lesser of (i) the product of (A) the Series 2005-3 Letter of Credit Provider’s Pro Rata Share as of the date hereof and (B) the excess of the Series 2005-3 Demand Note Payment Amount over the Series 2005-3 Available Reserve Account Amount (prior to giving effect to any transfer to the Series 2005-3 Cash Collateral Account pursuant to Section 3.8(j) of the Series 2005-3 Supplement) on such date and (ii) the Letter of Credit Amount as in effect on the date of this certificate.

3.  Concurrently with the draw being demanded hereby, the undersigned is making a draw under each of the other Series 2005-3 Letters of Credit in an amount equal to the related other Series 2005-3 Letter of Credit Providers’ Pro Rata Share of the Series 2005-3 Demand Note Payment Amount.

4.  You are requested to deliver an amount equal to the Termination Date Disbursement pursuant to the following instructions:

[insert payment instructions for wire to the
Trustee and payment date]

Annex D Page 2

5.  The Trustee acknowledges that, pursuant to the terms of the Series 2005-3 Letter of Credit, upon the Series 2005-3 Letter of Credit Provider’s honoring in full the draw amount set forth in this certificate, the Letter of Credit Amount shall be automatically reduced to zero and the Series 2005-3 Letter of Credit shall terminate and be immediately returned to the Series 2005-3 Letter of Credit Provider.

IN WITNESS WHEREOF, the Trustee has executed and delivered this certificate on this ____ day of ________________, ___.

[________________________] as Trustee By: ________________________ Name: Title:

By: ________________________ Name: Title:

ANNEX E

CERTIFICATE OF REINSTATEMENT OF LETTER OF CREDIT AMOUNT

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Certificate of Reinstatement of Letter of Credit Amount under the Irrevocable Letter of Credit No. [  ] (the “Series 2005-3 Letter of Credit”; the terms defined therein and not otherwise defined herein being used herein as therein defined), dated as of __________ __, 200_, issued by _______________, as the Series 2005-3 Letter of Credit Provider, in favor of The Bank of New York, as the trustee (in such capacity, the “Trustee”), under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as Issuer, as supplemented by that certain Series 2005-3 Supplement thereto, dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent.

The undersigned, a duly authorized officer of Cendant Corporation (“Cendant”), hereby certifies to the Series 2005-3 Letter of Credit Provider as follows:

1.  As of the date of this certificate, the Series 2005-3 Letter of Credit Provider has been reimbursed by [ ] in the amount of $[] (the “Reimbursement Amount”) in respect of the [Lease Deficit Demand] [Unpaid Demand Note Demand] made on ____________, ____.

2.  Cendant hereby notifies you that, pursuant to the terms and conditions of the Series 2005-3 Letter of Credit, the Letter of Credit Amount of the Series 2005-3 Letter of Credit Provider is hereby reinstated in the amount of $[] (the “Reinstatement Amount”) [NOT TO EXCEED REIMBURSEMENT AMOUNT] so that the Letter of Credit Amount of the Series 2005-3 Letter of Credit Provider after taking into account such reinstatement is in an amount equal to $[] [NOT TO EXCEED MAXIMUM AMOUNT OF LETTER OF CREDIT PRIOR TO DRAWING].

3.  As of the date of this Certificate, no Event of Bankruptcy with respect to Cendant, any Lessee or any Permitted Sublessee has occurred and is continuing. “Event of Bankruptcy”, with respect to Cendant, any Lessee or any Permitted Sublessee, means (a) a case or other proceeding shall be commenced, without the appli-cation or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, seques-trator or the like for such Person or all or any substantial part of its assets, or any similar action with respect to such Person under

Annex E Page 2

any law relating to bankruptcy, insolv-ency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecu-tive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrange-ment, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors; or (c) the board of directors of such Person (if such Person is a corporation or similar entity) shall vote to implement any of the actions set forth in clause (b) above.

IN WITNESS WHEREOF, Cendant has executed and delivered this certificate on this ___ day of _____________, ___.

CENDANT CORPORATION By: ________________________ Name: Title:

Acknowledged and Agreed:

The undersigned hereby acknowledges receipt of the Reimbursement Amount (as defined above) in the amount set forth above and agrees for the benefit of the Trustee that the undersigned’s Letter of Credit Amount is in an amount equal to $__________ as of the date hereof after taking into account the reinstatement of the undersigned’s Letter of Credit Amount by an amount equal to the Reinstatement Amount.

[Series 2005-3 Letter of Credit Provider]

By: ________________________
Name:
Title:

ANNEX F

CERTIFICATE OF TERMINATION

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Certificate of Termination of Letter of Credit Amount under the Irrevocable Letter of Credit No. [  ] (the “Series 2005-3 Letter of Credit”; the terms defined therein and not otherwise defined herein being used herein as therein defined), dated as of __________ __, 200_, issued by _______________, as the Series 2005-3 Letter of Credit Provider, in favor of The Bank of New York, as the trustee (the “Trustee”) under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent (the “Indenture”).

The undersigned, duly authorized officers of the Trustee, hereby certify to the Series 2005-3 Letter of Credit Provider as follows:

1.  [                   ] is the Trustee under the Indenture.

2.  As of the date of this certificate, the Series 2005-3 Letter of Credit Termination Date has occurred under the Series 2005-3 Supplement.

3.  The Trustee hereby notifies the Series 2005-3 Letter of Credit Provider that as a result of the occurrence of the Series 2005-3 Letter of Credit Termination Date, the undersigned is returning the Series 2005-3 Letter of Credit Provider’s Series 2005-3 Letter of Credit to the Series 2005-3 Letter of Credit Provider.

Annex F Page 2

IN WITNESS WHEREOF, the Trustee has executed and delivered this certificate on this ____ day of_________________.

[________________________] as Trustee By: ________________________ Name: Title:

By: ________________________ Name: Title:

ANNEX G

INSTRUCTION TO TRANSFER

______________ __, ____

[Series 2005-3 Letter of Credit Provider]
[Address]

Attention: [  ]

Re: Irrevocable Letter of Credit No. [  ]

Ladies and Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

________________________________
(Name of Transferee]

________________________________
[Address]

all rights of the undersigned beneficiary to draw under the above-captioned Series 2005-3 Letter of Credit (the “Series 2005-3 Letter of Credit”) issued by the Series 2005-3 Letter of Credit Provider named therein in favor of the undersigned. The transferee has succeeded the under-signed as Trustee under that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the Trustee and Cendant Rental Car Funding (AESOP) LLC (formerly known as AESOP Funding II L.L.C.) (“CRCF”), as supplemented by that certain Series 2005-3 Supplement thereto, dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent.

By this transfer, all rights of the undersigned beneficiary in the Series 2005-3 Letter of Credit are transferred to the transferee and the transferee shall hereafter have the sole rights as beneficiary thereof; provided, however, that no rights shall be deemed to have been transferred to the transferee until such transfer complies with the requirements of the Series 2005-3 Letter of Credit pertaining to transfers.

Annex G Page 2

The Series 2005-3 Letter of Credit is returned herewith and in accordance therewith we ask that this transfer be effective and that the Series 2005-3 Letter of Credit Provider transfer the Series 2005-3 Letter of Credit to our transferee or that, if so requested by the transferee, the Series 2005-3 Letter of Credit Provider issue a new irrevocable letter of credit in favor of the transferee with provisions consistent with the Series 2005-3 Letter of Credit.

[________________________] as Trustee By: ________________________ Name: Title:

By: ________________________ Name: Title:

EXHIBIT F to Series 2005-3 Supplement

FORM OF LEASE PAYMENT DEFICIT NOTICE

[DATE]

The Bank of New York, as Trustee
c/o BNY Midwest Company
2 North LaSalle Street, 10th Floor
Chicago, IL 60602

Attn: Corporate Trust Officer

Reference is made to that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between The Bank of New York, as Trustee (in such capacity, the “Trustee”) and Cendant Rental Car Funding (AESOP) LLC (“CRCF”), as Issuer, as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent. Capitalized terms used herein and not defined herein have the meanings set forth in the Series 2005-3 Supplement.

Pursuant to Section 3.3(c) of the Series 2005-3 Supplement, Cendant Car Rental Group, Inc., in its capacity as Administrator under the Series 2005-3 Supplement and the Related Documents, hereby provides notice of a Series 2005-3 Lease Payment Deficit in the amount of $[   ].

CENDANT CAR RENTAL GROUP, INC.

By_____________________________
Name:
Title:

EXHIBIT G to Series 2005-3 Supplement

FORM OF DEMAND NOTICE

[DATE]

[Insert Demand Note Issuer]

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between Cendant Rental Car Funding (AESOP) LLC (“CRCF”), as Issuer, and The Bank of New York, as Trustee (in such capacity, the “Trustee”), as supplemented by that certain Series 2005-3 Supplement thereto (the “Series 2005-3 Supplement”), dated as of April 29, 2005, among CRCF, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent. Capitalized terms used herein and not defined herein have the meanings set forth in the Series 2005-3 Supplement.

Pursuant to Section 3.5[(c)(iii)][(d)(ii)] of the Series 2005-3 Supplement, the Trustee under the Series 2005-3 Supplement hereby makes a demand for payment on the Series 2005-3 Demand Notes in the amount of $[   ].

THE BANK OF NEW YORK, as Trustee

By_____________________________
Name:
Title:

EXHIBIT H to Series 2005-3 Supplement

[FORM OF TRANSFER SUPPLEMENT]

TRANSFER SUPPLEMENT, dated as of ____________, ____ among [NAME OF APA BANK] (the “Transferor”), each purchaser listed as an Acquiring APA Bank on the signature pages hereof (each, an “Acquiring APA Bank”), each Funding Agent with respect to each such Acquiring APA Bank listed in the signature pages hereof (each, a “Funding Agent”), Cendant Rental Car Funding (AESOP) LLC, a Delaware limited liability company (the “Company”) and Deutsche Bank AG, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and Cendant Car Rental Group, Inc., as Administrator (the “Administrator”).

W I T N E S S E T H:

WHEREAS, this Transfer Supplement is being executed and delivered in accordance with Section 11.1(c) of the Series 2005-3 Supplement, dated as of April 29, 2005 (as may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Series 2005-3 Supplement”; terms defined therein being used herein as therein defined), among the Company, the Administrator, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Administrative Agent and The Bank of New York, as trustee (in such capacity, the “Trustee”) and as Series 2005-3 Agent, to the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (as may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Base Indenture” and the Base Indenture as supplemented by the Series 2005-3 Supplement, the “Indenture”), between the Company and the Trustee;

WHEREAS, each Acquiring APA Bank (if it is not already an existing APA Bank) wishes to become an APA Bank party to the Series 2005-3 Supplement; and

WHEREAS, the Transferor is selling and assigning to each Acquiring APA Bank, rights, obligations and commitments under the Series 2005-3 Supplement and the Series 2005-3 Notes;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Upon the execution and delivery of this Transfer Supplement by each Acquiring APA Bank, each Funding Agent, the Transferor, the Company, the Administrator and the Administrative Agent (the date of such execution and delivery, the “Transfer Issuance Date”), each Acquiring APA Bank shall be an APA Bank party to the Series 2005-3 Supplement for all purposes thereof.

2.  The Transferor acknowledges receipt from each Acquiring APA Bank of an amount equal to the purchase price, as agreed between the Transferor and such Acquiring APA Bank (the “Purchase Price”), of the portion being purchased by such Acquiring APA Bank (such Acquiring APA Bank’s “Purchased Percentage”) of the Transferor’s Commitment under the Series 2005-3 Supplement [ADD IF APPLICABLE: and the Transferor’s Purchaser Group Invested Amount]. The Transferor hereby irrevocably sells, assigns and transfers to each

EXHIBIT H Page 2

Acquiring APA Bank, without recourse, representation or warranty, and each Acquiring APA Bank hereby irrevocably purchases, takes and assumes from the Transferor, such Acquiring APA Bank’s Purchased Percentage of the Transferor’s Commitment under the Series 2005-3 Supplement [ADD IF APPLICABLE: and the Transferor’s Purchaser Group Invested Amount].

3.  The Transferor has made arrangements with each Acquiring APA Bank with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor to such Acquiring APA Bank of any Commitment Fees heretofore received by the Transferor pursuant to the Series 2005-3 Supplement prior to the Transfer Issuance Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Acquiring APA Bank to the Transferor of Commitment Fees or Series 2005-3 Monthly Interest received by such Acquiring APA Bank pursuant to the Series 2005-3 Supplement from and after the Transfer Issuance Date.

4.  From and after the Transfer Issuance Date, amounts that would otherwise by payable to or for the account of the Transferor pursuant to the Series 2005-3 Supplement shall, instead, be payable to or for the account of the Transferor and the Acquiring APA Banks, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement, whether such amounts have accrued prior to the Transfer Issuance Date or accrue subsequent to the Transfer Issuance Date.

5.  Each of the parties to this Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

6.  By executing and delivering this Transfer Supplement, the Transferor and each Acquiring APA Bank confirm to and agree with each other and the APA Banks as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Series 2005-3 Supplement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Indenture, the Series 2005-3 Notes, the Related Documents or any instrument or document furnished pursuant thereto; (ii) the Transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of the Company’s obligations under the Indenture, the Related Documents or any other instrument or document furnished pursuant hereto; (iii) each Acquiring APA Bank confirms that it has received a copy of the Indenture and such other Related Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement; (iv) each Acquiring APA Bank will, independently and without reliance upon the Administrative Agent, the Transferor or any other Purchaser Group and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Indenture; (v) each Acquiring APA Bank appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Series 2005-3 Supplement as are delegated to the Administrative Agent by the

EXHIBIT H Page 3

terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article IX of the Series 2005-3 Supplement; (vi) each Acquiring APA Bank appoints and authorizes a Funding Agent to take such action as agent on its behalf and to exercise such powers under the Series 2005-3 Supplement as are delegated to such Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article X of the Series 2005-3 Supplement; (vii) each Acquiring APA Bank agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Indenture are required to be performed by it as an Acquiring APA Bank and (viii) each Acquiring APA Bank confirms that it is an Eligible Assignee.

7.  Schedule I hereto sets forth the revised Commitment Percentages of the Transferor and each Acquiring APA Bank as well as administrative information with respect to each Acquiring APA Bank and its Funding Agent.

8.  This Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT H Page 4

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers as of the date first set forth above.

[NAME OF SELLING APA BANK], as
Transferor

By:______________________________
Title:

[NAME OF ACQUIRING APA BANK], as
Acquiring APA Bank

By:______________________________
Title:

[NAME OF FUNDING AGENT FOR
ACQUIRING APA BANK], as
Funding Agent

By:______________________________
Title:

EXHIBIT H Page 5

CONSENTED AND ACKNOWLEDGED:

CENDANT RENTAL CAR FUNDING (AESOP) LLC

By: _______________________________
Title:

CENDANT CAR RENTAL GROUP, INC.,
as Administrator

By: _______________________________
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By: _______________________________
Title:

By: _______________________________
Title:

SCHEDULE I

LIST OF ADDRESSES FOR NOTICES
AND OF COMMITMENT PERCENTAGES

DEUTSCHE BANK AG, NEW YORK BRANCH, as
Administrative Agent

_________________________________

_________________________________
New York, New York

Attention:
Telecopier:

[TRANSFEROR]

Address:

Prior Commitment Percentage:

Revised Commitment Percentage:

Prior Purchaser Group Invested Amount:

Revised Purchaser Group Invested Amount:

[ACQUIRING APA BANK]	[FUNDING AGENT]
Address:	Address:

[Prior] Commitment Percentage:

[Revised Commitment Percentage:]

[Prior Purchaser Group Invested Amount]

[Revised] Purchaser Group Invested Amount:

EXHIBIT I to Series 2005-3 Supplement

[FORM OF PURCHASER GROUP SUPPLEMENT]

PURCHASER GROUP SUPPLEMENT, dated as of _____________, ____ among [NAME OF CP CONDUIT PURCHASER] and [NAME OF APA BANK] (collectively, the “Transferor Purchaser Group”), the CP Conduit Purchaser and the APA Bank or APA Banks listed on the signature pages hereof (collectively, the “Acquiring Purchaser Group”), the Funding Agent with respect to such Acquiring Purchaser Group listed in the signature pages hereof (each, a “Funding Agent”), CENDANT RENTAL CAR FUNDING (AESOP) LLC, a Delaware limited liability company (the “Company”), DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and CENDANT CAR RENTAL GROUP, INC., as Administrator (the “Administrator”).

W I T N E S S E T H:

WHEREAS, this Purchaser Group Supplement is being executed and delivered in accordance with Section 11.1(e) of the Series 2005-3 Supplement, dated as of April 29, 2005 (as may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Series 2005-3 Supplement”; terms defined therein being used herein as therein defined), among the Company, the Administrator, the CP Conduit Purchasers, the Funding Agents and the APA Banks from time to time parties thereto, the Administrative Agent and The Bank of New York, as trustee (in such capacity, the “Trustee”) and as Series 2005-3 Agent, to the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (as may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Base Indenture” and, the Base Indenture as supplemented by the Series 2005-3 Supplement, the “Indenture”), between the Company and the Trustee;

WHEREAS, the Acquiring Purchaser Group wishes to become a CP Conduit Purchaser and the APA Banks with respect to such CP Conduit Purchaser; and

WHEREAS, the Transferor Purchaser Group is selling and assigning to the Acquiring Purchaser Group its respective rights, obligations and commitments under the Series 2005-3 Supplement and the Series 2005-3 Notes;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Upon the execution and delivery of this Purchaser Group Supplement by the Acquiring Purchaser Group, the Funding Agent with respect thereto, the Transferor Purchaser Group, the Company, the Administrator and the Administrative Agent (the date of such execution and delivery, the “Transfer Issuance Date”), the CP Conduit Purchaser and the APA Banks with respect to such Acquiring Purchaser Group shall be parties to the Series 2005-3 Supplement for all purposes thereof.

EXHIBIT I Page 2

2.  The Transferor Purchaser Group acknowledges receipt from the Acquiring Purchaser Group of an amount equal to the purchase price, as agreed between the Transferor Purchaser Group and such Acquiring Purchaser Group (the “Purchase Price”), of the portion being purchased by such Acquiring Purchaser Group (such Acquiring Purchaser Group’s “Purchased Percentage”) of the Commitment Amount with respect to the APA Banks included in the Transferor Purchaser Group under the Series 2005-3 Supplement [ADD IF APPLICABLE: and the Transferor Purchaser Group’s Purchaser Group Invested Amount]. The Transferor Purchaser Group hereby irrevocably sells, assigns and transfers to the Acquiring Purchaser Group, without recourse, representation or warranty, and the Acquiring Purchaser Group hereby irrevocably purchases, takes and assumes from the Transferor Purchaser Group, such Acquiring Purchaser Group’s Purchased Percentage of the Commitment with respect to the APA Banks included in the Transferor Purchaser Group under the Series 2005-3 Supplement [ADD IF APPLICABLE: and the Transferor Purchaser Group’s Purchaser Group Invested Amount].

3.  The Transferor Purchaser Group has made arrangements with the Acquiring Purchaser Group with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor Purchaser Group to such Acquiring Purchaser Group of any Commitment Fees heretofore received by the Transferor Purchaser Group pursuant to the Series 2005-3 Supplement prior to the Transfer Issuance Date and (ii) the portion, if any, to be paid and the date or dates for payment, by such Acquiring Purchaser Group to the Transferor Purchaser Group of Commitment Fees or Series 2005-3 Monthly Interest received by such Acquiring Purchaser Group pursuant to the Series 2005-3 Supplement from and after the Transfer Issuance Date.

4.  From and after the Transfer Issuance Date, amounts that would otherwise by payable to or for the account of the Transferor Purchaser Group pursuant to the Series 2005-3 Supplement shall, instead, be payable to or for the account of the Transferor Purchaser Group and the Acquiring Purchaser Group, as the case may be, in accordance with their respective interests as reflected in this Purchaser Group Supplement, whether such amounts have accrued prior to the Transfer Issuance Date or accrue subsequent to the Transfer Issuance Date.

5.  Each of the parties to this Purchaser Group Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Purchaser Group Supplement.

6.  By executing and delivering this Purchaser Group Supplement, the Transferor Purchaser Group and the Acquiring Purchaser Group confirm to and agree with each other as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Purchaser Group makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Series 2005-3 Supplement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Indenture, the Series 2005-3 Notes, the Related Documents or any instrument or document furnished pursuant thereto; (ii) the Transferor Purchaser Group makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of the Company’s obligations under the

EXHIBIT I Page 3

Indenture, the Related Documents or any other instrument or document furnished pursuant hereto; (iii) the Acquiring Purchaser Group confirms that it has received a copy of the Indenture and such other Related Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Purchaser Group Supplement; (iv) the Acquiring Purchaser Group will, independently and without reliance upon the Administrative Agent, the Transferor Purchaser Group or any other Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Indenture; (v) the Acquiring Purchaser Group appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Series 2005-3 Supplement as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto, all in accordance with Article IX of the Series 2005-3 Supplement; (vi) each member of the Acquiring Purchaser Group appoints and authorizes the Funding Agent to take such action as agent on its behalf and to exercise such powers under the Series 2005-3 Supplement as are delegated to such Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article X of the Series 2005-3 Supplement; (vii) each member of the Acquiring Purchaser Group agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Indenture are required to be performed by it as a member of the Acquiring Purchaser Group and (viii) each member of the Acquiring Purchaser Group confirms that it is an Eligible Assignee.

7.  Schedule I hereto sets forth the revised Commitment Percentages of the Transferor Purchaser Group and each Acquiring Purchaser Group as well as administrative information with respect to the Acquiring Purchaser Group and its Funding Agent.

8.  This Purchaser Group Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT I Page 4

IN WITNESS WHEREOF, the parties hereto have caused this Purchaser Group Supplement to be executed by their respective duly authorized officers as of the date first set forth above.

[NAME OF SELLING CP CONDUIT
PURCHASER], as
Transferor Purchaser Group

By: ____________________________
Title:

[NAME OF SELLING APA BANK], as
Transferor Purchaser Group

By: ____________________________
Title:

[NAME OF ACQUIRING CP CONDUIT
PURCHASER], as
Acquiring Purchaser Group

[NAME OF ACQUIRING APA BANK],
as Acquiring Purchaser Group

By: ____________________________
Title:

[NAME OF FUNDING AGENT FOR
ACQUIRING PURCHASER GROUP], as Funding
Agent

By: ____________________________
Title:

EXHIBIT I Page 5

CONSENTED AND ACKNOWLEDGED:

CENDANT RENTAL CAR FUNDING (AESOP) LLC

By: ____________________________________
Title:

CENDANT CAR RENTAL GROUP, INC.,
as Administrator

By: ____________________________________
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By: ____________________________________
Title:

By: ____________________________________
Title:

EXHIBIT J to Series 2005-3 Supplement

FORM OF INTEREST RATE CAP AGREEMENT

FORM OF SCHEDULE

to the

Master Agreement

(Multicurrency-Cross Border)

dated as of

[_______]

between

[_______]

(“Party A”)

and

CENDANT RENTAL CAR FUNDING (AESOP) LLC, a limited liability company organized under the laws of Delaware
(“Party B”)

Part 1

Definitions

Reference is hereby made to that certain Second Amended and Restated Base Indenture (as the same may be amended from time to time, the “Base Indenture”), dated as of June 3, 2004, between Party B, as Issuer and The Bank of New York, as Trustee (in such capacity, the “Trustee”), and the Series 2005-3 Supplement to the Base Indenture (as the same may be amended from time to time, the “Series 2005-3 Supplement” and, together with the Base Indenture, the “Indenture”), dated as of April 29, 2005, among Party B, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent (the “Administrative Agent”), the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent. For the avoidance of doubt, references herein to a particular “Section” of this Agreement are references to the corresponding sections of the Master Agreement (the “Master Agreement”), dated the date hereof, between Party A and Party B, relating to the Series 2005-3 Notes. Any terms used herein which are not defined in the Master Agreement shall have the meaning given to them in the Base Indenture or the Series 2005-3 Supplement, as applicable. In the event of any inconsistency between the terms of the Master Agreement and the terms of the Base Indenture or the Series 2005-3 Supplement, as applicable, the terms of the Master Agreement shall govern. Any Transaction entered into hereunder shall constitute a Series 2005-3 Interest Rate Cap.

EXHIBIT J Page 2

Termination Provisions

In this Agreement:

(a)  “Specified Entity” means in relation to Party A for the purpose of:
Section 5(a)(v), Section 5(a)(vi), Section 5(a)(vii), Section 5(b)(ii), Section 5(b)(iv),	Not Applicable Not Applicable Not Applicable Not Applicable Not Applicable
 in relation to Party B for the purpose of:

Section 5(a)(v), Section 5(a)(vi), Section 5(a)(vii), Section 5(b)(ii), Section 5(b)(iv),	Not Applicable Not Applicable Not Applicable Not Applicable Not Applicable
(b)  “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)   The Events of Default specified under Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v) and 5(a)(vi) of the Agreement will not apply to Party B.

The “Cross-Default” provisions of Section 5(a)(vi) (as amended in Part 5 hereof) shall apply to Party A.

In connection therewith, “Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

“Threshold Amount” means, with respect to Party A, an amount equal to four percent of the Shareholders’ Equity of Party A.

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)   (i)   The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and Party B.

(ii)  The provisions of Sections 5(b)(ii) and 5(b)(iii) will not apply to Party B.

(e)   The “Automatic Early Termination” provision of Section 6(a) will not apply to either Party A or to Party B.

(f)   Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)   Market Quotation will apply.

EXHIBIT J Page 3

(ii)   The Second Method will apply.

(g)  “Termination Currency” means United States Dollars.

(h)  Additional Termination Event.

(i)   Amendments Made Without Consent of Party A. It shall be an Additional Termination Event if any amendment and/or supplement to the Indenture or any other Related Document is made without the prior written consent of Party A (such consent not to be unreasonably withheld), if such amendment and/or supplement would: (a) adversely affect any of Party A’s rights or obligations under this Agreement with respect to the receipt of payment(s); or (b) modify the obligations of, or impair the ability of, Party B to fully perform any of Party B’s payment obligations under this Agreement. In connection with such Additional Termination Event, Party B shall be the sole Affected Party.

(i)  Downgrade of Party A.

If Party A does not have at any time (i) a short-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “A-1” from Standard & Poor’s Ratings Service or any successor thereto (“Standard & Poor’s”) or a long-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “BBB+” from Standard & Poor’s and (ii) a short-term senior unsecured debt, deposit, credit, claims paying or other similar rating of “P-1” from Moody’s Investors Service, Inc. or any successor thereto (“Moody’s”) or a long-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “Baa1” from Moody’s, it shall be an Additional Termination Event if Party A fails at its own expense within 30 days to take one of the actions described in clauses (A), (B), (C) or (D) below:

(A)	obtain a replacement interest rate cap agreement on substantially the same terms as the Transaction which this Agreement governs from a Qualified Interest Rate Cap Counterparty (as defined below); or

(B)
collateralize its obligations with Permitted Investments (as defined in the Base Indenture) under the Transaction which this Agreement governs pursuant to a Credit Support Annex in an amount equal to the greater of (A) zero and (B) the sum of (1) Party B’s marked-to-market value of the Transaction which this Agreement governs (calculated in accordance with the Standard & Poor’s Hedge Marking Procedures (defined below)) and (2) the product of the Volatility Buffer Percentage (as defined below) and the then current Notional Amount of the Transaction which this Agreement governs and provide an opinion of counsel, subject to customary assumptions and qualifications, stating in substance that in the event of a bankruptcy, insolvency, or receivership of Party A, Party B would not be prohibited from enforcing Party A’s obligations against the collateral; provided, that if at any time Party A does not have a long-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “BBB+” from Standard & Poor’s) and of at least “Baa1” from Moody’s, Party A must take one of the actions described in clauses (A), (C) or (D) of this Part I, paragraph (i) and clause (B) of this Part I, paragraph (i) shall no longer be available;

(C)
obtain a guaranty from, or contingent agreement of, another person who qualifies as a Qualified Interest Rate Cap Counterparty to honor Party A’s obligations hereunder in form and substance satisfactory (in the exercise of its reasonable judgment) to the Required Noteholders; or

EXHIBIT J Page 4

(D)	enter into any other arrangement which is sufficient to maintain or restore the immediately prior rating;

provided, however, that no termination of any Transaction shall occur pursuant to clause (A) or (D) until Party B has entered into a replacement interest rate cap agreement with a Qualified Interest Rate Cap Counterparty (as defined below).

In connection with such Additional Termination Event, Party A shall be the sole Affected Party.

“Qualified Interest Rate Cap Counterparty” means a counterparty to a Series 2005-3 Interest Rate Cap that is a bank or other financial institution, which has, or which has all of its obligations under its Series 2005-3 Interest Rate Cap guaranteed by a Person that has, (i) a short-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of at least “A-1”, or if such bank or financial institution or Person does not have a short-term senior, unsecured debt rating, then a long-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of at least “A+”, in each case, from Standard & Poor’s and (ii) a short-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of “P-1”, or if such bank or financial institution or Person does not have a short-term senior, unsecured debt rating, then a long-term senior, unsecured debt, deposit, claims paying or credit (as the case may be) rating of at least “A1”, in each case, from Moody’s.

“Standard & Poor’s Hedge Marking Procedures” means marking-to-market the collateral posted by Party A once a week using Party A’s internal mark-to-market valuations; provided, that the marked-to-market value of the collateral must be verified monthly by an independent mark which shall be equal to the higher of two bids received from Qualified Interest Rate Cap Counterparties capable of replacing the Transaction which this Agreement governs; provided, further, such independent mark may not have a verifying mark from the same third-party Qualified Interest Rate Cap Counterparty more than 4 times in any 12 month period.

“Volatility Buffer Percentage” means (i) for so long as Party A has a short-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “A-2” from Standard & Poor’s, 3.25%, (ii) for so long as Party A has a short-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “A-3” from Standard & Poor’s, 4.00%, and (iii) for so long as Party A has a long-term senior unsecured debt, deposit, credit, claims paying or other similar rating of at least “BB+” or lower from Standard & Poor’s, 4.50%.

Party A agrees that if Party B has a right to designate an Early Termination Date pursuant to this Part I, paragraph (i), then, upon the request of Party B, Party A shall use reasonable efforts to procure a replacement interest rate cap at its own expense (and at no expense to Party B) with a cap counterparty that is a Qualified Interest Rate Cap Counterparty on substantially the same terms as this Agreement, or else with such amendments to the terms of this Agreement as have been approved by Party B (in the exercise of its reasonable judgment). If a replacement interest rate cap counterparty assumes the obligations hereunder or a replacement interest rate cap is obtained at the expense of Party A, no payments other than Unpaid Amounts shall be made by either Party A or Party B pursuant to Section 6(e) of this Agreement.

EXHIBIT J Page 5

(j)  No Suspension of Payments.

Notwithstanding Section 2(a)(iii) of this Agreement, Party A shall not suspend any payments due under Section 2(a)(iii) of this Agreement unless an Early Termination Date in respect of the relevant Transaction has occurred or has been designated.

Part 2
Tax Representations

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the following representations:

(i)	The following representation applies to Party A: Party A is [_________________].

(ii)	The following representation applies to Party B: Party B is a limited liability company organized under the laws of Delaware.

Part 3

Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents as applicable:

(a)  Tax forms, documents or certificates to be delivered are:

Party Required to deliver Document	Form/Document/Certificate	Date by which to be Delivered
Party A and Party B.	An executed U.S. Internal Revenue Service Form W -9 or W-8EC1, as applicable, (or any successor thereto).
(i) Before the first Payment Date under this Agreement, (ii) promptly upon reasonable demand and (iii) promptly upon learning that any such form previously provided to Party A has become obsolete or incorrect.

EXHIBIT J Page 6

(b)  Other documents to be delivered are:

Party Required to deliver Document	Form/Document/ Certificate	Date by which to be Delivered	Covered by Section 3(d) Representation
Party B.	Credit Support Document, if any, specified in Part 4 of this Schedule, such Credit Support Document being duly executed if required.	Concurrently with the execution of this Agreement (or, in the case of the Series 2005-3 Supplement, upon execution).	Yes.
Party B.	Copy of each report delivered under the Indenture.	Upon availability.	Yes.
Party A/Party B.
Copy of any form or document reasonably requested by the other party, including, without limitation, any form or document required to enable such other party to make payments hereunder without withholding for or on account of any Tax or with such withholding at a reduced rate.

		As soon as practicable following request.	No.

Part 4
Miscellaneous

(a)   Addresses for Notices: For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

[_______________________]

[_______________________]
[_______________________]
Attention: [_______________________]

Facsimile No.: [______________]
Telephone No.: [______________]

(For all purposes).

with a copy to:

[_______________________]
[_______________________]
[_______________________]

EXHIBIT J Page 7

Address for notices or communications to Party B:

Cendant Car Rental Group, Inc.,
1 Campus Drive
Parsippany, NJ 07054
Attention: Treasury Operations

Facsimile No.: 973-496-5852
Telephone No.: 973-496-2795

with a copy to:

[_______________________]
[_______________________]
[_______________________]

(For all purposes).

(b)  Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not Applicable.

Party B appoints as its Process Agent: Not Applicable.

(c)  Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)     Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is [not] a Multibranch Party and for the purposes of this Agreement.

Party B is not a Multibranch Party.

(e)   Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction, and unless an Event of Default has occurred (and is continuing) with respect to Party A, in which case a third party shall be appointed by Party A with consent of Party B (such consent not be unreasonably withheld or delayed).

(f)   Credit Support Document. Details of any Credit Support Document:

Party A: Not Applicable; provided, however, that in the event Party A executes a Credit Support Annex (as contemplated in Part 1(i) hereof), such Credit Support Annex shall be a Credit Support Document once attached hereto and made a part hereof.

Party B: Not Applicable.

(g)  Credit Support Provider.

Credit Support Provider means in relation to Party A, [Not Applicable].

Credit Support Provider means in relation to Party B, Not Applicable.

EXHIBIT J Page 8

(h)   Governing Law. This Agreement, each Credit Support Document (if any) and each Transaction will be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws provisions (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(i)   Netting of Payments. The election in the last paragraph of Section 2(c) of this Agreement shall not apply. Accordingly, there shall be no multi-Transaction netting.

(j)   “Affiliate” will have the meaning specified in Section 14 of this Agreement.

Part 5
Other Provisions

(1)	Representations. Section 3(a)(iii) is hereby amended by inserting the words “or investment policies, or guidelines, procedures, or restrictions,” immediately following the word “documents.”

(2)	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period:

“or, in the case of financial statements, a fair presentation of the financial condition of the relevant party.”

(3)	Additional Representations. For purposes of Section 3, the following shall be added, immediately following paragraph (f) thereto:

(g)   It is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act, as amended.

(h)   It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

In addition, the parties each represent that:

(i)  Non-Reliance. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that it is acting for its own account, and has made its own independent decisions to enter into this Agreement and any Transaction hereunder and as to whether this Agreement and any Transaction hereunder is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement or any Transaction hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement and any Transaction hereunder shall not be considered investment advice or a recommendation to enter into this Agreement or any Transaction hereunder. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction hereunder.

(4)  Method of Notice. Section 12(a)(ii) of this Agreement is deleted in its entirety.

EXHIBIT J Page 9

(5)   Set-off. Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, as a result of an Event of Default or Additional Termination Event or otherwise, all payments under this Agreement will be made without setoff or counterclaim.

(6)   Escrow. If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may, at its option and in its sole discretion, notify the other party that payments on that date are to be made in escrow. In this case, deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party (and reasonably acceptable to the notified party), accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it in escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason, other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(7)   Consent to Recording. The parties agree that each may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement and that any such recordings may be submitted in evidence in any Proceedings relating to the Agreement.

(8)   Waiver of Jury Trial. Each Party hereby irrevocably waives any and all right to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or any Transaction contemplated hereunder.

(9)  Additional Acknowledgments and Agreements of the Parties.

(a)
Consent by Party A to Amendments to Certain Documents. Before any amendment or supplement is made to the Indenture and/or any other Related Document, which would adversely affect any of Party A’s rights or obligations under this Agreement or modify the obligations of, or impair the ability of Party B to fully perform any of Party B’s obligations under, this Agreement, Party B shall provide Party A with a copy of the proposed amendment or supplement and shall obtain the written consent of Party A (which consent shall not be unreasonably withheld) to such amendment or supplement prior to its adoption. For the avoidance of doubt any Related Document may be amended, supplemented or otherwise modified in accordance with the terms thereof without the consent of Party A to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision therein or any of the other Related Documents with respect to matters or questions arising thereunder which shall not be materially inconsistent with the provisions thereof, provided that such actions shall not adversely affect in any respects the interests of Party A.

EXHIBIT J Page 10

(10)   Notices to Series 2005-3 Noteholders. Party B shall provide Party A with copies of all notices given to the Series 2005-3 Noteholders, and upon request, shall provide Party A with any other notices which could be requested by the Series 2005-3 Noteholders.

(11)  Further Representations of Party B:

(a)	Party B is a limited liability company validly existing under the laws of Delaware.

(b)
As of the Series 2005-3 Closing Date (as defined in the Series 2005-3 Supplement), all conditions precedent to the issuance of the Series 2005-3 Notes under the Indenture have been satisfied or waived.

(c)	Each of the Related Documents to which it is a party has been duly authorized, executed and delivered by it.

(d)
Assuming the due authorization, execution and delivery thereof by the other parties thereto, each of the Indenture and the other Related Documents to which Party B is a party constitutes the legal, valid and binding obligations of Party B, enforceable against Party B in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws or legal principles affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(e)
The Indenture and the other Related Documents to which Party B is a party are in full force and effect on the date hereof and there have been no amendments or waivers or modifications of any of the terms thereof since the original execution and delivery of the Indenture and the other Related Documents to which Party B is a party, except such as may have been delivered to Party B.

(f)
To the best of its knowledge, no event of default (or event which would, with the passage of time or the giving of notice, constitute an event of default) has occurred and is continuing under any of the Related Documents to which Party B is a party.

(12)   Transfer. Each party hereby acknowledges and agrees that Party B has agreed to assign, as security, all of its rights hereunder to The Bank of New York, as Trustee under the Series 2005-3 Supplement.

(13)   Non-Petition. Party A hereby agrees that it will not, prior to the date which is one year and one day after all Notes (as such term is defined in the Indenture) issued by Party B pursuant to the Indenture have been paid in full, acquiesce, petition or otherwise invoke or cause Party B, AESOP Leasing L.P., AESOP Leasing Corp. II, AESOP Exchange Corporation, AESOP Leasing Corp., PV Holding Corp. or Quartx Fleet Management Inc. to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Party B, AESOP Leasing L.P., AESOP Leasing Corp. II, AESOP Exchange Corporation, AESOP Leasing Corp., PV Holding Corp. or Quartx Fleet Management Inc. under any federal or state bankruptcy, insolvency or similar law or for the purpose of appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Party B, AESOP Leasing L.P., AESOP Leasing Corp. II, AESOP Exchange Corporation, AESOP Leasing Corp., PV Holding Corp. or Quartx Fleet Management Inc. or any substantial part of the property of Party B, AESOP Leasing L.P., AESOP Leasing Corp. II, AESOP Exchange Corporation, AESOP Leasing Corp., PV Holding Corp. or Quartx Fleet Management Inc. or for the purpose of ordering the winding up or

EXHIBIT J Page 11

liquidation of the affairs of Party B, AESOP Leasing L.P., AESOP Leasing Corp. II, AESOP Exchange Corporation, AESOP Leasing Corp., PV Holding Corp. or Quartx Fleet Management Inc. Nothing herein shall prevent Party A from participating in any such proceeding once commenced. This provision shall survive the termination of this Agreement.

(14)   Limited Recourse. The obligations of Party B under this Agreement are limited recourse obligations of Party B, payable solely from the Collateral (as such term is defined in the Indenture), subject to and in accordance with the terms of the Indenture, and, following realization of the Collateral, any claims of Party A against Party B shall be extinguished. It is understood that the foregoing provisions shall not (i) prevent recourse to the Collateral or the sums due or to become due under any security, instrument or agreement which is part of the Collateral (subject to the priority of payments set forth in the Indenture) or (ii) constitute a waiver, release or discharge of any obligation of Party B arising under this Agreement until the Collateral have been realized and the proceeds applied in accordance with the Indenture, whereupon any outstanding obligation of Party B under this Agreement shall be extinguished. Notwithstanding the foregoing (or anything to the contrary in this Agreement), Party B shall be liable for its own negligence, willful misconduct, bad faith and/or fraud.

(15)   Master Agreement. The parties hereto intend that this Agreement shall be a “master agreement” for purposes of 11 U.S.C. § 101(53B) and 12 U.S.C. § 1821(e)(8)(D).

(16)   Granting Clauses. Party A consents to the pledge to the Trustee by Party B of Party B’s rights hereunder pursuant to the “granting clauses” set forth in the Indenture.

(17)   Notices. Each of Party A and Party B acknowledges and agrees that a copy of each written default and/or termination notice sent to the other party hereto with respect to this Agreement shall be sent to the Administrative Agent at its address as set forth herein.

(18)   Delivery. Party A agrees to deliver to Party B and the Administrative Agent (which may include by facsimile and/or electronic mail) an executed copy of this Agreement (including the Schedule hereto) and each Transaction confirmation that forms a part of this Agreement as soon as practicable following execution of same by all applicable parties (but in no event more than three Business Days following such execution). Each of Party A and Party B acknowledges and agrees that failure by Party A to comply with the foregoing shall not constitute a default (howsoever defined) under this Agreement.

(19)   Cross Default. Section 5(a)(vi) of this Agreement is hereby amended by adding the following after the semicolon at the end thereof:

“provided, however, that notwithstanding the foregoing (but subject to any provision to the contrary contained in any such agreement or instrument), an Event of Default shall not occur under either (1) or (2) above if the default, event of default or other similar condition or event referred to in (1) or the failure to pay referred to in (2) is caused not (even in part) by the unavailability of funds but is caused solely due to a technical or administrative error which has been remedied within three Business Days after notice of such failure is given to the party.”

(20)  Additional Representations.

(a)
Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that it is capable of evaluating and understanding (on its

EXHIBIT J Page 12

own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(b)	For purposes of Section 3, the following shall be added immediately following the final paragraph thereof:

(j)
It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(21)   No Gross Up. Neither party will be required to pay additional amounts in respect of any Indemnifiable Tax or be under any obligations to pay to the other party any amount in respect of any liability of such other party for or on account of any Tax and Section 2(d)(i)(4) of this Agreement shall be construed accordingly.

(22)   USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(23) Limited Transactions. Party A and Party B each agrees and acknowledges that the only Transaction that is or will be governed by this Agreement is the Transaction evidenced by the one Confirmation dated on or about the date hereof (it being understood that, in the event such Confirmation shall be amended (in any respect), such amendment shall not constitute (for purposes of this paragraph) a separate Transaction or a separate Confirmation).

[remainder of page intentionally left blank]Accepted and Agreed:

EXHIBIT J Page 13

[_______________________] By: ______________________________ Name: Title: Date:	CENDANT RENTAL CAR FUNDING (AESOP) LLC By: ________________________________ Name: Title: Date:

EXHIBIT J Page 14

Floating Rate Rental Car Asset Backed Notes
Series 2005-3

FORM OF CONFIRMATION FOR U.S. DOLLAR INTEREST RATE CAP TRANSACTION
UNDER 1992 MASTER AGREEMENT

TO: CENDANT RENTAL CAR FUNDING (AESOP) LLC (“Party B”)
c/o Cendant Car Rental Group Inc., as Administrator
1 Campus Drive
Parsippany, NJ 07054
Attn: Robert Canone, Treasury Operations

tel.: (973) 496-2795
fax: (973) 496-5852

FROM:	[________________________] (“Party A”)
[________________________]
[________________________]
Attention:
    [________________________]
Facsimile No.:   [________________________]
Telephone No.: [________________________]

DATE:  [______________]

Our Reference Numbers: [_____________]

The purpose of this letter agreement is to confirm the terms and conditions of the Cap Transaction entered into between us on the Trade Date specified below (the “Cap Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below.

1.  The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation. Certain of the defined terms used herein shall have the meanings set forth in the Second Amended and Restated Base Indenture (as the same may be amended from time to time, the “Base Indenture”), dated as of June 3, 2004, between Party B and The Bank of New York, as Trustee (in such capacity, the “Trustee”), or the Series 2005-3 Supplement (as the same may be amended from time to time, the “Series 2005-3 Supplement” and, together with the Base Indenture, the “Indenture”) to the Base Indenture, dated as of April 29, 2005, among Party B, as Issuer, Cendant Car Rental Group, Inc., as Administrator, Deutsche Bank AG, New York Branch, as Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the APA Banks named therein, the Trustee and The Bank of New York, as Series 2005-3 Agent. In the event of any inconsistency between the terms of this Confirmation and the terms of the Definitions, the Base Indenture or the Series 2005-3 Supplement as applicable, the terms of this Confirmation shall govern. Each party represents and warrants to the other that (a) it is duly authorized to enter into this Cap Transaction and to perform its obligations hereunder, (b) the Cap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

EXHIBIT J Page 15

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between us and you dated [__________], relating to the Series 2005-3 Notes (the “Agreement”). This Confirmation shall supplement, form part of, and be subject to that Agreement, and all provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below.

In the event of any inconsistency between the provisions of the Agreement and this Confirmation, the terms of the Confirmation will prevail for the purposes of this Cap Transaction.

2.  The terms of the particular Cap Transaction to which this Confirmation relates are as follows:

Trade Date:	[_________]
Effective Date:	[_________]
Termination Date:	[_________], subject to the Modified Following Business Day Convention.
Calculation Periods:
For each Distribution Date, the period from and including the immediately preceding Distribution Date to, but excluding, such Distribution Date without regard to any Business Day adjustment in respect of Distribution Dates, during the Term of this Cap Transaction, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final Calculation Period will end on, but exclude, the Termination Date.

Floating Rate Calculation Periods correspond to the “Series 2005-3 Interest Periods” under the Series 2005-3 Supplement.
Notional Amount:	$[_________]
Fixed Amounts:
Fixed Rate Payer:	Party B
Fixed Rate Payer Distribution Date:	[_________]
Fixed Rate Payer Payment Amount:	$[_________]
Floating Amounts:
Floating Rate Payer:	Party A
Floating Rate Payer Distribution Dates:	The 20th day of each calendar month, commencing [____], subject to the Modified Following Business Day Convention, corresponding to “Distribution Dates” under the Indenture.

EXHIBIT J Page 16

Floating Rate:	USD-LIBOR-BBA (set two London Banking Days prior to the first day of each Calculation Period).
Designated Maturity:	One month.
Initial Floating Rate	$[_________]
Cap Rate	8.0%
Floating Rate Day Count Fraction:	Actual/360
Floating Rate Payer Payment Amounts:
For each Floating Rate Payer Payment Date in respect of a Floating Rate Calculation Period, the product of (a) the excess of the Floating Rate over the 8.0% Cap Rate, (b) the Floating Rate Day Count Fraction, and (c) the Notional Amount.

Reset Dates:
On each Floating Rate Payer Payment Date beginning with the December 20, 2005 Floating Rate Payer Distribution Date, the Floating Rate (as determined two London Banking Days prior to each such Floating Rate Payer Distribution Date) will reset for the Floating Rate Calculation Period commencing on each such Floating Rate Payer Distribution Date.

Compounding:	Inapplicable
Business Days:	Any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York, or Chicago, Illinois.
Business Day Convention:	Modified Following (in respect of Distribution Dates and Floating Rate Calculation Period End Dates only).
Calculation Agent:	Party A.

3.  Market Quotation.

Notwithstanding the definition of “Market Quotation” in the Agreement, for purposes of determining Market Quotations in respect of this Transaction, Market Quotation shall mean a quotation from a Dealer (as defined herein) acceptable to Party A, in the exercise of its reasonable judgment (it being understood that, as applicable, Party A will first use reasonable efforts to seek quotations from Dealers other than Party A), of the amount, if any, that such Dealer would demand to receive or would offer to pay in consideration of such Dealer entering into an agreement with the Requesting Party (as defined herein), with such documentation as the Dealer and the Requesting Party may in good faith agree, which would have the effect of preserving for the Requesting Party the economic equivalent of the parties’ rights and obligations under the Agreement; provided that, any such quotation shall not constitute a Market Quotation hereunder unless the Dealer shall have submitted, in connection with such quotation, a Dealer Certification (as defined herein).

EXHIBIT J Page 17

If at least one Market Quotation from a Dealer other than Party A is provided, the Requesting Party shall then have the option to either: (i) accept the arithmetic mean of the Market Quotations (“Option One”); or (ii) require the party to the Agreement that is not the Requesting Party (the “Non-Requesting Party”) to assign, at the cost of the Non-Requesting Party, its rights and obligations under the Agreement to one of the Dealers providing Market Quotations (“Option Two”); provided that (a) such assignment must be pursuant to documentation that is reasonably acceptable to the Requesting Party, and (b) the Requesting Party must receive such opinions and assurances as it reasonably requests in connection with such assignment. Notwithstanding the foregoing, in the event that the Requesting Party is Party B, then the Requesting Party shall not have the option set forth in the preceding sentence, but rather, shall be required to accept Option One; provided, however, that if Option One is unavailable, then the Requesting Party shall be required to accept Option Two.

In the event that no other Market Quotations are obtained, Party A may be the sole source of Market Quotations, so long as its calculations are made in a commercially reasonable manner on the basis of a hypothetical transaction of like terms.

For purposes of this Section:

“Dealer” means a leading dealer in the relevant markets (and will include Party A).

“Dealer Certification” means a certificate, executed by a Dealer, representing that: (i) the Dealer is qualified and authorized to enter into an assignment of the Agreement; (ii) the Dealer has reviewed the terms of the Agreement in full and has provided a bid on the basis of such terms; and (iii) upon the request of the Requesting Party, the Dealer will accept an assignment of the Non-Requesting Party’s rights and obligations under the Agreement in exchange for or by payment of the amount of its bid.

“Requesting Party” means: (i) Party B in the case of an Event of Default where Party A is the Defaulting Party or a Termination Event where Party A is the Affected Party; and (ii) Party A in the case of an Event of Default where Party B is the Defaulting Party or a Termination Event where Party B is the Affected Party.

4.  Account Details.

Payments to Party A:

Name: [___________]
ABA#: [___________]
G/L: [___________]
Attn.: [___________]

Payments to Party B:

Name: The Bank of New York
City: New York, New York
ABA#: 021 000 018
GLA# 111-565
TAS#  156364
Ref:  Cendant Rental Car Funding (AESOP) LLC
Attn:  Marian Onischak—312-827-8569

EXHIBIT J Page 18
Further Credit to Cendant Rental Car Funding (AESOP) LLC Series 2005-3 Collection Account

Party A agrees to make all payments hereunder (as applicable) by wire transfer to the above-referenced account.

EXHIBIT J Page 19

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by either returning this Confirmation in person or via telecopier to [___________]. Failure to respond within such period shall not affect the validity or enforceability of this Cap Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Yours sincerely,

[____________]

By:________________________

Name:
Title:

Confirmed as of the date above:

CENDANT RENTAL CAR FUNDING (AESOP) LLC

By:________________________

Name:
Title:

Yours sincerely

[_________]

By:________________________
Name:
Title:

Accepted and confirmed as of the date first written:

CENDANT RENTAL CAR FUNDING (AESOP) LLC

By:________________________
Name:
Title:

ENDORSEMENT

Pay to the Order of ________________________________________, without recourse

CENDANT RENTAL CAR FUNDING (AESOP)
LLC

By: ________________________
Name:
Title: